                                                               EXECUTION VERSION

                                MERGER AGREEMENT

                          DATED AS OF OCTOBER 24, 2003

                                      AMONG

                          LGF ACQUISITION CORPORATION,

                         LIONS GATE ENTERTAINMENT CORP.,

                                       AND

                                FILM HOLDINGS CO.

                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS...............................................................................      1

         1.1      Certain Defined Terms.............................................................      1
         1.2      Index of Other Defined Terms......................................................     15

ARTICLE II MERGER...................................................................................     17

         2.1      The Merger........................................................................     17
         2.2      Effective Time....................................................................     18
         2.3      Effects of the Merger.............................................................     18
         2.4      Certificate of Incorporation and Bylaws...........................................     18
         2.5      Directors and Officers............................................................     18
         2.6      Conversion of Shares and Options..................................................     18
         2.7      Conversion of Acquisition Company's Capital Stock.................................     20
         2.8      Paying Agent......................................................................     20
         2.9      Dissenting Shares.................................................................     20
         2.10     No Further Transfer of Shares.....................................................     21

ARTICLE III SIGNING AND CLOSING; POST-CLOSING DISTRIBUTIONS.........................................     21

         3.1      Written Consent of Stockholders...................................................     21
         3.2      Closing...........................................................................     21
         3.3      Exchange of Shares and Options....................................................     23
         3.4      Post-Closing Distributions........................................................     25

ARTICLE IV COMPANY REPRESENTATIONS AND WARRANTIES...................................................     27

         4.1      Organization, Good Standing and Qualification.....................................     28
         4.2      Capitalization....................................................................     28
         4.3      Valid Issuances of Capital Stock..................................................     29
         4.4      Subsidiaries......................................................................     29
         4.5      Power and Due Authorization, etc. ................................................     30
         4.6      Indebtedness......................................................................     31
         4.7      Title to Properties and Assets....................................................     31
         4.8      Other Intellectual Property Rights................................................     32
         4.9      Library Films; Library Film Materials.............................................     33
         4.10     Films In Progress and Development Projects........................................     35
         4.11     Material Contracts and Obligations................................................     37
         4.12     Litigation........................................................................     40
         4.13     Government Approvals..............................................................     40
         4.14     Compliance with Other Instruments.................................................     40
         4.15     Advisory Fees; Change of Control Payments; Closing Deduct Amount..................     41
         4.16     Insurance.........................................................................     41
         4.17     Financial Statements..............................................................     41
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                                      -i-
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         4.18     Certain Actions; Events...........................................................     42
         4.19     Permits...........................................................................     42
         4.20     Compliance with Applicable Laws...................................................     42
         4.21     Employment Agreements; Change in Control; and Employee Benefits...................     42
         4.22     Tax Matters.......................................................................     45
         4.23     Labor Agreements and Actions......................................................     48
         4.24     Environmental Compliance..........................................................     49
         4.25     Interested Party Transactions.....................................................     49
         4.26     Fictitious Names..................................................................     49
         4.27     AFI...............................................................................     49
         4.28     Receivables.......................................................................     49
         4.29     Unlawful Contributions............................................................     50
         4.30     No Material Adverse Effect........................................................     50
         4.31     Budgets for DD2 and The Punisher..................................................     50
         4.32     Limitation of Representations and Warranties......................................     50

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE ACQUISITION COMPANY...................     50

         5.1      Organization, Good Standing and Qualification.....................................     51
         5.2      Corporate Authorization...........................................................     51
         5.3      Governmental Authorization........................................................     52
         5.4      Compliance with Other Instruments.................................................     52
         5.5      Broker Fees.......................................................................     52
         5.6      Litigation........................................................................     52
         5.7      Financing.........................................................................     52
         5.8      Investment Canada Act.............................................................     52
         5.9      No Knowledge of Breach............................................................     52

ARTICLE VI COVENANTS OF THE COMPANY.................................................................     53

         6.1      Conduct of the Business...........................................................     53
         6.2      Deletion Policy...................................................................     57
         6.3      Conversion of Class L Common......................................................     57

ARTICLE VII DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION......................................     57

ARTICLE VIII COVENANTS OF ALL PARTIES...............................................................     59

         8.1      Confidentiality...................................................................     59
         8.2      Further Assurances................................................................     59
         8.3      Certain Filings...................................................................     60
         8.4      Public Announcements..............................................................     61
         8.5      Cash Flow Insurance Claims........................................................     62
         8.6      Notification of Certain Matters...................................................     63
         8.7      Tax Matters.......................................................................     63
         8.8      No Solicitation...................................................................     64
         8.9      Affiliated Transactions...........................................................     66
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                                      -ii-
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         8.10     Contact with Employees, Customers and Suppliers...................................     66
         8.11     Lab Access........................................................................     66
         8.12     Production and Distribution of The Punisher and Havana Nights: Dirty Dancing 2....     66
         8.13     Box Office Contingent Payments....................................................     67
         8.14     Public Offering, etc..............................................................     68

ARTICLE IX CONDITIONS TO CLOSING....................................................................     69

         9.1      Conditions to Obligation of the Buyer and the Acquisition Company.................     69
         9.2      Conditions to Obligation of the Company...........................................     70

ARTICLE X INDEMNIFICATION...........................................................................     71

         10.1     Agreement to Indemnify............................................................     71
         10.2     Survival of Representations, Warranties and Covenants.............................     76
         10.3     Claims for Indemnification........................................................     77
         10.4     Defense of Claims.................................................................     77
         10.5     Tax Indemnity.....................................................................     78
         10.6     Nature of Payments................................................................     80

ARTICLE XI TERMINATION..............................................................................     80

         11.1     Grounds for Termination...........................................................     80
         11.2     Effect of Termination.............................................................     81

ARTICLE XII MISCELLANEOUS...........................................................................     83

         12.1     Governing Law; Forum..............................................................     83
         12.2     Litigation Support; Records.......................................................     83
         12.3     Successors and Assigns............................................................     83
         12.4     Entire Agreement..................................................................     84
         12.5     Notices...........................................................................     84
         12.6     Amendments........................................................................     85
         12.7     Waivers...........................................................................     86
         12.8     Fees and Expenses.................................................................     86
         12.9     Titles and Subtitles..............................................................     86
         12.10    Counterparts......................................................................     86
         12.11    Severability......................................................................     86
         12.12    Construction......................................................................     86
         12.13    Third Party Beneficiaries.........................................................     87
         12.14    Waiver of Trial By Jury; Equitable Relief.........................................     87
         12.15    Further Assurances................................................................     88
         12.16    Dispute Resolution................................................................     88
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                                     -iii-

                                  EXHIBIT INDEX

EXHIBIT A      Certificate of Incorporation of the Surviving Corporation

EXHIBIT B      Merger Certificate

EXHIBIT C      Escrow Agreement

EXHIBIT D      Cash Flow Insurance Claims Escrow Agreement

EXHIBIT E      Letter of Transmittal

EXHIBIT F      Option Cancellation Acknowledgment

EXHIBIT G      Disclosure Schedule

EXHIBIT H      Buyer Disclosure Schedule

EXHIBIT I      Designation Agreement regarding Cash Flow Insurance

EXHIBIT J      Officer Certificate of the Company

EXHIBIT K      Written Consent of Stockholder

EXHIBIT L      Opinion of Special Delaware Counsel

EXHIBIT M      Officer Certificate of the Buyer

EXHIBIT N      Officer Certificate of the Acquisition Company

                                MERGER AGREEMENT

         This MERGER AGREEMENT (the "Agreement") dated as of October 24, 2003 is by and among FILM HOLDINGS CO., a Delaware corporation (the "Company"), LIONS GATE ENTERTAINMENT CORP., a corporation organized under the laws of British Columbia, Canada (the "Buyer"), and LGF ACQUISITION CORPORATION, a Delaware corporation (the "Acquisition Company").

                                R E C I T A L S

         WHEREAS, the Buyer has formed the Acquisition Company for the purposes of merging with and into the Company and acquiring the Company as a wholly-owned subsidiary;

         WHEREAS, the Buyer, the Company and the Escrow Agent have entered into the Deposit Agreement, and the Buyer has deposited the Deposit Amount with the Escrow Agent pursuant to the terms thereof;

         WHEREAS, the Board of Directors of the Buyer, the Acquisition Company and the Company have each adopted a resolution approving this Agreement and declaring its advisability in accordance with the requirements of Delaware Law, the laws of British Columbia, Canada, and the charter documents of their respective companies; and

         WHEREAS, the Buyer, as an indirect Controlling stockholder of the Acquisition Company, Lions Gate Entertainment, Inc., as the direct Controlling stockholder of the Acquisition Company, and the Principal Stockholders of the Company have each indicated their intent, immediately following the execution of this Agreement, to vote in favor of the adoption of this Agreement.

                               A G R E E M E N T

         NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Certain Defined Terms. As used in this Agreement, the following terms (when used with initial capital letters) shall have the following respective meanings:

         "$6.55 Per Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the Closing Date Stock Amount, plus (ii) the number of shares of Class A Common issuable upon exercise of the Participating Options with an exercise price equal to or less than $6.55 per share.

         "$7.39 Per Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the Closing Date Stock Amount, plus (ii) the number of shares of Class A Common issuable upon exercise of the Participating Options with an exercise price equal to or less than $7.39 per share.

         "$10.12 Per Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the Closing Date Stock Amount, plus (ii) the number of shares of Class A Common issuable upon exercise of the Participating Options with an exercise price equal to or less than $10.12 per share.

         "Acquisition Proposal" shall mean any proposal or offer involving the Company (other than the Merger and the other transactions contemplated hereby) for any of the following: (i) any merger, consolidation, share exchange, business combination or any other transaction that would likely result in a change of Control of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by Company or of any of its Subsidiaries of more than ten percent in value of the assets of the Company and of any of its Subsidiaries, considered as a whole, in a single transaction or series of related transactions; or (iii) any Person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, securities, or rights to acquire securities, of the Company or any of its Subsidiaries which would constitute Control.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person. For the purposes of this Agreement, "Control" when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative of the foregoing. Without limiting the generality of the foregoing, any Person owning or Controlling 51% or more of the voting securities of another Person shall be deemed to be an Affiliate of such other Person. Except with respect to Sections 4.11(a)(v), 4.11(a)(vii), 4.25, 6.1(a)(xxii), and 8.9, no portfolio company Controlled by, or under direct or indirect common Control with, any of the Sellers and engaged in business unrelated to the Business shall be deemed an "Affiliate" of the Company and its Subsidiaries for any purpose of this Agreement.

         "AFI Agreements" means collectively (i) that certain Credit and Security Agreement dated as of April 4, 2002 among Artisan Film Investors LLC and JPMorgan Chase Bank, as Administrative Agent on behalf of the lenders, as amended from time to time prior to the date hereof in accordance with its terms,
(ii) the AFI Secured Participation Agreement, (iii) the Credit and Security Agreement dated as of October 13, 1999 among Artisan Film Investors Trust, as borrower, and the lenders named herein with The Chase Manhattan Bank's Capital Market Fiduciary Services Group, The Chase Manhattan Bank, Artisan Film Investors Trust and Artisan Pictures Inc., as amended, (iv) the Amended Sponsor Agreement dated as of October 13, 1999 between Artisan Pictures Inc., Artisan Film Investors Trust, Artisan Entertainment Inc., Artisan Music Inc., Artisan Home Entertainment Inc., Artisan Releasing Inc., Be Mine Productions, Inc., Beach Dance Productions, inc., Detention Productions, Inc., Heatwave Productions, Inc., Live American inc., Milk Mission Productions Inc., Sweet Time Productions, Inc., Vestron Inc., Wish

Again Productions, Inc., Silent Development Corp., Tongue-Tied Inc., Film Holdings Co., and The Chase Manhattan Bank, and (v) the Sponsor Agreement dated as of April 4, 2002 between Artisan Pictures Inc., Artisan Film Investors LLC, Artisan Digital Media Inc., Artisan Entertainment Inc., Artisan Home Entertainment Inc., Artisan Music Inc., Artisan Properties Inc., Artisan Releasing Inc., Artisan Television Inc., Be Mine Productions, Inc., BL Distribution Corp., Bones Productions Inc., EZ Flix Inc., EZ Flix Productions Inc., Fusion Productions Inc., Heatwave Productions, Inc., IAM I, Inc., Landscape Entertainment Corp., Landscape Television Inc., Landscape Films Inc., Landscape Holdings Inc., Landscape Interactive Inc., Landscape interactive Web Design Inc., Landscape Productions Inc., Vestron Inc., Silent Development Corp, and Film Holdings Co. and JPMorgan Chase Bank and (vi) such other agreements, instruments, certificates, or other documents entered into prior to the date hereof in connection with any of the foregoing.

         "AFI Secured Participation Agreement" means that certain Secured Participation Agreement dated as of March 29, 2002 among FHCL, LLC, as Selling Lender, and JPMorgan Chase Bank and The Lewis Horwitz Organization, as Participants, relating to the sale of the secured participation by the Selling Lender to the Participants under the Credit and Security Agreement dated as of October 13, 1999 among Artisan Film Investors Trust and JPMorgan Chase Bank, as Administrative Agent on behalf of the lenders, as amended from time to time prior to the date hereof in accordance with its terms.

         "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors or employees (in connection with such officer's, director's or employee's activities on behalf of such Person or any of its Affiliates) as in effect as of the date hereof.

         "Audax Amount" has the meaning specified in Section 4 of the Amendment to Stockholders Agreement and Amendment to Transfer Agreement dated as of February 25, 2003, by and among certain stockholders of the Company.

         "Basic Escrow Amount" means an amount equal to $12,500,000.

         "Benefit Arrangement" means (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement,
(iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each deferred compensation plan, (vii) each compensation plan, policy and practice, (viii) each sales incentive, payroll practice, fringe benefit or perquisite, including but not limited to benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, or sick leave maintained by the Company or any of the Company's Subsidiaries or any ERISA Affiliate of any of the foregoing covering the employees, former employees, directors and former directors thereof and the beneficiaries of any of them.

         "Benefit Plan" means an Employee Benefit Plan or Benefit Arrangement.

         "Business" means the business as currently conducted by the Company and its Subsidiaries.

         "Business Day" means any day on which banking institutions in Los Angeles, California or New York, New York are not authorized or obligated by law to close.

         "Buyer Indemnitees" means the Buyer and its Affiliates (including the Acquisition Company, and from and after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, partners, members, agents, representatives, advisors, attorneys, successors and permitted assigns.

         "Buyer MAE Breach" means any breach by the Buyer on or prior to the Closing Date of any of its (i) representations and warranties or (ii) covenants required to be performed by it on or prior to the Closing Date, which has had or will have a Material Adverse Effect.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock of such Person (if a corporation) or any and all similar ownership interests in a Person (other than a corporation) whether now outstanding or issued after the date of this Agreement. When used without further identification, the term Capital Stock refers to Capital Stock of the Company.

         "Cash Flow Insurance Claims" means any and all rights the Sellers, the Company or any of the Company's Subsidiaries may have relating to or arising out of claims raised by the Company or any of its Subsidiaries against insurers in connection with their alleged default under cash flow insurance policies for Artisan Film Investors Trust relating to or arising out of any of the facts or circumstances underlying the pending Actions filed in the Los Angeles Superior Court, in the State of California, on May 5, 2001 titled Artisan Entertainment et al v. Royal & Sun Alliance et al (Case No. BC251175) and FHCL, LLC v. Royal & Sun Alliance Insurance, PLC (Case No. BC 275586) (collectively, the "Actions").

         "Cash Flow Insurance Claims Escrow Amount" means an amount equal to $2,500,000.

         "Change of Control Payments" means any and all payments required to be made directly or indirectly by the Company as the result of the consummation of the Merger or any of the other transactions contemplated by this Agreement to any employee of the Company or any of its Subsidiaries.

         "Class L Conversion Factor" has the meaning given such term in the Certificate of Incorporation of the Company.

         "Closing Date Merger Consideration" means $150,000,000, plus the Deposit Amount, minus the Closing Deduct Amount.

         "Closing Date Per Share Portion" means, a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the Closing Date Stock Amount, plus (ii) the number of shares of Class A Common issuable upon exercise of the Participating Options with an exercise price equal to or less than $2.98 per share.

         "Closing Date Stock Amount" means the sum of (i) the number of shares of Class A Common issued and outstanding as of immediately prior to the Effective Time (but not including any Class A Common held in the treasury of the Company), plus (ii) the number of shares of Class L Common issued and outstanding immediately prior to the Effective Time (but not including any Class L Common held in the treasury of the Company), multiplied by the Class L Conversion Factor.

         "Closing Deduct Amount" means the sum of (A) the aggregate amount of the following: (a) all fees and expenses incurred or paid by the Company or its Subsidiaries at any time from the date of this Agreement through and including the Closing Date that are payable to (x) Harris Williams and/or (y) Allen & Company, LLC, and in each case its officers, employees, Affiliates and agents, in connection with the transactions contemplated hereby, or any other Acquisition Proposal, and including the auction process and all negotiations engaged in by the Company and/or the Sellers during such period with respect to any of the foregoing (collectively, "Investment Banking Fee Payments"), (b) any and all attorneys, accountants or other consultants' fees, costs and expenses incurred or paid by the Company or its Subsidiaries at any time from the date of this Agreement through and including the Closing Date in connection with the transactions contemplated hereby, or any other Acquisition Proposal, and including the auction process and all negotiations engaged in by the Company and/or the Sellers during such period with respect to any of the foregoing, (c) amounts payable to Richland, Gordon & Co. on or prior to the Closing Date pursuant to that certain Management Termination Agreement by and among Audax Entertainment, L.P., CTV, Inc., Allen D. Gordon, Richland, Gordon & Co., Artisan Entertainment, Inc. and Film Holdings Co., dated as of February 25, 2003 (the "Management Termination Agreement"), (d) the portion of the Audax Amount due at the Closing, (e) amounts payable to Audax Entertainment, L.P. on or prior to the Closing Date pursuant to the Management Termination Agreement (other than pursuant to Section 2 thereof), (f) the sum of (x) all Change of Control Payments due at or paid prior to the Closing (it being understood that (i) any portion of the Change of Control Payments being deposited in an Escrow Account are included in, and considered as a part of, the Closing Deduct Amount, and
(ii)amounts payable in connection with a termination of employment after the Closing (including immediately after) by the employee for "good reason" or by the Successor Corporation without cause or otherwise are not included as a Closing Deduct Amount) plus (y) all Taxes imposed on the Company with respect to such Change of Control Payments, and (h) the sum of all fees, costs and expenses incurred or paid by the Company or its Subsidiaries at any time from the date of this Agreement through and including the Closing Date in connection with or relating to the Excluded Assets (including, but not limited to, fees, costs and expenses of attorneys, experts and other advisors), and (B) the aggregate amount of the following to the extent that the aggregate amount of the following exceeds $850,000: (a) all fees and expenses paid by the Company or its Subsidiaries during the period beginning February 25, 2003 and ending on the date of this Agreement to (x) Harris Williams and/or (y) Allen & Company, LLC, and in each case its officers, employees, Affiliates and agents, in connection with the transactions contemplated hereby, or any other Acquisition Proposal, and including the auction process and all negotiations engaged in by the Company and/or the Sellers during such period with respect to any of the foregoing, (b) any and all attorneys, accountants or other consultants' fees, costs and expenses paid during the period beginning February 25, 2003 and ending on the date of this Agreement in connection with the transactions contemplated hereby, or any other Acquisition Proposal, and including the auction process and all negotiations engaged in by the Company and/or the Sellers during such period with respect to any of the foregoing, and (c) the sum of all fees, costs and expenses paid by the Company or its Subsidiaries at any time during the period beginning February 25, 2003 and ending on the date of this Agreement in connection with or relating to the Excluded Assets (including, but not limited to, fees, costs and expenses of attorneys, experts and other advisors).

         "Closing Distribution Amount" means an amount equal to (i) the Closing Date Merger Consideration plus (ii) the amount of the Stockholder Loans plus
(iii) the aggregate exercise price of all Participating Options with a per-share exercise price equal to or less than $2.98 per share minus (iv) the sum of (x) the Escrow Amount and (y) the Cash Flow Insurance Claim Escrow Amount (excluding, for this purpose any portion of the Change of Control Payments being deposited to one of the escrow accounts); provided, that the aggregate amount distributed to Sellers, in their capacity as such, at the Closing will equal (prior to giving effect to withholding taxes) clauses (i) minus (iv) of the Closing Distribution Amount.

         "COBRA" means continued health coverage pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder, as amended, or any successor provision thereto.

         "Common Stock" means the Class A Common and the Class L Common.

         "Contracts" means all contracts (whether oral or written), inclusive of amendments, which are legally binding and to which the Company or any Subsidiary of the Company is a party or is otherwise bound, including, any agreement, arrangement, commitment, option, purchase order, sales order, binding letter of intent, binding memorandum of understanding, heads of agreement, promise, note, bond, mortgage, indenture, Lease, License Agreement, Employment Agreement, or other agreement.

         "Controlled Group" means, with respect to any Person, all members of a controlled group of corporations including such Person and all trades or businesses (whether or not incorporated) under common Control with such Person that, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

         "Credit Facility" means that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2002, by and among the Company, certain of its Subsidiaries referred to therein, JPMorgan Chase Bank, as Administrative Agent, ("Chase"), and the lenders party thereto from time to time (the "Lenders"), as amended from time to time in accordance with its terms.

         "Damages" means any and all losses, damages, costs, obligations, fines, lost profits, consequential damages that are reasonably foreseeable, penalties, expenses and liabilities of any kind (whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys', accountants' and other professional advisors' fees incurred in the investigation or defense of any of the same or in asserting any rights in connection therewith; provided, however, that Damages shall not include consequential (unless reasonably foreseeable), incidental, special or punitive damages (unless any of the foregoing are required to be paid to a third party), or any diminution in value; provided further, that Damages shall not be calculated using any multiple of earnings, book value, cash flow or other similar measure which may have been used by Buyer to arrive at the Merger Consideration.

         "Designated Stockholders" means Audax Entertainment, L.P., after reasonable consultation with and reasonable access to information provided to Richland, Gordon & Company and CTV, Inc. with respect to any distribution of proceeds or indemnity claims.

         "Deposit Agreement" means the agreement dated as of the date hereof by and among the Buyer, the Company and the Escrow Agent attached hereto as Exhibit C.

         "Deposit Amount" means an amount equal to $10,000,000.

         "Dissenting Shares Escrow Amount" means an amount equal to $500,000, plus the product of (i) 150% of the Closing Date Per Share Portion of the Closing Date Merger Consideration multiplied by (ii) the aggregate number of shares that are Dissenting Shares; provided, however, that if there are no Dissenting Shares as of the Closing Date, then the Dissenting Shares Escrow Amount shall be zero. The parties acknowledge and agree that the amounts reserved in the Dissenting Shares Escrow Account in excess of the Per Share Portion of the Closing Date Merger Consideration multiplied by the aggregate number of Dissenting Shares, are intended to be used solely in connection with the costs and expenses associated with the Dissenting Shares (including any disputes related thereto) and are not intended to be an indication of the fair value of the shares of Class A Common.

         "Distribution Amount" means, as of any Distribution Date, the aggregate amount of any cash payable at that date (i) to the Sellers, (ii) in respect of the Audax Amount and (iii) in respect of any Change of Control Payments and Investment Banking Fee Payments, in each case in respect of (a) the Excluded Assets, (b) the Box Office Contingent Payments, (c) payments owed under Section 10.5(c), (d) the Escrow Account or (e) the Cash Flow Insurance Claims Escrow Account.

         "Distribution Date" means any date upon which any cash payment is made to the Sellers in respect of the Merger Consideration (other than in respect of the Closing Distribution Amount), including without limitation any payment made in respect of the Excluded Assets or the Box Office Contingent Payments, or out of the Escrow Account or the Cash Flow Escrow Account.

         "Dollar" or "$" means United States Dollars.

         "DVD Services Agreement" means the DVD Services Agreement, dated as of April 18, 2002, between Artisan Home Entertainment, Inc. and Cinram, Inc.

         "Elements" means all physical elements of or relating to a Film, including all negatives, duplicate negatives, fine grain prints, soundtracks, positive prints (cutouts and trims excepted), and sound, all video formats (including PAL/NTSC), and other physical properties in connection with a Film and the trailer for such Film, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, non-analog recordings and tapes, including without limitation, any video digital recordings and HDTV format recordings, and any and all other physical properties of every kind and nature relating to a Film in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.

         "Employee Benefit Plan" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored or contributed to by the Company or any Subsidiary of the Company or any ERISA Affiliate thereof covering employees or former employees of the Company, any Subsidiary of the Company or any ERISA Affiliate.

         "Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA that is sponsored or contributed to by the Company or any Subsidiary of the Company or any ERISA Affiliate thereof covering employees or former employees of the Company, any Subsidiary of the Company or any ERISA Affiliate, which is subject to Title IV of ERISA, other than a Multiemployer Plan.

         "Environmental Laws" means all Applicable Laws relating to Hazardous Substances, toxic torts, the health and safety of employees and third parties in the workplace environment or on other owned or leased properties, or the environment, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act and the Toxic Substances Control Act, any common law theories based on nuisance, trespass, negligence or other tortious conduct, and any requirements promulgated pursuant to these Applicable Laws or any analogous foreign, state or local Applicable Laws.

         "Environmental Liabilities" means all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties, or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "ERISA Affiliate" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

         "Escrow Amount" means an amount equal to the Basic Escrow Amount plus the Dissenting Shares Escrow Amount.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

         "Excluded Assets" means 100% of the first $10,500,000 of net recoveries from the Cash Flow Insurance Claims, and 75% of all net recoveries from the Cash Flow Insurance Claims in excess of $10,500,00, regardless of when such recoveries are realized. For purposes of this definition of Excluded Assets, the "net recoveries" from the Cash Flow Insurance Claims shall mean the gross recoveries from the Cash Flow Insurance Claims, reduced by all fees, costs and expenses incurred or paid by the Company or its Subsidiaries at any time after the Closing Date in connection with or relating to the Cash Flow Insurance Claims (including but not limited to fees, costs and expenses of attorneys, experts and other advisors) to the extent not paid out of the Cash Flow Insurance Claims Escrow Account.

         "Films" means all motion pictures (including, features and shorts), television programming, animated programming, Internet programming, direct-to-video programming, direct-to-DVD programming or other filmed, taped or recorded entertainment of any kind or nature, and all components thereof, including titles, themes, contents, dialogue, characters, plots, characterizations, elements and music (whether or not now known or recognized) as to which the Company or any Subsidiary or Affiliate of the Company owns or Controls any right, title or interest including: (i) completed, delivered and released works or projects; (ii) works or projects in any stage of progress, including works or projects in development, principal photography and/or post-production completed but not released as of the Closing Date, and unreleased or completed but not delivered, acquisitioned or licensed as of the Closing Date; (iii) so-called abandoned or turnaround works or projects; (iv) underlying rights in and to the literary, musical and dramatic and other material and intellectual property associated with or related to or necessary to the exploitation of the works or projects referred to in clauses (i), (ii), or
(iii) hereof including copyrights pertaining thereto; (v) to the extent related to the works or projects referred to in clauses (i), (ii), or (iii) hereof, sequel, prequel, remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, games and interactive rights; (vi) all other allied, ancillary, subsidiary and derivative rights (including theme park rights) throughout the universe related to the works and projects referenced in clauses (i)-(v) above; (vii) all Elements related to the works and projects referenced in clauses (i)-(v) hereof; and (viii) all contractual and other rights associated with or related to such works or projects referenced in clauses (i)-(v) hereof; and the allied, ancillary, subsidiary and derivative rights relating thereto (including theme park rights), whether in any media now known or hereafter developed. For the avoidance of doubt, the term Films shall include all Library Films, Films in Progress and Development Projects.

         "GAAP" means, as of any date of determination, accounting principles in the United States of America, consistently applied (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied by the Person to whom such GAAP relates at prior dates and for prior periods.

         "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Group Health Plan" means any group health plan, as defined in Section 5000(b)(1) of the Code.

         "Hazardous Substance" means any flammable materials, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or similar materials defined in or regulated under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness" means any of the following indebtedness of the Company or any of its Subsidiaries, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments, (iii) obligations or liabilities of the Company or any of its Subsidiaries under or in connection with letters of credit or bankers' acceptances or similar items, (iv) obligations to pay the deferred purchase price of property or services other than those trade payables incurred in the Ordinary Course of Business, (v) all obligations under capitalized leases, (vi) all obligations of the Company or any of its Subsidiaries under conditional sale or other title retention agreements,
(vii) all obligations with respect to vendor advances or any other advances made to the Company, (viii) all obligations of the Company or any of its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (ix) any deferred purchase price obligations related to past asset or stock acquisitions by the Company or the Sellers with respect to the Business, (x) all Liabilities of the Company or any of its Subsidiaries arising from any breach of any of the foregoing and (xi) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries.

         "Indemnifying Party" means: (a) with respect to any Buyer Indemnitee asserting a claim under Section 10.1, the Sellers (except as set forth in proviso B in Section 10.1(a), exclusively from and to the extent funds are available in the Escrow Account or the Cash Flow Insurance Claims Escrow Account, as applicable) in accordance with Section 10.1(a)), and (b) with respect to any Seller Indemnitee asserting a claim under Section 10.1, the Buyer (in accordance with Section 10.1(c)).

         "Infringe" means to infringe, misappropriate, dilute, impair or otherwise violate. The terms "Infringing" and "Infringement" shall have meanings correlative to the foregoing.

         "Knowledge" of the Company or any of its Subsidiaries means the actual knowledge of Ken Schapiro, Amir Malin, Steve Beeks, Glen Ross and/or Greg Arvesen, in each case, after due inquiry.

         "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not required to be accrued on or reserved against in connection with the preparation of, the financial statements of such Person.

         "Library Films" means any and all Films that have been completed and/or acquired, delivered, and for which the commercial exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed and/or acquired, delivered, and for which the commercial exploitation has commenced after the date of this Agreement, but on or prior to the Closing Date. For the avoidance of doubt, Library Films are intended to include all Films other than Films In Progress and Development Projects.

         "Lien" means, with respect to any tangible or intangible asset, any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien, adverse or prior claim (or any other claim of a third party), restriction, assessment, title retention agreement, title defect, hypothecation or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof or the agreement to grant a security interest at a future date), and any Contract to give or grant any of the foregoing.

         "License Agreements" means agreements to which the Company or any Subsidiary of the Company is a party or by which any such Subsidiary is otherwise bound, pursuant to which the Company or any such Subsidiary grants licenses to, or acquires from a third Person, any right, title or interest relating to the exploitation of one or more Films, including without limitation, revenue-sharing arrangements, sales agency agreements, distribution services agreements, "rent-a-system" deals, merchandising agreements, commercial tie-in arrangements and similar arrangements.

         "MAE Breach" means any breach by the Company on or prior to the Closing Date of any of its (i) representations and warranties or (ii) covenants required to performed by it on or prior to the Closing Date, which has had or will have a Material Adverse Effect on the Company or which is the primary cause preventing the Buyer from consummating the Merger on or prior to the Outside Date.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect or change in (a) the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole or (b) the ability of such Person to consummate the Merger or any of the other transactions contemplated hereby without material delay; provided, however that any material adverse effect or change after the date of this Agreement to the extent attributable to any of the following shall not be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect: (i) a change in accounting requirements or principles or in any Applicable Laws, or a change in interpretations of Applicable Laws, (ii) any change in interest rates, (iii) general economic or financial market conditions, (iv) the entry into, consummation or announcement of this Agreement or the transactions contemplated hereby (including the effect of any actions with respect to any of the transactions contemplated hereby permitted to be taken in accordance with the terms of this Agreement), or performance of a party's obligations hereunder or contemplated hereby in accordance with the terms hereof, (v) circumstances generally affecting the industries and markets in which the Company or its Subsidiaries operate or (vi) the existence of any Dissenting Shares or shares which may become Dissenting Shares upon exercise of the rights under Section 262 of the Delaware Law.

         "Merger Consideration" means (i) the Closing Date Merger Consideration plus (ii) the Excluded Assets, plus (iii) the Box Office Contingent Payments.

         "Multiemployer Plan" means a plan of the Company or any of its Subsidiaries as of the close of business on the day immediately preceding the Closing Date described in Section 4001(a)(3) of ERISA.

         "Non-MAE Breach" means any breach by the Company on or prior to the Closing Date, other than an MAE Breach, of any of its (i) representations and warranties or (ii) covenants required to performed by it on or prior to the Closing Date, which would result in (x) the failure of any such representation and warranty to be true and correct in all material respects as of the Closing Date or (y) the failure by the Company to perform, in all material respects, its obligations under such covenant.

         "Options" means all options, warrants and rights to acquire shares of Capital Stock pursuant to the Option Plans which are exercisable (or will become exercisable) as a result of the transactions contemplated hereby (whether pursuant to the terms of such options, warrants and rights, or at the election of the Company's Board of Directors) as of immediately prior to the Effective Time.

         "Option Plans" means the Film Holdings Co. 1997 and 2001 Stock Option Plans.

         "Ordinary Course of Business" shall mean all actions taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal business operations of such Person.

         "Other Intellectual Property Rights" means all material intellectual property rights (other than Films) (whether arising under federal law, state law, common law, foreign law or otherwise) owned, held or used by the Company or any of its subsidiaries including: (i) patents and other inventions, (ii) trademarks, service marks, trade names, domain names, logos or other source indicators (including all goodwill associated therewith and all common law rights related thereto), (iii) copyrights and other works of authorship (expressly excluding those copyrights and works of authorship with respect to the Films, but only to the extent such rights are included within the definition of Films), (iv) trade secrets and other confidential or proprietary information, and (v) rights of privacy, publicity and other personal property rights; (v) applications, registrations, certificates or issuances related to the foregoing; and (vi) rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto.

         "Outside Date" means December 15, 2003, or such other date as Buyer and the Company may mutually agree.

         "Participating Option" means each Option with respect to which the Optionholder delivered to the Paying Agent an Option Cancellation Agreement on or before the Closing Date in accordance with Section 3.3.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

         "Per Share Portion" means, as applicable, the Closing Date Per Share Portion, the $6.55 Per Share Portion, the $7.39 Per Share Portion and the $10.12 Per Share Portion.

         "Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP (provided that such proceedings and the maximum amount of Taxes that may be payable as a result of such proceedings are set forth and fully described on Section 4.22 of the Disclosure Schedule); (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith;
(iii) Liens relating to deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP; (v) customary guild Liens relating to a specific Film and not cross-collateralized in any way; (vi) customary Liens (a) granted in the Ordinary Course of Business to secure a licensee's ability to retain distribution rights under a License Agreement to which the licensee is a party, (b) which Liens, if enforced, in the aggregate would not have a Material Adverse Effect, and (c) the Collateral supporting such lien is limited to the distribution rights and distribution term owned or Controlled by the Company or any of its Subsidiaries in the applicable Film;
(vii) purchase money liens and Liens securing rental payments under capital lease arrangements; (viii) Liens that were incurred in the Ordinary Course of Business, do not secure Indebtedness for borrowed money and, individually or in the aggregate, do not and would not materially detract from the value of the affected property or assets of the Company and its Subsidiaries or materially interfere with the use thereof as correctly used or proposed to be used; (ix) Liens created or permitted by the Credit Facility; and (x) other Liens set forth on Section 1.01(b) of the Disclosure Schedule.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

         "Pre-Signing MAE Breach with Knowledge" means any MAE Breach described in clause (i) of the definition thereof with respect to which the Company had Knowledge on or prior to the date of this Agreement.

         "Pre-Signing MAE Breach without Knowledge" means any MAE Breach described in clause (i) of the definition thereof with respect to which the Company did not have Knowledge on or prior to the date of this Agreement.

         "Pre-Signing Non-MAE Breach with Knowledge" means any Non-MAE Breach described in clause (i) of the definition thereof with respect to which the Company had Knowledge on or prior to the date of this Agreement.

         "Pre-Signing Non-MAE Breach without Knowledge" means any Non-MAE Breach described in clause (i) of the definition thereof with respect to which the Company did not have Knowledge on or prior to the date of this Agreement.

         "Principal Stockholders" means Audax, Alan Gordon, CTV, Inc., Amir Malin and Ken Schapiro.

         "Principal Stockholders Agreement" means the Principal Stockholders Agreement dated as of the date hereof by and among the Principal Stockholders and the Buyer.

         "Prohibited Transaction" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

         "Post-Signing Breach" means any MAE-Breach or Non-MAE Breach, in each case excluding breaches within clause (ii) of the definition of each of those terms that do not also give rise to a breach of a representation or warranty, excluding, however, representations and warranties of the Company contained in the Officers Certificate to be delivered pursuant to Section 9.1(a), to the extent (and only to the extent) that such representations and warranties relate to the second sentence of Section 9.1(a), to the extent that such breach resulted from or related to representations and warranties which were true and correct at the date of this Agreement (and are not being only made as of the date of this Agreement), but which are not true and correct at the Closing Date.

         "Real Property" means all real property and all easements, rights to access, rights-of-way and other real property interests which are owned, or are leased, used or held for use by the Company and/or its Subsidiaries.

         "Required Stockholder Approval" means the requisite approval of this Agreement and the transactions contemplated by this Agreement by stockholders holding at least 82% of the shares of Common Stock entitled to vote thereon.

         "Seller Indemnitees" means the Sellers and their Affiliates and their respective officers, directors, employees, partners, members, agents, representatives, advisors, attorneys, successors and permitted assigns.

         "Sellers" means the holders of the Capital Stock, Equity Interests and/or Participating Options of the Company.

         "Share Encumbrances" means any and all Liens of any nature with respect to any shares of Capital Stock, other than Permitted Liens.

         "Stockholder Loans" means the aggregate outstanding principal amount of the loans made by the Company to each of William Block and Amir Malin, plus all accrued and unpaid interest thereon.

         "Subsidiary" of a Person (the "Subject Person") means (a) a corporation at least a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the date of this Agreement or hereafter owned or Controlled, directly or indirectly, by the Subject Person or (b) any other Person (other than a corporation) in which the Subject Person, directly or indirectly, at the date of this Agreement or hereafter has at least a majority of voting interests, or (c) any partnership (y) the sole general partner or the managing partner of which is the Subject Person or a Subsidiary of the Subject Person or (z) the only general partners of which are the Subject Person or one or more Subsidiaries of the Subject Person (or any combination thereof). The term Subsidiary, if used in this Agreement without identification of the parent entity thereof, shall refer to a Subsidiary of the Company.

         "Tax" or "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, Medicare, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts including, without limitation, any liability for Taxes as a transferee or successor, by Contract or otherwise.

         "Tax Return" shall mean any report, return, election, estimate, notice, declaration, information return or statement relating to Taxes (including, without limitation, all schedules or attachments thereto), and including all amendments thereto.

         "Taxable Period" shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

         "Taxing Jurisdiction" shall mean each and every jurisdiction (including, without limitation, each and every country, state, province, municipality, political subdivision or other similar jurisdiction) imposing Taxes.

         1.2 Index of Other Defined Terms. In addition to the terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:(1)

           DEFINED TERM                                         SECTION
           -------------                                        -------
"Acquisition Company"                                          Preamble

----------
(1) Needs to be updated to add new references and delete unused definitions.

           DEFINED TERM                                         SECTION
           -------------                                        -------
"Action"                                                       4.12
"Advisory Fees"                                                4.15(a)
"AFI"                                                          4.27
"AFI2"                                                         4.27
"AFI Agreements"                                               4.27
"Agreement"                                                    Preamble
"Antitrust Laws"                                               8.3(b)
"Appellate Arbitrators"                                        12.16(c)
"Arbitrator"                                                   12.16(a)
"Balance Sheet Date"                                           4.17
"Board Recommendation"                                         4.5(c)
"Buyer"                                                        Preamble
"Buyer Disclosure Schedule"                                    Article V
"Buyer Indemnified Matters"                                    10.1(a)
"Certificate"                                                  2.8
"Certificate of Merger"                                        2.2
"Chase"                                                        1.1
"Class A Common"                                               2.6(a)
"Class L Common"                                               2.6(c)
"Closing"                                                      3.2(a)
"Closing Date"                                                 3.2(a)
"Company"                                                      Preamble
"Confidentiality Agreement"                                    8.1
"Deductible Amount"                                            10.1(b)
"Delaware Law"                                                 2.1
"Development Projects"                                         4.10(b)
"Disclosure Schedule"                                          Article IV
"Effective Time"                                               2.2
"Email Deletion Policy"                                        4.32
"Employment Agreements"                                        4.21(a)
"Escrow Account"                                               3.2(a)
"Escrow Agent"                                                 3.2(a)
"Escrow Agreement"                                             3.2(a)
"Films In Progress"                                            4.10(a)
"Financial Statements"                                         4.17
"Form of Proxy"                                                4.5(d)
"Government Approvals"                                         4.13
"Holder"                                                       3.3(a)
"Indemnified Individuals"                                      7.1(a)
"Indemnitee"                                                   10.3
"IP License Agreements"                                        4.11(a)
"JAMS"                                                         12.16(a)
"Leases"                                                       4.7(b)
"Lenders"                                                      1.1

           DEFINED TERM                                         SECTION
           -------------                                        -------
"Litigation Reserves"                                          4.12(b)
"Management Termination Agreement"                             Definitions
"Merger"                                                       2.1
"Most Recent Balance Sheet"                                    4.28
"NOL"                                                          4.22(t)
"Non-Library Distribution Rights"                              4.10(c)
"Non-Library Film"                                             4.10(c)
"Notice of Claim"                                              10.3
"Option Cancellation Acknowledgment"                           3.3(a)
"Optionholder"                                                 2.6(b)
"Order"                                                        9.1(c)
"Paying Agent"                                                 2.8
"Permits"                                                      4.19
"Personal Property Leases"                                     4.7(b)
"Pre-Closing Tax Period"                                       10.5
"Real Property Leases"                                         4.7(b)
"Remaining Films"                                              4.27
"Required Government Approvals"                                9.1(b)
"Rights"                                                       4.2(b)
"Scheduled Contracts"                                          4.11(a)
"Securityholder Documents"                                     3.3(a)
"Specified Litigation"                                         4.12(a)
"Subject Person"                                               1.1
"Subsequent Material Contract"                                 6.1(a)
"Superior Proposal"                                            8.8(b)
"Surviving Corporation"                                        2.1
"Tax Claim"                                                    10.5
"Tax Representative"                                           10.5
"Tax Reserve"                                                  4.22(c)
"Third Party Claim"                                            10.4
"Trustees"                                                     1.1
"Written Consent"                                              4.5(d)

                                   ARTICLE II

                                     MERGER

         2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), at the Closing, the Acquisition Company shall be merged (the "Merger") with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Film Holdings Co." and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of the Acquisition Company shall cease.

         2.2 Effective Time. The Merger shall be consummated at the Closing by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") as required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall be effective at the time that the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as may be agreed to by the parties to this Agreement and as stated in the Certificate of Merger (the "Effective Time").

         2.3 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Acquisition Company, including, all as provided under this Agreement and under Delaware Law.

         2.4 Certificate of Incorporation and Bylaws. From and after the Effective Time the Certificate of Incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Delaware Law and the terms thereof. From and after the Effective Time, the Bylaws of the Acquisition Company shall be the Bylaws of the Surviving Corporation.

         2.5 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with Applicable Law, the directors of the Acquisition Company at the Effective Time shall constitute the directors of the Surviving Corporation, and the officers of the Acquisition Company at the Effective Time shall be the officers of the Surviving Corporation.

         2.6      Conversion of Shares and Options.

                           (a) Class A Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holders thereof, each share of the Company's Class A Common Stock, par value $.001 per share (including any series thereof, the "Class A Common") issued and outstanding immediately prior to the Effective Time (but not including any Class A Common held by the Buyer, the Acquisition Company or any of their Subsidiaries or in the treasury of the Company, which Class A Common, by virtue of the Merger and without any action on the part of the holders thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto) shall be converted into the right to receive the following:

                                    (i)      a Closing Date Per Share Portion of
                  the Closing Distribution Amount, payable by the Paying Agent to such holder at any time after the Effective Time upon such holder's surrender and delivery of the Securityholder Documents to the Paying Agent pursuant to Section 3.3; and

                                    (ii)     the applicable Per Share Portion of
                  any post-closing distribution in respect of the Excluded Assets or the Box Office Contingent Payments, or any post-closing distribution out of the Escrow Account or the Cash

                  Flow Insurance Escrow Account, in each case in accordance with
                  Section 3.4(b) hereof.

                           (b) Options. Each Option that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of Company or the holders thereof, shall be canceled as of the Effective Time. All Options (including those which are Participating Options) and any other rights that any Person may have under any of the Option Plans (except for the right to receive the consideration, if any, expressly provided for in this Section 2.6 (b)) shall terminate, without liability to the Company or the Surviving Corporation, to the extent such Options and any such other rights shall not have been exercised prior to the Effective Time. At the Effective Time, the following record holders of the following Participating Options (each, an "Optionholder") shall be entitled to receive the following for each share of Class A Common such Optionholder could have purchased upon the exercise in full of such Participating Options immediately prior to the Effective Time:

                                    (1)      Participating Options with an
                  Exercise Price Equal to or Less than $2.98 Per Share:

                                    (i)      a Closing Date Per Share Portion of
                  the Closing Distribution Amount minus the sum of (x) the applicable exercise price per share of such Option and (y) all applicable withholding taxes, payable by the Paying Agent to the such Optionholder at the Effective Time upon such Optionholder's surrender and delivery of the Securityholder Documents to the Paying Agent pursuant to Section 3.3;

                                    (ii)     the applicable Per Share Portion of
                  any post-closing distribution in respect of the Excluded Assets or the Box Office Contingent Payments, or any post-closing distribution out of the Escrow Account or the Cash Flow Insurance Escrow Account, in each case in accordance with Section 3.4(b) hereof.

                                    (2)      Participating Options with an
                  Exercise Price Equal to or Greater than $6.55 Per Share:

                                    (i)      the applicable Per Share Portion of
                  any post-closing distribution in respect of the Excluded Assets or the Box Office Contingent Payments, or any post-closing distribution out of the Escrow Account or the Cash Flow Insurance Escrow Account, in each case in accordance with Section 3.4(b) hereof.

                           (c) Class L Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holders thereof, each share of the Company's Class L Common Stock, par value $.001 per share (the "Class L Common") issued and outstanding immediately prior to the Effective Time (but not including any Class L Common held by the Buyer, the Acquisition Company or any of their Subsidiaries) in the treasury of the Company, which Class L Common, by virtue of the Merger and without any action on the part of the holders thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto) shall be converted into the right to receive the following:

                                    (i)      an amount equal to (x) a Closing
                  Date Per Share Portion of the Closing Distribution Amount, multiplied by (y) the Class L Conversion Factor, payable by the Paying Agent to such holder at any time after the Effective Time upon such holder's surrender and delivery of the Securityholder Documents to the Paying Agent pursuant to
                  Section 3.3; and

                                    (ii)     a portion equal to the Class L
                  Conversion Factor multiplied by the applicable Per Share Portion of any post-closing distribution in respect of the Excluded Assets or the Box Office Contingent Payments, or any post-closing distribution out of the Escrow Account or the Cash Flow Insurance Escrow Account, in each case in accordance with Section 3.4(b) hereof.

         2.7 Conversion of Acquisition Company's Capital Stock. Each share of Capital Stock of the Acquisition Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation, which immediately thereafter shall constitute all of the issued and outstanding Capital Stock of the Surviving Corporation.

         2.8 Paying Agent. The Company (and, from and after the Effective Time, the Surviving Corporation) shall act as paying agent (the "Paying Agent") in effecting the exchange of the Closing Distribution Amount for (i) certificates which, immediately prior to the Effective Time, represented 100% of the shares of Common Stock ("Certificates") entitled to payment pursuant to
Section 2.6(a) and Section 2.6(c) and for which the Securityholder Documents have been delivered pursuant to Section 3.3 and (ii) Participating Options which, immediately prior to the Effective Time, represented 100% of the Participating Options entitled to payment on the Closing Date pursuant to
Section 2.6(b). After the Closing Date, each distribution of funds by the Paying Agent in accordance with this Agreement shall be made in accordance with the terms and conditions of Section 3.4(a) hereof and instructions not inconsistent therewith provided to the Paying Agent by the Designated Stockholder evidenced by a writing signed by authorized representatives of not less than two Designated Stockholders and Audax Entertainment, L.P., which writing shall be conclusive evidence of such action and shall be binding upon all of the Designated Stockholders and all Sellers. The Paying Agent shall be entitled to rely, and shall be fully protected in relying, upon such written instructions and any other information which it deems in good faith to be reliable, and shall be relieved of any further obligation or Liability with respect to any distribution upon the payment of any distribution in accordance with the terms and conditions of Section 3.4(a) hereof and the written instructions of the Designated Stockholders.

         2.9 Dissenting Shares. The shares of Class A Common that are issued and outstanding immediately prior to Effective Time and that are held by a stockholder who did not vote in favor of the Merger shall be herein called "Dissenting Shares," and Holders of Dissenting Shares shall be called "Dissenting Shareholders." Notwithstanding anything in this Agreement to the contrary, the Dissenting Shares shall not be entitled to receive any portion of the Merger

Consideration (including but not limited to the amounts payable at Closing under Section 2.6 hereof), but shall be entitled only to such rights as are set forth in Delaware Law. Subject to Delaware Law, if any Holder of Dissenting Shares shall have subsequently withdrawn a demand for payments, shall have failed to perfect or shall have effectively withdrawn or lost such Holder's rights to appraisal under Delaware Law, such Holder's Dissenting Shares shall thereupon no longer be deemed to be Dissenting Shares and be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the appropriate Merger Consideration (including but not limited to the amounts payable at Closing under Section 2.6 hereof) without any interest thereon, pursuant to the terms and conditions set forth above. Nothing herein shall limit or otherwise modify any Sellers' obligations under any "drag-along" or "come-along" agreement.

         2.10     No Further Transfer of Shares

  After the Effective Time, there shall be no transfers of shares of Capital Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for their proportionate share of the Merger Consideration, without any interest thereon, pursuant to the terms and conditions set forth above.

                                  ARTICLE III

                 SIGNING AND CLOSING; POST-CLOSING DISTRIBUTIONS

         3.1 Written Consent of Stockholders. As soon as possible, but in any case no later than five Business Days after the execution of this Agreement, the Company shall mail a notice to the holders of Common Stock advising them of the approval by a majority of the holders of Common Stock of this Agreement and the Merger and soliciting waivers of dissenter rights from the holders of Common Stock in lieu of a meeting. The Company shall require receipt of such waiver from the holders of Common Stock no later than 20 calendar days following mailing of the notice to the holders of Common Stock. The Company shall so notify the holders of Common Stock whether or not the Board of Directors of the Company determines, at any time subsequent to declaring its advisability, that this Agreement is no longer advisable and recommends that the holders of Common Stock reject it.

         3.2      Closing.

                           (a) As soon as practicable, but in any event within three Business Days after (A) the satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.2 (other than the conditions which by their terms are to be satisfied at Closing, including delivery of items to be delivered at the Closing and conditions that remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), and (B) the delivery by the Buyer to the Company of notice setting forth the specified date of the Closing, which notice must (i) be delivered not less than 3 Business Days prior to the Outside Date, and (ii) must specify as the date of the Closing a Business Day on or prior to the Outside Date, or upon such other date as the parties may agree, the closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the Los Angeles offices of Kirkland & Ellis LLP (or such other place as the parties may agree). The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At or prior to the Closing, (A) the respective designated parties thereto shall deliver the documents referred to in Sections 9.1 and 9.2, and (B) the Company shall deliver to the Buyer the Certificate of Merger in the form attached hereto as Exhibit B, executed and otherwise in order for filing. At the Closing:

                                    (i)      the Paying Agent shall deliver to
                  the Buyer the Certificates described in Section 2.8 that the Paying Agent has received as of the Closing Date,

                                    (ii)     the Buyer shall deliver to the
                  Paying Agent, by wire transfer of immediately available funds, to an account designated by the Paying Agent no later than three Business Days prior to the Closing Date, the Closing Distribution Amount,

                                    (iii)    the Buyer shall deliver, by wire
                  transfer of immediately available funds, an amount equal to the positive difference between the Escrow Amount and the Deposit Amount into an account (the "Escrow Account") established pursuant to the terms and conditions of an agreement dated as of the Closing Date in the form attached hereto as Exhibit C (the "Escrow Agreement") by and among the parties hereto and Bank One, N.A. (the "Escrow Agent") ,

                                    (iv)     the Escrow Agent shall deliver, by
                  wire transfer of immediately available funds, the Deposit Amount into the Escrow Account,

                                    (v)      the Buyer shall deliver, by wire
                  transfer of immediately available funds, the Cash Flow Insurance Claims Escrow Amount into an account (the "Cash Flow Insurance Claims Escrow Account") established pursuant to the terms and conditions of an agreement dated as of the Closing Date in the form attached hereto as Exhibit D (the "Cash Flow Insurance Claims Escrow Agreement") by and among the parties hereto,

                                    (vi)     the Buyer shall deliver, by wire
                  transfer of immediately available funds, to the accounts and in amounts designated to the Company no later than three Business Days prior to the Closing Date, the applicable portions of the Closing Deduct Amount, to the extent not theretofore paid by the Company, upon receipt by Buyer of a written acknowledgement from each recipient that it has been paid in full for all amounts comprising that portion of the Closing Deduct Amount, to which it would be entitled (other than amounts deposited into an Escrow Account),

                                    (vii)    the Paying Agent shall deliver to
                  each Holder who delivered such Holder's Securityholders Documents to the Paying Agent prior to the Closing Date in accordance with Section 3.3, that portion of the Closing

                  Distribution Amount payable to such Holder (or to the Person designated by such Holder in his, her or its Letter of Transmittal) at the Closing as set forth in Section 2.6 hereof by wire transfer of immediately available funds to an account designated by the Holder to the Paying Agent at least three
                  (3) Business Days prior to the Closing Date, and

                                    (viii)   the Buyer and the Company shall
                  make such other deliveries as are required by and in accordance with Article IX.

         3.3      Exchange of Shares and Options.

                           (a) Each record holder of Common Stock or Optionholder as of the Effective Time, as applicable (each hereinafter, a "Holder"), shall surrender the Securityholder Documents to the Paying Agent. The documents to be delivered by the Holders to the Paying Agent either before or after the Closing Date (the "Securityholder Documents") shall be (A) in the case of shares of Common Stock, the Certificates representing such shares (or the affidavit of lost certificate attached to the Letter of Transmittal), together with the Letter of Transmittal substantially in the form attached hereto as Exhibit E executed by such Holder or otherwise reasonably acceptable to the Buyer, and, if so required, representations regarding title, authority and ownership of such shares, and (B) in the case of the Options, the agreement evidencing such Option (or the affidavit of lost certificate attached to the Option Cancellation Agreement) and a duly executed acknowledgement of the cancellation of such Option (an "Option Cancellation Agreement") substantially in the form attached hereto as Exhibit F or otherwise reasonably acceptable to the Buyer. All such surrendered Certificates and Options, as applicable, shall be canceled at the Effective Time.

                           (b) With respect to each Certificate for which the Securityholder Documents were not so surrendered at the Closing, the Paying Agent shall promptly thereafter mail to the Holder thereof, a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss of title to such Certificate shall pass, only upon proper delivery of the appropriate Securityholder Documents to the Paying Agent) and instructions for delivering such Securityholder Documents in exchange for payment to such Holder (or to the Person designated by such Holder in his, her or its Letter of Transmittal) of that portion of the Closing Distribution Amount payable to such Holder as set forth in Section 2.6 and 3.4(b) hereof by wire transfer of immediately available funds to an account designated by the Holder to the Paying Agent. Upon delivery to the Paying Agent of such Securityholder Documents, the Certificate, as applicable, shall then be cancelled. All Options with respect to which the Paying Agent failed to receive the applicable Securityholder Documents on or prior to the Closing Date shall be cancelled in accordance with the terms of the Option Plans, and the applicable Optionholders shall not be entitled to receive any portion of the Merger Consideration.

                           (c) All amounts payable on the Closing Date to each Holder indebted to the Company under the Stockholder Loans shall be net of principal and accrued interest through the Closing Date thereunder and any and all other amounts owed thereunder.

                           (d) No interest will be paid or accrued on the amounts payable upon the surrender of the Securityholder Documents. If payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the Holder of the Certificate surrendered or shall establish to the satisfaction of the Paying Agent or the Surviving Corporation, as the case may be, in its sole discretion, that such Tax has been paid or is not applicable. From and after the Effective Time, until the applicable Securityholder Documents are surrendered in accordance with the provisions of Section 3.3, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive payment of the amounts specified in Section 2.6 and 3.4(b) in respect of such shares of Common Stock.

                           (e)      To the fullest extent permitted by
         Applicable Law, any portion of the funds deposited with the Paying Agent on the Closing Date and on any Distribution Date which remains undistributed to the Holders of shares of Common Stock who did not deliver their respective Securityholder Documents to the Paying Agent prior to the Closing Date shall, for one year after their deposit, become available to the Surviving Corporation for all purposes, and any Holder of shares of Common Stock who has not theretofore complied with this Section 3.3 shall thereafter look only as a general claimant to the Surviving Corporation for payment of the sums to which such Holder is entitled pursuant to this Agreement.

                           (f)      Neither the Buyer nor the Surviving
         Corporation shall be liable to any Holder of shares of Common Stock or Participating Options for any cash delivered by the Paying Agent or the Surviving Corporation in good faith to a public official pursuant to an applicable abandoned property, escheat or similar law.

                           (g) The Surviving Corporation (or the Paying Agent on its behalf) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of shares of Common Stock or Participating Options such amounts, if any, as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provisions of any Law related to Taxes. To the extent that amounts are so withheld by the Surviving Corporation (or the Paying Agent on its behalf), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the relevant shares of Common Stock or Participating Options in respect of which such deduction and withholding was made by the Surviving Corporation (or the Paying Agent on its behalf).

                           (h) In the event that any Certificate or Participating Option shall have been lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as the case may be, shall deliver in exchange for such lost, stolen or destroyed Certificate or Participating Option, upon the making of an affidavit of that fact by the owner thereof in form and substance satisfactory to the Paying Agent or the Surviving Corporation, as the case may be, in its sole discretion, the cash amounts payable with respect to such Certificate or Participating Option pursuant to Article II.

         3.4      Post-Closing Distributions.

                           (a) Excluded Assets and Box Office Contingent Payments. The Buyer shall, and shall cause the Paying Agent to, deliver to each Holder who delivered such Holder's Securityholders Documents to the Paying Agent prior to the applicable Distribution Date in accordance with Section 3.3, that portion of the applicable Distribution Amount payable to such Holder (or to the Person designated by such Holder in his, her or its Letter of Transmittal) on such Distribution Date as set forth in Section 3.4(b) hereof by wire transfer of immediately available funds to an account designated by the Holder to the Paying Agent at least three (3) Business Days prior to the applicable Distribution Date in accordance with the distribution priorities set forth in Section 3.4(b) below within three (3) Business Days (or if later three (3) Business Days after an account has been designated by a Holder) of (i) in the case of the Excluded Assets, the date of delivery by any of the parties of a final executed settlement agreement relating to the Cash Flow Insurance Claims or of the entry of a final, non-appealable judgment resolving the Cash Flow Insurance Claims, (ii) in the case of the Box Office Contingent Payments, in accordance with the terms of the definition of Box Office Contingent Payments; provided, however, that in no event will the Buyer or the Paying Agent be required to make any payment (by wire transfer or otherwise) or distribution of funds unless and until it has actually received payment of amounts to which such payments or distributions relate.

                           (b) Distributions. On any date that (i) the Paying Agent makes any distribution in accordance with Section 3.4(a) above, or (ii) the applicable Escrow Agent makes any distribution of funds to the Sellers in accordance with the terms of the Escrow Agreement or the Cash Flow Insurance Claims Escrow Agreement (other than the reimbursement of expenses incurred by the Designated Stockholders), the Paying Agent and/or the Escrow Agent shall pay the Distribution Amount in the following order, priority and amounts:

                           First, to (a) Audax Entertainment, L.P., the Audax
                  Amount payable in respect of such Distribution Amount, and (b) each Person entitled to a Change of Control Payment in respect of such Distribution Amount, the Change of Control Payment and any Investment Banking Fee Payment payable in respect of such Distribution Amount, in each case pari passu as their interests may appear;

                           Second, to (a) the Holders of Class A Common who have
                  delivered their Securityholder Documents prior to the applicable Distribution Date, with respect to each such share of Class A Common a Closing Date Per Share Portion of the Distribution Amount, (b) the Holders of Class L Common who have delivered their Securityholder Documents prior to the applicable Distribution Date, with respect to each such share of Class L Common an amount equal to (x) a Closing Date Per Share Portion of such Distribution Amount, multiplied by (y) the Class L Conversion Factor, (c) to the Paying Agent, an amount equal to the sum of (1) a Closing Date Per Share Portion of the Distribution Amount and (2) an amount equal to
                  (x) a Closing Date Per Share Portion of such Distribution Amount, multiplied by (y) the Class L Conversion Factor, in each case in respect of each such share of Class A Common or Class L Common (as applicable) with respect to which the applicable Holder failed to deliver his, her or its Securityholder Documents prior to the applicable Distribution Date, and (d) to the Holders of Participating Options with an exercise price equal to or less than $2.98 per share, a Closing Date Per Share Portion of such Distribution Amount minus all applicable withholding taxes, in each case pari passu as their respective interests may appear, until such time as Closing Date Per Share Portion multiplied by the sum of (A) such Distribution Amount and (B) all prior Distribution Amounts (including the Closing Date Distribution Amount) equals $6.55 (it being understood that the references to "Distribution Amount" in this clause second means such amount after giving effect to clause first);

                           Third, to (a) the Holders of Class A Common who have
                  delivered their Securityholder Documents prior to the applicable Distribution Date, with respect to each such share of Class A Common a $6.55 Per Share Portion of the Distribution Amount, (b) the Holders of Class L Common who have delivered their Securityholder Documents prior to the applicable Distribution Date, with respect to each such share of Class L Common an amount equal to (x) a $6.55 Per Share Portion of such Distribution Amount, multiplied by (y) the Class L Conversion Factor, (c) to the Paying Agent, an amount equal to the sum of (1) a $6.55 Per Share Portion of the Distribution Amount and (2) an amount equal to (x) a $6.55 Per Share Portion of such Distribution Amount, multiplied by (y) the Class L Conversion Factor, in each case in respect of each such share of Class A Common or Class L Common (as applicable) with respect to which the applicable Holder failed to deliver his, her or its Securityholder Documents prior to the applicable Distribution Date, and (d) to the Holders of Participating Options with an exercise price equal to or less than $6.55 per share, a $6.55 Per Share Portion of such Distribution Amount minus all applicable withholding taxes, in each case pari passu as their respective interests may appear, until such time as the $6.55 Per Share Portion multiplied by the sum of (A) such Distribution Amount and (B) all prior Distribution Amounts under this clause third equals $0.84 (it being understood that the references to "Distribution Amount" in this clause third means such amount giving effect clauses first and second);

                           Fourth, to (a) the Holders of Class A Common who have
                  delivered their Securityholder Documents prior to the applicable Distribution Date, with respect to each share of Class A Common a $7.39 Per Share Portion of the Distribution Amount, (b) the Holders of Class L Common who have delivered their Securityholder Documents prior to the applicable Distribution Date, with respect to each share of Class L Common an amount equal to (x) a $7.39 Per Share Portion of such Distribution Amount, multiplied by (y) the Class L Conversion Factor, (c) to the Paying Agent, an amount equal to the sum of (1) a $7.39 Per Share Portion of the Distribution Amount and (2) an amount equal to (x) a $7.39 Per Share Portion of such Distribution Amount, multiplied by (y) the Class L Conversion Factor, in each case in respect of each such share of Class A Common or Class L Common (as applicable) with respect to which the applicable Holder failed to deliver his, her or its Securityholder Documents prior to the applicable

                  Distribution Date, and (d) to the Holders of Participating Options with an exercise price equal to or less than $7.39 per share, a $7.39 Per Share Portion of such Distribution Amount minus all applicable withholding taxes, in each case pari passu as their respective interests may appear, until such time as the $7.39 Per Share Portion multiplied by the sum of
                  (A) such Distribution Amount and (B) all prior Distribution Amounts under this clause third equals $2.73 (it being understood that the references to "Distribution Amount" in this clause fourth means such amount giving effect clauses first, second and third); and

                           Fifth, to (a) the Holders of Class A Common who have
                  delivered their Securityholder Documents prior to the applicable Distribution Date, with respect to each share of Class A Common a $10.12 Per Share Portion of the Distribution Amount, (b) the Holders of Class L Common who have delivered their Securityholder Documents prior to the applicable Distribution Date, with respect to each share of Class L Common an amount equal to (x) a $10.12 Per Share Portion of such Distribution Amount, multiplied by (y) the Class L Conversion Factor, (c) to the Paying Agent, an amount equal to the sum of (1) a $10.12 Per Share Portion of the Distribution Amount and (2) an amount equal to (x) a $10.12 Per Share Portion of such Distribution Amount, multiplied by (y) the Class L Conversion Factor, in each case in respect of each such share of Class A Common or Class L Common (as applicable) with respect to which the applicable Holder failed to deliver his, her or its Securityholder Documents prior to the applicable Distribution Date, and (d) to the Holders of Participating Options with an exercise price equal to or less than $10.12 per share, a $10.12 Per Share Portion of such Distribution Amount minus all applicable withholding taxes, in each case pari passu as their respective interests may appear (it being understood that the references to "Distribution Amount" in this clause fifth means such amount giving effect clauses first, second, third and fourth.

                           (c) Payments to Designated Stockholders. At any time subsequent to the Closing, with respect to any Distribution Amount the Paying Agent may upon two (2) Business Days notice to the Designated Stockholders deliver the entire Distribution Amount (less holdbacks with respect to Holders who have not then delivered their Securityholders Documents to the Paying Agent in accordance with
         Section 3.3 and less any applicable withholding taxes by wire transfer to an account designated by the Designated Stockholders and Audax Entertainment, L.P., in which case the Designated Stockholders and Audax Entertainment, L.P. shall be responsible for the distribution of that Distribution Amount among the Persons entitled thereto, as provided in, and in accordance with, the provisions of this Agreement; and the Paying Agent shall be relieved of any further obligation or Liability with respect to that Distribution Amount.

                                   ARTICLE IV

                     COMPANY REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to, and agrees with, the Buyer and the Acquisition Company that, except as set forth in the Disclosure Schedule (the "Disclosure Schedule") attached to this Agreement as Exhibit G, the following representations and warranties are true and correct (provided that any representations and warranties made as of a specified date are or shall be true and correct as of such specified date):

         4.1      Organization, Good Standing and Qualification.

                           (a) The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware.

                           (b) The Company is qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not had, and would not be reasonably expected to have, a Material Adverse Effect on the Company or a material and adverse effect on the validity, execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                           (c) Section 4.1(c) of the Disclosure Schedule sets forth a complete list of each direct or indirect Subsidiary or Controlled Affiliate of the Company, its jurisdiction of organization, the owners of the Capital Stock of such Subsidiary or Controlled Affiliate and each such owner's ownership percentage.

                           (d)      Each Subsidiary of the Company is a
         corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all corporate or limited liability company power and authority to carry on its business as conducted, except where the failure to be in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect on the Company. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as conducted, except for those jurisdictions where the failure to be so qualified has not had, and would not be reasonably expected to have, a Material Adverse Effect on the Company.

                           (e) The Company has heretofore delivered to Buyer complete and correct copies of the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended to the date hereof. The Company's Amended and Restated Certificate of Incorporation and Bylaws are in full force and effect, and the Company is not in violation of any of the provisions thereof.

         4.2      Capitalization.

                           (a) Authorized and Issued Stock. Section 4.2(a) of the Disclosure Schedule sets forth the authorized shares of Capital Stock of, or other Equity Interests in, the Company and the number of such shares issued and outstanding as of the date of this Agreement, including a complete list of holders of Capital Stock and Equity Interests and the number of shares owned by each such holder.

                           (b) Options, Warrants, Convertible Securities. Except as set forth in Section 4.2(b) of the Disclosure Schedule, (i) there are no outstanding options, warrants, calls, commitments, conversion privileges or other rights, obligations or agreements of any kind relating to the issued or unissued Capital Stock of the Company or obligating the Company to issue, repurchase, sell or redeem any shares of the Capital Stock of, or other Equity Interests in, the Company (individually and collectively, "Rights"), (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, (iii) no shares of the Company's outstanding Capital Stock, or stock issuable upon exercise or exchange of any outstanding options or other securities issuable by the Company, are, or on the Closing Date will be, subject to any rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), (iv) the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote in the affairs of the Company, (v) no holder of any Rights relating to the issued or unissued Capital Stock of the Company has any consent or approval right with respect to the consummation of the Merger or any of the other transactions contemplated hereby (including with respect to the conversion of Options pursuant to Section 2.6(b)) and (vi) except as specifically provided for in Sections 2.6 and 3.4, no holder of any Rights (including holders of Rights not constituting Participating Options) will have any right or claim against the Surviving Corporation or the Buyer with respect to Capital Stock of or Equity Interests in the Company from or after the Effective Time, except as expressly set forth in this Agreement.

         4.3      Valid Issuances of Capital Stock. Except as set forth in
Section 4.3 of the Disclosure Schedule, all of the outstanding shares of Capital Stock of, or Equity Interests in, the Company are owned beneficially and of record by the Sellers, free and clear of all Share Encumbrances (except for restrictions imposed by United States federal and state securities laws), and all outstanding shares of Capital Stock are duly issued, fully paid and non-assessable, and such shares of Capital Stock of, and all other outstanding Equity Interests in, the Company have been issued in compliance with all Applicable Laws and have not been issued in contravention of, and are not subject to, any preemptive rights. Except as set forth in Section 4.3 of the Disclosure Schedule, the Company does not hold any of the issued and outstanding shares of its Capital Stock in its treasury.

         4.4 Subsidiaries. Except as set forth in Section 4.4 of the Disclosure Schedule or except for the Company's Subsidiaries, the Company does not presently own or Control, directly or indirectly, any Capital Stock of, or Equity Interests in, or otherwise Control any other Person. Except as set forth in Section 4.4 of the Disclosure Schedule, all of the outstanding shares of Capital Stock of, or Equity Interests in, each Subsidiary of the Company are owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of all Share Encumbrances (except for United States federal and state securities laws), and all of such shares or membership interests are duly issued, fully paid and non-assessable, and were not issued in contravention of, and are not subject to, any preemptive rights. Except as disclosed in Section
4.4 of the Disclosure Schedule, no Subsidiary of the Company holds any of its issued and outstanding shares of Capital Stock or membership interests in its treasury. Except as set forth in Section 4.4 of the Disclosure Schedule, (a) there are, and on the Closing Date will be, no obligations or agreements of any kind relating to the issued or unissued Capital Stock of any of the Company's Subsidiaries or obligating any of the Company's Subsidiaries to issue, repurchase, sell or redeem any shares of Capital Stock of, or other Equity Interests in, any of the Company's Subsidiaries, (b) there are no outstanding obligations of any of the Company's Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, (c) no shares of outstanding Capital Stock of any of the Company's Subsidiaries, or stock issuable upon exercise or exchange of any outstanding options or other securities issuable by any of the Company's Subsidiaries, are, or on the Closing Date will be, subject to any rights of first refusal or other rights to purchase such stock (whether in favor of such Subsidiary or any other person), and (d) the Company's Subsidiaries do not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote in the affairs of such Subsidiary.

         4.5      Power and Due Authorization, etc.

                           (a) The Company has all requisite corporate power and authority to own, lease and operate its assets and properties, to carry on its business as currently conducted and to execute, deliver and perform its obligations under, as applicable, this Agreement and any other documents executed in connection with the Merger and other transactions contemplated hereby.

                           (b) Except as set forth in Section 4.5(b) of the Disclosure Schedule, all corporate action, as applicable, on the part of the Company (including as required pursuant to Section 6.3) necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement and any other documents related to the Merger or other transactions contemplated by this Agreement has been, or, by the time of the Closing shall have been taken. Subject to the preceding sentence, each of this Agreement and any other document executed in connection herewith to which the Company is a party has been duly authorized, executed and delivered by Company and is a valid and binding obligation of the Company, enforceable in accordance with its respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

                           (c) The Board of Directors of the Company, acting by unanimous written consent, has (i) determined as of the date of this Agreement that the Merger is fair to and in the best interests of the Company and the Sellers, (ii) adopted a resolution approving this Agreement and declaring its advisability (the "Board Recommendation") in accordance with the provisions of Delaware Law and the Company's Amended and Restated Certificate of Incorporation, (iii) directed that this Agreement, promptly after its execution, be submitted to the holders of Capital Stock for action by written consent for the purpose of considering and voting on the adoption or rejection of this Agreement, which vote shall be effected pursuant to a written consent of the holders of Capital Stock, and (iv) adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement.

                           (d) All of the Principal Stockholders have indicated to the Company their intent and desire, immediately following the execution of this Agreement, to consent to the adoption of this Agreement. The affirmative vote to adopt this Agreement (pursuant to a written consent in lieu of a meeting or otherwise) of the holders of a majority of the outstanding Common Stock, voting as one class, is the only vote of the holders of any class or series of the Company Capital Stock or other Equity Interests of the Company necessary to adopt and approve this Agreement and to consummate the Merger and the other transactions contemplated hereby.

         4.6 Indebtedness. Except as set forth in the Financial Statements and as set forth in Section 4.6 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Indebtedness that the Company or any such Subsidiary has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which the Company or any such Subsidiary has otherwise become liable.

         4.7      Title to Properties and Assets.

                           (a) Each of the Company and its Subsidiaries has good and marketable title to its respective tangible properties and assets (real, personal or mixed) reflected in the balance sheet of the Company as of September 30, 2003 or otherwise used or necessary for use in the Company's or its Subsidiaries' respective businesses or operations and, in each case, free and clear of all Liens, except for Permitted Liens, other matters that individually or in the aggregate have not had, and will not have, a Material Adverse Effect on the Company, or as disclosed in Section 4.7(a) of the Disclosure Schedule. No Person or Governmental Authority has an option to purchase, right of first negotiation or first refusal or other similar right with respect to all or any part of such properties or assets. The assets, properties and rights of the Company and each of its Subsidiaries are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing. All tangible properties and assets and premises owned or leased by the Company or its Subsidiaries are in good condition and repair and are adequate in all material respects for the uses to which they are put, and no tangible properties or assets necessary for the conduct of the Business in substantially the same manner as it has heretofore been conducted are in need of replacement, maintenance or repairs, except for routine and not materially deferred replacement, maintenance and repair.

                           (b) With respect to all personal property leases (the "Personal Property Leases") and all leases or other agreements to use or occupy any Real Property (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound as of the date of this Agreement, the Company and each of its Subsidiaries (i) are, in all material respects, in compliance therewith and have obtained or made all necessary permits, licenses, certificates, approvals, filings and registrations from all relevant Government Authorities, (ii) hold valid and binding leasehold interests, good, marketable and insurable leasehold title in, and actual and exclusive possession of, the properties and assets leased thereunder (including all buildings, structures or other improvements located thereon), free of any Liens (other than Permitted Liens) of any

         Person other than the lessors of such property and assets under their respective Personal Property Leases and (iii) enjoy peaceful and undisturbed possession thereunder. Each of the Real Property Leases covers the entire estate it purports to cover in all material respects, and, upon the consummation of the Merger and the other transactions contemplated hereby, will entitle the Surviving Corporation or its Subsidiaries, as the case may be, to the exclusive use, occupancy and possession of the Real Property specified therein for the purposes such Real Property is now being used. No Real Property Lease is subordinate to any mortgage or deed of trust except to the extent the holder of that mortgage or deed of trust has agreed in writing not to disturb the Company or any of its Subsidiaries' possession or rights under the Real Property Lease upon any foreclosure of that mortgage or deed of trust. Neither the Company nor any of its Subsidiaries owns any Real Property.

         4.8      Other Intellectual Property Rights.

                           (a) Section 4.8(a) of the Disclosure Schedule sets forth, with respect to Other Intellectual Property Rights owned by the Company or any of its Subsidiaries, a complete and accurate list of all patent, copyright, domain name and trademark registrations and pending applications related thereto.

                           (b) The Other Intellectual Property Rights together with the Films constitute all intellectual property rights necessary to conduct the Business from and after the Effective Time in substantially the same manner as currently conducted, and the Company or its Subsidiaries own or are licensed, or otherwise possess legally enforceable rights to use, all intellectual property rights that are used in the Business.

                           (c) The Company or its Subsidiaries hold good and marketable title to all of the Other Intellectual Property Rights and all of the Other Intellectual Property Rights are free and clear of all Liens (other than Permitted Liens), are currently subsisting, and to the Knowledge of the Company, are valid and enforceable.

                           (d) The Other Intellectual Property Rights do not (A) Infringe upon any patent, trademark, service mark, trade name, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person or (B) contain any element or material which in any manner constitutes a libel, slander or other defamation of any Person.

                           (e) There are no sums due to any Person in connection with the exploitation of the Other Intellectual Property Rights, and all such sums due as of the date hereof (or, with respect to the Closing, all sums due as of the Closing Date), in connection with the Other Intellectual Property Rights have been paid in full.

                           (f) The Company and its Subsidiaries take and have taken all commercially reasonable steps consistent with industry standards to protect, confirm, register, maintain, police and enforce the Other Intellectual Property Rights, including without limitation making all filings, paying all fees and executing all appropriate written agreements (license agreements, assignment agreements, work-for-hire agreements, confidentiality agreements, waivers of moral rights, etc.).

                           (g) Except to the extent that a Material Adverse Effect will not result, neither the Company nor any of its Subsidiaries has done or failed to do any act which impairs or encumbers the Company's or any of its Subsidiaries' full enjoyment of the Other Intellectual Property Rights.

                           (h) Neither the Merger nor any of the other transactions contemplated by this Agreement, shall restrict, limit, invalidate or otherwise affect or result in the termination of any right, title or interest of the Company or any of its Subsidiaries in any of the Other Intellectual Property Rights.

         4.9      Library Films; Library Film Materials.

                           (a) Section 4.9(a) of the Disclosure Schedule accurately identifies all of the Library Films owned and/or Controlled by the Company and/or any of its Subsidiaries, and the media, territory, and term of the Company's and/or its Subsidiaries' exploitation rights therein (collectively, "Distribution Rights").

                                    (i)      Except as set forth on Section
                  4.9(a)(i) of the Disclosure Schedule, the Company or its Subsidiaries hold good and marketable title to all of the Library Films and Distribution Rights, free and clear of all Liens (other than Permitted Liens).

                                    (ii)     Except as set forth on Section
                  4.9(a)(ii) of the Disclosure Schedule, no Library Film, nor any part thereof, nor any of the literary, dramatic or musical material contained therein or upon which any such Library Film is based, nor the exercise by any authorized person or entity of any right granted to or by the Company or any of its Subsidiaries in connection therewith (A) Infringes upon any patent, trademark, service mark, trade name, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person or (B) contains any element or material which in any manner constitutes a libel, slander or other defamation of any Person; provided, however, with respect to Library Films acquired by the Company and produced by Persons that are not Affiliates of the Company, the foregoing representations shall be limited (x) to the scope of representations and warranties obtained by Company and/or its Subsidiaries, and (ii) other matters within the Knowledge of the Company.

                                    (iii)    Except as set forth on Section
                  4.9(a)(iii) of the Disclosure Schedule, no Actions have heretofore been asserted and/or brought and no Actions are pending, or to the Knowledge of the Company, threatened relating to the Library Films or the Distribution Rights.

                                    (iv)     Except for customary guild
                  residuals, performing rights society payments, and talent/producer participations, and any amounts reflected on the Company's Financial Statements there are no material sums due to any Person in connection with the exploitation of the Library Films or the Distribution Rights.

                                    (v)      All sums due as of the date hereof
                  (or, with respect to the Closing, all sums due as of the Closing Date), including, without limitation contingent compensation and residuals, in connection with the Library Films and the exploitation of the Distribution Rights have been paid in full and/or the Company has established and maintains adequate reserves for the payment of such material payment obligations (which reserves are accurately reflected in the Most Recent Balance Sheet).

                                    (vi)     The Company and its Subsidiaries
                  take and have taken all commercially reasonable steps consistent with industry standards to protect, confirm, register, maintain, police and enforce its rights in the Library Films and the Distribution Rights, including without limitation making all filings, paying all fees and executing all appropriate written agreements (license agreements, assignment agreements, work-for-hire agreements, confidentiality agreements, waivers of moral rights, etc.).

                                    (vii)    (A) Except as set forth on Section
                  4.10(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any executory obligations relating to any minimum prints and advertising spend and/or release obligations (i.e., minimum number of screens, markets and/or release dates) for any Library Film, and (B) except as set forth on Section 4.10(a) of the Disclosure Schedule, reflected in the Financial Statements or set forth in the Scheduled Contracts, neither the company nor any of its Subsidiaries has any executory obligations relating to any non-contingent payment guarantee relating to the Library Films.

                                    (viii)   Except for "It's a Wonderful Life",
                  to the Knowledge of Company, the Library Films have been or may be validly copyrighted and registered for copyright in the United States of America and may similarly be registered and/or protected in the jurisdictions in which the Company or its Subsidiaries possess Distribution Rights with respect to such Library Film to the maximum extent that the laws of such jurisdictions provide for such registration and/or protection; provided, however, with respect to Library Films acquired by the Company and produced by Persons that are not Affiliates of the Company, the foregoing representations shall be limited
                  (x) to the scope of representations and warranties obtained by Company and/or its Subsidiaries and (ii) other matters within the Knowledge of the Company.

                                    (ix)     Except for "It's a Wonderful Life",
                  to the Knowledge of Company, no part of any Library Film (other than incidental material) is in the public domain; provided, however, with respect to Library Films acquired by the Company and produced by Persons that are not Affiliates of the Company, the foregoing representations shall be limited
                  (x) to the scope of representations and
                  warranties obtained by Company and/or its Subsidiaries and
                  (ii) other matters within the Knowledge of the Company.

                                    (x)      Except to the extent that a
                  Material Adverse Effect will not result, neither the Company nor any of its Subsidiaries has done or failed to do, any act which impairs or encumbers the Company's or any of its Subsidiaries' full enjoyment of the Library Films or the Distribution Rights.

                                    (xi)     Neither the Merger nor any of the
                  other transactions contemplated by this Agreement, shall restrict, limit, invalidate or otherwise affect or result in the termination of any right, title or interest of the Company or any of its Subsidiaries in any of the Library Films or the Distribution Rights.

                           (b) Section 4.9(b) of the Disclosure Schedules sets forth a true, correct and complete list of the locations of all of the Elements in which the Company or any of its Subsidiaries has any right, title or interest relating to any of the Library Films. With respect to each Library Film, the Elements owned or Controlled by the Company and its Subsidiaries are free and clear of all Liens (other than Permitted Liens) and are sufficient to produce copies, prints, video products and other reproductions for exploitation in the theatrical, non-theatrical, television and video and audio markets that are of first-class technical quality suitable for use in connection with the exploitation of the Distribution Rights.

         4.10     Films In Progress and Development Projects.

                           (a) Section 4.10(a) of the Disclosure Schedule sets forth for the Company and each of its Subsidiaries as of the date of this Agreement (or, with respect to the Closing, as of the Closing
         Date) a list of all Films for which principal photography or post-production has commenced, or that have been completed and/or acquired but not delivered, or completed and/or acquired, and delivered, but not commercially exploited, whether being produced by the Company or any of its Subsidiaries or whether the Company or any of its Subsidiaries is committed, or has the right, to acquire any rights in such Film from a third Person (collectively, the "Films In Progress"), together with a summary of all material costs and expenses (including a list of prints and advertising and release commitments, where applicable) paid by the relevant Person in connection with each Film In Progress to the date set forth therein and the remaining material amounts (including a list of prints and advertising and release commitments, where applicable) that the Company or such Subsidiary is obligated as of the date of this Agreement (or, with respect to the Closing, as of the Closing Date) to pay with respect thereto. For the avoidance of doubt, Films In Progress are intended to include all Films other than Library Films and Development Projects.

                           (b) Section 4.10(b) of the Disclosure Schedule identifies all Films that are being developed, produced or acquired by or on behalf of the Company or any of its Subsidiaries for which principal photography has yet to commence, regardless of the stage of development of such work or project (the "Development Projects") as of the date of this Agreement (or, with respect to the Closing, as of the Closing Date), together with a summary of all material costs and expenses paid by the relevant Person in connection with each Development Project and the remaining material amounts that the Company or such Subsidiary is obligated to pay as of the date of this Agreement (or, with respect to the Closing, as of the Closing Date) with respect thereto. For the avoidance of doubt, Development Projects are intended to include all Films other than Library Films and Films in Progress.

                           (c) With respect to the Films In Progress and the Development Projects (together, the "Non-Library Films").

                                    (i)      No Non-Library Film, nor any part
                  thereof, nor any of the literary, dramatic or musical material contained therein or upon which any such Non-Library Film is based, nor the exercise by any authorized person or entity of any right granted to or by the Company or any of its Subsidiaries in connection therewith (A) Infringes upon any patent, trademark, service mark, trade name, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person or (B) contains any element or material which in any manner constitutes a libel, slander or other defamation of any Person; provided, however, other than with respect to "The Punisher", "Havana Nights", and the Development Projects, the foregoing representation shall be limited to the Knowledge of Company.

                                    (ii)     Except as set forth on Section
                  4.10(c)(iii) of the Disclosure Schedule, all sums due as of the date hereof (or, with respect to the Closing, all sums due as of the Closing Date) in connection with the Non-Library Films have been paid in full.

                                    (iii)    The Company and its Subsidiaries
                  take and have taken all commercially reasonable steps consistent with industry standards to protect, confirm, register, maintain, police and enforce its rights in the Non-Library Films, including without limitation making all filings, paying all fees and executing all appropriate written agreements (license agreements, assignment agreements, work-for-hire agreements, confidentiality agreements, waivers of moral rights, etc.).

                                    (iv)     No Actions have heretofore been
                  asserted and/or brought and no Actions are pending, or to the Knowledge of the Company, threatened relating to the Non-Library Films.

                                    (v)      No Person has any put right or
                  other right, which, if exercised would require the Company or any of its Subsidiaries to develop, produce, exploit, acquire or "green light" any Film or entitle such Person to control the manner or extent to which any Film is developed, produced, exploited, acquired or "green lit".

                                    (vi)     The Non-Library Films have been or
                  may be validly copyrighted and registered for copyright in the United States of America and may similarly be registered and/or protected in other jurisdictions in which the Company or its Subsidiaries possess distribution rights with respect to such Non-Library Film to the maximum extent that the laws of such jurisdictions provide for such registration and/or protection; provided, however, other than with respect to "The Punisher", "Havana Nights", and the Development Projects, the foregoing representation shall be limited to the Knowledge of Company.

                                    (vii)    No part of any Non-Library Film
                  (other than incidental material) is in the public domain; provided, however, other than with respect to "The Punisher", "Havana Nights", and the Development Projects, the foregoing representation shall be limited to the Knowledge of Company.

                                    (viii)   Neither the Company nor any of its
                  Subsidiaries has done or failed to do, any act which materially impairs or encumbers the Company's or any of its Subsidiaries' full enjoyment of the Non-Library Films.

                                    (ix)     Neither the Merger nor any of the
                  other transactions contemplated by this Agreement, shall restrict, limit, invalidate or otherwise affect or result in the termination of any material right, title or interest of the Company or any of its Subsidiaries in any of the Non-Library Films.

         4.11     Material Contracts and Obligations.

                           (a) Section 4.11(a) of the Disclosure Schedule sets forth a complete list of all of the following Contracts (the "Scheduled Contracts"):

                                    (i)      each Contract (other than License
                  Agreements) between the Company or any of its Subsidiaries and
                  (A) any Person that requires the payment or incurrence of Liabilities, or the rendering of services (other than with respect to Films), by the Company or any of its Subsidiaries subsequent to the date hereof of more than $1,000,000 over the life of such Contract or that is reasonably expected to require payment of more than $1,000,000 over the life of such Contract, and (B) any Person in which the aggregate payments made under such Contract to the Company or any of its Subsidiaries exceeded or will exceed $1,000,000 over the life of such Contract (including without limitation each Contract relating to the sale, transfer, lease, licensing or other disposal of any properties or assets of the Company or any of its Subsidiaries), and (C) any Person in (A) or (B) or a group of related Persons, to the extent less than $1,000,000, all such Contracts taken together exceeded or will exceed $5,000,000;

                                    (ii)     each License Agreement in which the
                  aggregate payments to be made to or by the Company or any of its Subsidiaries exceeds $1,000,000 over the life of such Contract or that is reasonably expected to require payment to or by the Company or any of its Subsidiaries of more than $1,000,000 over the life of such Contract, and each License Agreement together with other agreements related to the same project or Film, to the extent less than $1,000,000 singly, all such Contracts taken together exceeded or will exceed $5,000,000;

                                    (iii)    each Contract that limits the right
                  of the Company or any of its Subsidiaries to engage or compete with any Person in any business (including those containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its Subsidiaries);

                                    (iv)     each Contract that relates to any
                  joint venture, limited liability company or partnership;

                                    (v)      each Contract (other than Contracts
                  referred to in clauses (vii), (xiv) or (xv)) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Sellers or their respective Affiliates (other than the Company or any of its Subsidiaries) or representatives, on the other hand;

                                    (vi)     each Contract for the borrowing or
                  lending of money (including without limitation each indenture, credit agreement, letter of credit, mortgage and promissory note) with respect to the Business (including any guaranty agreement) or that otherwise evidences Indebtedness of the Company (but not including Indebtedness described in clause
                  (iv) of such definition) of the Company or any of its Subsidiaries in excess of $50,000 individually or $250,000 in the aggregate;

                                    (vii)    each Contract under which the
                  Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors or officers or to any stockholder (including any of the Sellers) or its Affiliates or, outside the Ordinary Course of Business, to its employees that are not Sellers;

                                    (viii)   each Contract that is a Lease;

                                    (ix)     each Contract that is an option,
                  right of first refusal or security or other interest in or relating to the assets or the Business, other than those entered into in the Ordinary Course of Business;

                                    (x)      each Contract involving the
                  settlement of any lawsuit with respect to which, as of the date of this Agreement, (a) any unpaid amount exceeds $100,000 or (b) conditions precedent to the settlement have not been satisfied;

                                    (xi)     each Contract pursuant to which the
                  Company or any of its Subsidiaries has granted a power of attorney that is currently effective and outstanding;

                                    (xii)    each Contract that is a bid or
                  contract proposal made by the Company that, if accepted and entered into, is likely to result in a material loss to the Company or any of its Subsidiaries, taken as a whole;

                                    (xiii)   each Contract that is an Employment
                  Agreement, which provides for the payment of more than $100,000 during any one year period of its term;

                                    (xiv)    each Contract the benefits of which
                  are contingent, or the terms of which are materially altered, upon the consummation of the Merger or the other transactions contemplated hereby;

                                    (xv)     any other Contract not otherwise
                  listed herein, the breach of which has had or will have a Material Adverse Effect;

                                    (xvi)    the AFI Agreements; and

                                    (xvii) each Contract that is an amendment,
                  supplement, and modification (whether oral or written) in respect of, or waiver of any rights under, any of the foregoing.

                           (b) Prior to the date hereof, a true and correct copy of each written Scheduled Contract has been made available to Buyer, and the Company has disclosed in writing to Buyer the terms and conditions of all such Contracts not contained in a written agreement. Except as disclosed in Section 4.11(b) of the Disclosure Schedule or that would not have a Material Adverse Effect on the Company or any of its Subsidiaries, (i) each Scheduled Contract is (and at the Effective Time and after consummation of the Merger and the other transactions contemplated hereby will, on identical terms, be) in full force and effect and is (and will be) a legal, valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company and its Subsidiaries, each other party thereto, enforceable against the Company or such Subsidiary, and, to the Knowledge of the Company and its Subsidiaries, each such other party thereto, in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) there is no actual or alleged breach, default, improper termination or failure to perform by the Company or any of its Subsidiaries, or any of the counterparties thereto, (iii) there exists no condition or event (excluding the consummation of the Merger) which, after notice or lapse of time or both, would constitute or result in any material breach, default or termination by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto (other than any conflict, violation, default or right of termination resulting from or relating to any Contract of the Buyer or any of its Subsidiaries), and (iv) neither the Company nor any of its Subsidiaries, nor any counterparties thereto have given or received notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation thereof.

         4.12 Litigation. Except as disclosed in Section 4.12(a) of the Disclosure Schedule, or except as has not had or will not have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement there is no action, suit, appeal, petition, plea, charge, complaint, claim, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding ("Action") pending (or, to the Knowledge of the Company or its Subsidiaries, any Action threatened) (i) against the Sellers in connection with their respective ownership interest in, or relationship with, the Company, (ii) against the Company or any of its Subsidiaries or their respective activities, business, operations, properties or assets (including (x) with respect to the Library Films or the Other Intellectual Property Rights or (y) by any current or former employee of the Company or any of its Subsidiaries) or (iii) against the Sellers, the Company or any of its Subsidiaries that threatens, or seeks to prevent, delay, restrain, prohibit, invalidate, enjoin or interfere with the validity or consummation of the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority, that (A) has not had and will not have, a Material Adverse Effect on the Company or (B) would or could reasonably be expected to threaten, or prevent, delay, restrain, prohibit, invalidate, enjoin or interfere with the validity or consummation of the Merger or the other transactions contemplated by this Agreement. No property or asset of the Company or any of its Subsidiaries has been taken or expropriated by any Governmental Authority, nor is the Company or any of its Subsidiaries aware of any intent or proposal by any Governmental Authority to commence a proceeding relating thereto, by notice to the Company or any of its Subsidiaries or otherwise.

         4.13 Government Approvals. Except as set forth in Section 4.13 of the Disclosure Schedule and except as required due to the status of the Buyer or the Acquisition Company, the execution and delivery of this Agreement by the Company or any of its Subsidiaries do not, and the performance of this Agreement by the Company or any of its Subsidiaries, the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any consent, approval, license, order, authorization or permit of, or filing, registration or declaration with or notification to, any Governmental Authority ("Government Approvals") by the Company or any of its Subsidiaries.

         4.14     Compliance with Other Instruments. Except as set forth in
Section 4.14 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated hereby do not and will not (excluding any action by the Surviving Corporation after the Closing) (a) contravene or conflict with the articles or certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents of the Company or any of its Subsidiaries; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company or any of its Subsidiaries, or their respective assets or properties; (c) conflict with, or result in any violation or breach of, or constitute a default under any Scheduled Contract; or (d) result in the creation or imposition, under any Scheduled Contract or Applicable Law binding upon the Company or any of its Subsidiaries, of any Lien on the shares of Capital Stock or on any asset of any of the Company or any of its Subsidiaries.

         4.15     Advisory Fees; Change of Control Payments; Closing Deduct
Amount.

                           (a) Except as set forth on Section 4.15(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has any liability or obligation to pay any fees or commissions to any broker, finder, financial advisor, investment banker or agent with respect to the Merger or the transactions contemplated by this Agreement ("Advisory Fees").

                           (b) Except as set forth on Section 4.15(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has any liability or obligation to pay any Change of Control Payments to any Person.

         4.16 Insurance. Section 4.16 of the Disclosure Schedule sets forth each material insurance policy held by, or for the benefit of, the Company or its Subsidiaries. The Company has made available to the Buyer true and correct copies of all such policies (including any additional insured or loss payee certificates) prior to the date hereof. Except as set forth on Section 4.16 of the Disclosure Schedule, (i) all premiums due under such insurance policies have been paid, (ii) all such insurance policies are in full force and effect, (iii) neither Company nor any of its Subsidiaries is in default with respect to any such policies, and (iv) no notice of non-renewal, cancellation or termination or intent to cancel, terminate or not renew has been received by the Company or any of its Subsidiaries with respect to any such insurance policy.

         4.17 Financial Statements. Section 4.17(a) of the Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2002 and 2001, a consolidated audited statement of operations and statement of changes in cash flows of the Company and its Subsidiaries for its fiscal years ended December 31, 2002 and 2001, an unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2003 (such balance sheet, the "Most Recent Balance Sheet", and such date, the "Balance Sheet Date") and an unaudited consolidated statement of operations of the Company and its Subsidiaries for the nine-month period ended September 30, 2003 and an unaudited consolidated statement of operations and statement of changes in cash flows the nine-month period ending on such date (all such financial statements being collectively referred to herein as the "Financial Statements"). Such Financial Statements present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries at the date or dates therein indicated and the results of operations and cash flows for the period or periods therein specified, and have been prepared in accordance with GAAP, except as noted therein and except that the unaudited consolidated financial statements omit certain of the notes thereto required by GAAP and are subject to normal year-end audit adjustments that will not in the aggregate have a Material Adverse Effect on the Company. There are no Liabilities of the Company or any of its Subsidiaries other than: (i) any Liability accrued as a Liability that is reported on, reserved against or otherwise reflected in the balance sheet dated the Balance Sheet Date; (ii) Liabilities disclosed in the Disclosure Schedules;
(iii) Liabilities not required to be disclosed on financial statements under GAAP; or (iv) Liabilities incurred since the Balance Sheet Date that have been incurred in the Ordinary Course of Business of the Company or any of its Subsidiaries. The Financial Statements contain a complete and accurate calculation of all accruals as of September 30, 2003 relating to the DVD Services Agreement. Neither the Company nor any of its Subsidiaries has had access to any survey, report or analysis relating to the valuation of the Library of the Company and/or its Subsidiaries since December 31, 2002. Section 4.17(b) of the Disclosure Schedule lists all off balance sheet liabilities as of the date of this Agreement relating to the acquisition or financing of Films and any other material off- balance-sheet Indebtedness. Section 4.17(c) of the Disclosure Schedule lists all of the active participation audits of the Company or its Subsidiaries as of the date of this Agreement.

         4.18 Certain Actions; Events. Except as set forth in Section 4.18 of the Disclosure Schedule or except as contemplated by this Agreement, since the Balance Sheet Date:

                           (a) each of the Company and its Subsidiaries has conducted its business in the Ordinary Course of Business consistent with past practice;

                           (b) there has not been any event that has resulted in, or will result in, individually or in the aggregate, a Material Adverse Effect on the Company; and

                           (c) neither Company nor any of its Subsidiaries have taken any actions or failed to take any actions which, had such actions occurred or failed to occur during the period beginning on the date of this Agreement and ending on the Closing Date, would have breached or otherwise violated any of the covenants set forth in
         Section 6.1(a).

         4.19 Permits. Section 4.19 of the Disclosure Schedule sets forth all material approvals, licenses, orders, consents, authorizations or registrations, declarations or filings and permits of all Governmental Authorities (and all other Persons) necessary for the ownership, lease and operation of the Business and its property and assets in substantially the same manner as currently operated or affecting or relating in any material way to the Business, the Company or any of its Subsidiaries (the "Permits"). All Permits are in full force and effect, and the Company and its Subsidiaries are in compliance with all terms of the Permits. The consummation of the Merger and the other transactions contemplated hereby will not affect any of the Permits, or cause any payments to be due with respect thereto, except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

         4.20     Compliance with Applicable Laws. Except as set forth in
Section 4.20 of the Disclosure Schedule, the operation and conduct of the Business by the Company and each of its Subsidiaries does not violate any Applicable Law, except as has not had or will not have, individually or in the aggregate, a Material Adverse Effect on the Company, and neither Company nor any of its Subsidiaries has received any notice (whether written or oral) alleging the same.

         4.21     Employment Agreements; Change in Control; and Employee
Benefits.

                           (a) "Employment Agreements" shall mean any and all employment, consulting, severance pay, continuation pay or termination pay agreements between or binding upon the Company or any Subsidiary of the Company, on the one hand, and any current or former employee of the Company or any Subsidiary of the Company or any consultant or agent of the Company or any Subsidiary of the Company, on the other hand.

                           (b) Except as set forth on Section 4.21(b) of the Disclosure Schedule, there are no Employment Agreements, Benefit Arrangements, or Employee Benefit Plans to which the Company or any Subsidiary of the Company is a party or by which it is bound under which the transactions contemplated by this Agreement (i) will require any payment by the Company, any Subsidiary of the Company or the Buyer, or any consent or waiver from any stockholder, optionholder, officer, director, employee or Affiliate of the Company or any Subsidiary of the Company or any consultant or agent of the Company, any Subsidiary of the Company, or the Buyer or (ii) will result in any increase, acceleration, vesting or other change in the compensation, benefits or other rights of any stockholder, officer, director, employee or Affiliate of the Company or any Subsidiary of the Company or any consultant or agent of the Company or any Subsidiary of the Company under any such Employment Agreement, Benefit Arrangements or Employee Benefit Plans, or other similar agreement. There are no option plans of the Company or any of its Subsidiaries other than the Option Plans.

                           (c) Section 4.21(c) of the Disclosure Schedule sets forth all Employee Benefit Plans of the Company, any ERISA Affiliate or any Subsidiary of the Company as of the date of this Agreement in which any employees or former employees and their beneficiaries of the Company, any ERISA Affiliate or any Subsidiary of the Company participate. The Company has made available to the Buyer true and correct copies of (i) the three (3) most recent annual reports (Form 5500 series) required to be filed with the IRS with respect to each Employee Benefit Plan or similar report of the jurisdiction in which such Employee Benefit Plan is located, (ii) each such Employee Benefit Plan document; (iii) each trust agreement or other funding vehicle relating to each such Employee Benefit Plan; (iv) a complete description of any Employee Benefit Plan which is not in writing; (v) the most recent summary plan description and any summary of material modifications for each Employee Benefit Plan for which a summary plan description is required and (vi) the most recent determination letter and/or opinion letter issued by the IRS with respect to any Employee Benefit Plan qualified under Section 401(a) of the Code or similar report of the jurisdiction in which such Employee Benefit Plan is located. The Company has also made available to the Buyer a list of former employees who are entitled to COBRA coverage and the date on which such COBRA coverage terminates.

                           (d) Neither the Company nor any Subsidiary of the Company nor any Affiliate or ERISA Affiliate of the Company or any Subsidiary of the Company sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan. Except as set forth in Section 4.21(d) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company and their ERISA Affiliates have incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of any Employee Pension Benefit Plan that could become, on or after the Closing Date, an obligation or liability of the Company, the Buyer or any of their Affiliates.

                           (e) Except as set forth in Section 4.21(e) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any Affiliate or ERISA Affiliate of the Company or any Subsidiary of the Company sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to any Multiemployer Plan. Neither the Company, nor any Subsidiary of the Company nor any of their ERISA Affiliates has at any time withdrawn from a Multiemployer Plan in a complete withdrawal or a partial withdrawal, as such terms are defined in ERISA Sections 4203 and 4205, respectively, so as to result in any material liability, contingent or otherwise, to the Company or any Subsidiary of the Company or any of their ERISA Affiliates, nor have any of them received any Notice of any claim or demand for material withdrawal liability or potential material withdrawal liability. To the Knowledge of the Company and its Subsidiaries, with respect to each Multiemployer Plan,
         (i) no such plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company or any Subsidiary of the Company or any of their ERISA Affiliates under Title IV of ERISA; (ii) no proceeding has been initiated by any Person (including the PBGC) to terminate any such plan; (iii) the Company and the Subsidiaries of the Company and any of their ERISA Affiliates have no reason to believe that any Multiemployer Plan will be terminated or reorganized; (iv) the Company or any Subsidiary of the Company, and their ERISA Affiliates have not received a notice that increased benefits may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such plan is or may become insolvent; (v) the Company or any Subsidiary of the Company, and their ERISA Affiliates have not incurred any (or will not incur as a result of the transactions contemplated by this Agreement) withdrawal liability from any such plan by reason of the sale of assets pursuant to Section 4204 of ERISA; and (vi) the Company, each Subsidiary of the Company and their ERISA Affiliates do not expect to withdraw from any Multiemployer Plan.

                           (f) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and none of the Company, any Subsidiary of the Company, or any fiduciary of any Employee Benefit Plan, or any Affiliate or ERISA Affiliate of the foregoing has had asserted against it any claim for taxes under Chapter 43 of Subtitle A of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of the Company and its Subsidiaries, is there a material basis for any such claim.

                           (g) Each Employee Benefit Plan has at all times prior hereto been maintained, by its terms and in operation, in accordance with ERISA, COBRA and the Code in all material respects. Each Employee Benefit Plan that is intended to be qualified under
         Section 401(a) of the Code is so qualified, and either has received a favorable determination letter with respect to such qualified status from the IRS or has filed a request for such a determination letter with the IRS within the remedial amendment period such that such determination of qualified status will apply from and after the effective date of any such Employee Benefit Plan. No condition exists that would prevent the Company, its Subsidiaries or any ERISA Affiliate from amending or terminating any Employee Benefit Plan. To the Knowledge of the Company or its Subsidiaries, no event or condition exists or has occurred that could adversely affect the qualified status of any Employee Benefit Plan. The Company does not maintain any welfare plan (as defined in Section 3(2) of ERISA) which has any present or future obligation to make any payment to or with respect to any present or former employee of the Company, except as required by Section 4980B of the Code.

                           (h) Neither the Company nor its Subsidiaries maintains, sponsors, contributes to, has ever contributed to or been obligated to contribute to, any employee benefit plan maintained in a jurisdiction outside the United States or that provides benefits to individuals outside the United States nor does the Company, its Subsidiaries or any ERISA Affiliate have any liability with respect to any employee benefit plan maintained in a jurisdiction outside the United States or that provides benefits to individuals outside the United States.

                           (i) Neither the Company nor its Subsidiaries has announced to employees, former employees or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Benefit Plan which is intended to cover employees or former employees of the Company or its Subsidiaries or to amend or modify any existing Employee Benefit Plan which covers or has covered employees or former employees of the Company, its Subsidiaries or any ERISA Affiliate.

                           (j) There is no action or decree outstanding or any governmental audit or investigation, relating to or seeking benefits under any Employee Benefit Plan that is pending or, to the Knowledge of the Company or its Subsidiaries, threatened against the Company, its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Employee Benefit Plan.

                           (k) Section 4.21(k) of the Disclosure Schedule sets forth a complete and accurate list of all accruals made by the Company and its Subsidiaries as of the date hereof relating to any bonus or similar compensation payable to any of its respective directors, officers or employees. Expressly excluding bonuses the payment of which is in the sole discretion of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has any obligation as of the date of this Agreement to pay any bonus or similar compensation to any directors, officers or employees in excess of the accruals set forth on Section 4.21(k) of the Disclosure Schedule.

         4.22 Tax Matters. Except as set forth in Section 4.22 of the Disclosure Schedule:

                           (a) (i) all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for all Taxable Periods have been timely filed; (ii) all such Tax Returns (x) were prepared in the manner required by applicable law, (y) are true, correct and complete in all material respects, and (z) accurately reflect the liability for Taxes of the Company and its Subsidiaries;
         (iii) all assessments of Tax made against the Company or any of its Subsidiaries with respect to such Tax Returns, and all Taxes, whether or not shown or required to be shown on any Tax Return, have been paid when due; and (iv) no adjustment relating to any such Tax Return has been proposed or, to the Knowledge of the Company, threatened by a Tax authority which has not been resolved.

                           (b) The federal, state, local and foreign Tax Returns of the Company and its Subsidiaries that have been provided to the Buyer prior to the date hereof are true and complete copies of such Tax Returns.

                           (c) The Company and each of its Subsidiaries have provided a sufficient reserve for the payment of all Taxes owing but not yet due and payable (the "Tax Reserve") on the Financial Statements; and such Taxes provided for include those for which the Company or any of its Subsidiaries may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture or other entity. The reserve for Taxes set forth on the face of the Financial Statements (and not merely in any notes thereto) adequately covers any liability for Taxes which may be assessed against the Company or any of its Subsidiaries through the date of such filing. Any and all Taxes accruing after the dates of the Financial Statements have been adequately provided for in the books and records of the Company and its Subsidiaries.

                           (d) The Company and each of its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code and other applicable laws, rules and regulations relating to the withholding, payment, remittance and reporting of Taxes, including, without limitation, the withholding, payment, remittance and reporting requirements under Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and Treasury Regulations thereunder, and California Revenue and Taxation Code Section 18662 and related regulations, as well as provisions under any other laws, rules and regulations relating to the withholding, payment, remittance or reporting of Taxes, and have, within the time and in the manner prescribed by law, withheld from employee wages and amounts payable to other persons and paid over to the proper governmental authorities all amounts required.

                           (e) None of the Tax Returns of the Company or any of its Subsidiaries has been, with respect to a taxable year for which the statute of limitations has not expired, or is currently being examined by the United States Internal Revenue Service or relevant state, local or foreign Taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has the Company or any of its Subsidiaries received a revenue agent's or similar report asserting a Tax deficiency.

                           (f) No claim is pending by any Tax authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes, and except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code (including any advance pricing or other agreement with any Tax authority).

                           (g) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any of its Subsidiaries is in force, and no waiver or agreement by the Company or any of its Subsidiaries is in force for the extension of time for the assessment or payment of Taxes. Neither the Company nor any of its Subsidiaries has granted a power of attorney that remains in effect to any person with respect to any Taxable Period.

                           (h)      Neither the Company nor any of its
         Subsidiaries has agreed or is required to include in income any adjustment under Section 481(a) of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method prior to the Closing Date, nor will the Company or any Subsidiary be required to include in a Taxable Period ending after Closing taxable income that accrued but was not recognized in a prior Taxable Period as a result of open transaction reporting, the installment method of accounting, the long-term contract method of accounting or other Tax accounting method, or any agreement with a Tax authority.

                           (i)      Neither the Company nor any of its
         Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, or liability for, Taxes, with respect to any Taxable Period.

                           (j) Neither the Company nor any of its present or former Subsidiaries has been either a distributing corporation or a controlled corporation in a transaction satisfying or intended to satisfy the requirements of Section 355 of the Code since April 16, 1997.

                           (k) The Company and each of its Subsidiaries have made (or there has been made on their behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

                           (l) The Company is not, and has not been, a "United States real property holding corporation" within the meaning of
         Section 897(c)(2) of the Code during the applicable period specified in
         Section 897(c)(1)(A)(ii) of the Code, and neither the Company nor any Subsidiary of the Company has made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code. At or prior to the Closing, the Company delivered to Buyer a certificate, in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that the Company is not such a U.S. real property holding corporation.

                           (m) No property owned by the Company or any Subsidiary (i) constitutes tax exempt use property within the meaning of Section 168(h)(1) of Code, (ii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code, or (iii) subject to a lease under Section 7701(h) of the Code.

                           (n)      Neither the Company nor any of the
         Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement (including without limitation Employment Agreements, Option agreements and Option Plans) that could obligate it to make any payments that may not be deductible under
         Section 280G of the Code.

                           (o) Notwithstanding anything to the contrary set forth in this Section 4.22, the Company shall not be deemed to have made any representation or warranty regarding any past, present or future net operating loss deduction (within the meaning of Section 172(a) of the Code and the applicable Treasury regulations thereunder) that may be carried to a separate return year of the Company or any of its Subsidiaries; provided, however, that this Section 4.22(o) shall not limit or affect any rights to indemnification under Section 10.5, which shall be determined without reference to this Section 4.22(o).

                           (p)      For each asset of the Company or a
         Subsidiary consisting of one or more Films, Section 4.22(o) of the Disclosure Schedule accurately sets forth, as determined for federal income tax purposes, (i) the Films treated as part of such asset, (ii) the adjusted tax basis (A) as of December 31, 2002, for each such asset held on December 31, 2002, or (B) the original tax basis for each such asset acquired after December 31, 2002, (iii) the depreciation or amortization method utilized for the Film, and (iv) for all Films with remaining tax basis, the aggregate amount of any depreciation or amortization taken before January 1, 2003.

         4.23     Labor Agreements and Actions.

                           (a) Except as disclosed in Section 4.23(a) of the Disclosure Schedule, neither the Company nor its Subsidiaries is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any Contract with any labor union, and no labor union has requested or, to the Knowledge of the Company and its Subsidiaries, has sought to represent any of the employees, representatives or agents of any of the Company or its Subsidiaries.

                           (b) Except as disclosed in Section 4.23(b) of the Disclosure Schedule, there is no strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company and its Subsidiaries, threatened, which will have a Material Adverse Effect on the Company nor is the Company or any of its Subsidiaries aware of any labor organization activity involving any of the employees of the Company or any of its Subsidiaries.

                           (c) The Company and any ERISA Affiliate has complied in all respects with all applicable provisions of the Company Benefit Plans and Applicable Law, including, but not limited to, the Code, ERISA, COBRA, HIPAA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act of 1933, as amended, and all other Laws pertaining to the Benefit Plans or the Company's relations with its employees, and other employee or employment related benefits, and all premiums and assessments relating to all Benefit Plans, except as has not had or will not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other Contract claims or lawsuits, or other administrative charges, claims, grievances or lawsuits before any court, regulatory body, arbiter or other Governmental Authority arising under any Applicable Law or any Employment Agreement.

         4.24 Environmental Compliance. Except as disclosed in Section 4.24 of the Disclosure Schedule or except for matters that individually or in the aggregate have not had or will not have, a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are in compliance with all terms and conditions of all Permits required under all Environmental Laws and used in their respective businesses, (b) the Company and its Subsidiaries have obtained all Permits that are required under any Environmental Law, and (c) to the Company's Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that occurred in the conduct of the Business that could reasonably be expected to interfere with or prevent continued compliance with any Environmental Law by any of the Company or its Subsidiaries.

         4.25 Interested Party Transactions. Except as set forth in the Financial Statements or disclosed in Section 4.25 of the Disclosure Schedule, no shareholder, officer or director of the Company or any of its Subsidiaries nor any Affiliate of any such Person is currently a party to any Contract with the Company and no such Person has, either directly or indirectly, a material interest in: (a) any Person or entity which purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or services; or (b) any Scheduled Contract to which the Company or any of its Subsidiaries is a party or by which any of them may be bound or affected.

         4.26 Fictitious Names. Except as disclosed in Section 4.26 of the Disclosure Schedule, none of the Company nor any of its Subsidiaries is doing business or intends to do business other than under its full corporate name, including, without limitation, under any trade name or other doing business name.

         4.27 AFI. Except as provided in this Section 4.27, the Company and its Subsidiaries have satisfied and paid all current and future payment obligations under the AFI Agreements, including, without limitation, any and all Quarterly Payment Amounts, including the Minimum Scheduled Payments (as such terms are defined in the AFI Agreements) due and owing under the AFI Agreements.
Section 4.27(a) of the Disclosure Schedule sets forth an accurate calculation as of September 30, 2003 of the contingent liability to any party under the AFI Agreements in the event that the Company or its Subsidiaries do not designate an additional two Films (the "Remaining Films") as Declared Qualifying Pictures (as such term is defined in the AFI Agreements) pursuant to the AFI Agreements.
Section 4.27(b) of the Disclosure Schedule sets out (i) a list of those Films which have been designated pursuant to the AFI Agreements as Declared Qualifying Pictures and (ii) the Cumulative Gross Receipts (as such term is defined in the AFI Agreements) of all Declared Qualifying Pictures as at the date August 31, 2003.

         4.28 Receivables. Except to the extent, if any, reserved for on the Most Recent Balance Sheet, all receivables reflected on such balance sheet arose from, and the receivables existing on the Closing Date will have arisen from, transactions occurring in the Ordinary Course of Business. Section 4.28 of the Disclosure Schedule sets forth a true and correct copy of the most recent borrowing base certificate delivered in connection with the Credit Facility and all receivables referred to in such certificate constitute "eligible receivables" under the Credit Facility.

         4.29 Unlawful Contributions. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in connection with the Business. Neither the Company, nor any of its Subsidiaries, or any current director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has accepted or received any unlawful contributions, payments, gifts or expenditures in connection with the Business.

         4.30     No Material Adverse Effect. Except as set forth on Section
4.30 of the Disclosure Schedule, since the Balance Sheet Date until the date of this Agreement, there has been no event or series of events which, singularly or in the aggregate, has had or will have a Material Adverse Effect on the Company.

         4.31 Budgets for DD2 and The Punisher. Section 4.31 of the Disclosure Schedule sets forth true and complete copies as of the date of this Agreement of (1) the ingoing completion bond company approved budget, cash flow schedule, production/post-production schedule and most recent cost report for the Film currently entitled The Punisher and (2) the ingoing completion bond company approved budget, cash flow schedule, production/post-production schedule and most recent cost report for the Film currently Havana Nights: Dirty Dancing 2.

         4.32 Limitation of Representations and Warranties. Except for the representations and warranties contained in this Agreement, the schedules and exhibits hereto, or any instrument or certificate the delivery of which is contemplated by this Agreement, neither the Company nor any of its agents, Affiliates, officers, stockholders, optionholders, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer or the Acquisition Company, express or implied, at law or in equity, on behalf of the Company, and the Buyer and Acquisition Company hereby disclaims reliance on any such representation or warranty whether by the Company, or any of its agents, Affiliates, officers, stockholders, optionholders, directors, employees, or representatives or any other Person, notwithstanding the delivery or disclosure to Buyer or Acquisition Company or any of their respective officers, directors, employees, agents or representatives or any other Person of any documentation or other information by the Company or any of its agents, Affiliates, officers, stockholders, optionholders, directors, employees, or representatives or any other Person with respect to any one or more of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                    OF THE BUYER AND THE ACQUISITION COMPANY

         The Buyer and the Acquisition Company each represents and warrants, jointly and severally, to the Company that, except as set forth in the Buyer Disclosure Schedule (the "Buyer

Disclosure Schedule") attached to this Agreement as Exhibit H, the following representations and warranties are true and correct (provided that any representations and warranties made as of a specified date are or shall be true and correct as of such specified date):

         5.1      Organization, Good Standing and Qualification.

                           (a) The Buyer is a corporation duly organized, validly existing and in good standing under, and by virtue of the laws of the Province of British Columbia, Canada. The Acquisition Company is a corporation duly organized, validly existing and in good standing under, and by virtue of Delaware Law.

                           (b) The Buyer is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the validity, execution, delivery or performance of this Agreement by the Buyer or the consummation of the transactions contemplated hereby.

         5.2      Corporate Authorization.

                           (a) Each of the Buyer and the Acquisition Company has all requisite corporate power and authority to own, lease and operate its assets and properties, to carry on its business as currently conducted and to execute, deliver and perform its obligations under, as applicable, this Agreement and any other documents executed in connection with the Merger and other transactions contemplated hereby.

                           (b) All corporate action (including without limitation any notices, board action or stockholder vote or approval), as applicable, on the part of each of the Buyer and the Acquisition Company necessary for the authorization, execution and delivery of, and the performance of all obligations of the Buyer and the Acquisition Company under this Agreement and any other documents related to the Merger or other transactions contemplated by this Agreement has been taken or, immediately after the execution hereof, shall have been taken. Subject to the preceding Sentence, each of this Agreement and any other document executed in connection herewith to which each of the Buyer and the Acquisition Company is a party has been duly authorized, executed and delivered by the Buyer and the Acquisition Company, respectively, and is a valid and binding obligation of such party, enforceable in accordance with its respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

                           (c) The Board of Directors of each of the Buyer and the Acquisition Company has (i) determined as of the date of this Agreement that the Merger is fair to and in the best interests of the Buyer, the Acquisition Company and their respective stockholders, and
         (ii) adopted a resolution approving this Agreement and declaring its advisability in accordance with the provisions of laws of the Province of British Columbia, Canada and Delaware Law (as applicable), and the Certificate of

         Incorporation or similar organizational document of the Buyer and the Acquisition Company.

         5.3 Governmental Authorization. The execution and delivery of this Agreement by the Buyer and the Acquisition Company do not, and the performance of this Agreement by the Buyer and the Acquisition Company, the consummation of the Merger and the other transactions contemplated hereby will not, require any Government Approvals on the part of either the Buyer or the Acquisition Company other than any filings required under the HSR Act.

         5.4 Compliance with Other Instruments. The execution, delivery and performance of this Agreement by the Buyer and the Acquisition Company and consummation by the Buyer and the Acquisition Company of the Merger and other transactions contemplated hereby will not (a) contravene or conflict with the articles or certificate of incorporation, or bylaws of the Buyer or the Acquisition Company, or (b) contravene or conflict with or constitute a violation of any provision of any material Applicable Law binding upon or applicable to the Buyer or the Acquisition Company.

         5.5 Broker Fees. Except for JPMorgan Chase & Co. (whose fees and expenses will be paid by the Buyer), neither the Buyer, the Acquisition Company nor their respective Affiliates, has any liability or obligation to pay any fees or commissions to any broker, finder, financial advisor, investment banker or agent with respect to the Merger or the transactions contemplated by this Agreement.

         5.6 Litigation. Neither the Buyer, nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority that would or could reasonably be expected to threaten, prevent, delay, restrain, prohibit, invalidate, enjoin or interfere with the validity or consummation of the Merger or the other transactions contemplated by this Agreement.

         5.7 Financing. As of the Closing Date, Buyer will have sufficient cash or other sources of immediately available cash to enable it to deliver the Closing Date Merger Consideration, to satisfy any other obligations hereunder and to take such other actions as may be required by it to consummate the transactions contemplated hereby. Prior to the date hereof, Buyer completed an offering of its equity securities which realized not less than $70,000,000 of net proceeds to the Buyer.

         5.8 Investment Canada Act. The Buyer is a "Canadian" for purposes of the Investment Canada Act (Canada).

         5.9 No Knowledge of Breach. The Buyer has no Knowledge that it is or will be entitled to make an indemnification claim under Section 10.1(a) with respect to the breach or inaccuracy of the Company's representations and warranties under this Agreement based on any facts, events or conditions existing, to the Knowledge of the Buyer, on or prior to the date of this Agreement. For purposes of this Section 5.9, "Knowledge" shall mean the actual knowledge of Wayne Levin, Buyer's General Counsel, Michael Burns and/or Laurie May, without any duty of inquiry or investigation and, without limiting the foregoing, shall not include any constructive, imputed or implied knowledge resulting from Buyer's due diligence investigation of the

Company unless Wayne Levin had actual Knowledge (as so defined) resulting from such investigation.

                                  ARTICLE VI

                            COVENANTS OF THE COMPANY

         The Company hereby agrees that:

         6.1 Conduct of the Business. From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct the Business substantially in the Ordinary Course of Business. Without limiting the generality of the foregoing sentence, from the date hereof until the
Closing:

                           (a) Except as set forth in Section 6.1(a) of the Disclosure Schedule or except as contemplated by this Agreement, without the Buyer's prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company shall not do or authorize, commit or agree (in writing or otherwise) to do, and the Company shall cause its Subsidiaries to refrain from doing or authorizing, committing or agreeing (in writing or otherwise) to do, any of the following:

                                    (i)      fail to maintain its existence in
                  good standing, except where such failure would not have a Material Adverse Effect;

                                    (ii)     (A) green-light any theatrical
                  Film; (B) commit to any P&A spending commitments (including with respect to Punisher and DD2), except for a fair consideration, in the Ordinary Course of Business and not in excess of $3,000,000 individually or $5,000,000 in the aggregate; or (C) commit to the acquisition (including prints and advertising commitments which are a part thereof) of any Film, except in Ordinary Course of Business substantially consistent with past practice and not in excess of $500,000 individually or $1,500,000 in aggregate; provided that with respect to Section 6.1(a)(ii)(C) only, it shall be presumed that Buyer has consented to the acquisition of any Film if Buyer has not delivered its objections thereto (by fax or e-mail or other communication to the party requesting such consent) within one (1) business Day following the actual receipt by Jim Keegan, Jon Feltheimer and Wayne Levin of request for such consent.

                                    (iii)    modify, alter, amend or otherwise
                  change any of the Punisher Documents or the DD2 Documents or any contractual elements of either of such Films;

                                    (iv)     enter into, amend, modify, extend
                  or terminate any output and/or multiple picture agreements;

                                    (v)      sell, assign, lease, license,
                  transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the assets (other than real property) of the Company or any of its Subsidiaries, except for a fair consideration in the Ordinary Course of Business substantially consistent with past practice and not in excess of $3,000,000 singularly or $5,000,000 in the aggregate;

                                    (vi)     amend, modify, extend or terminate
                  any Scheduled Contract, or waive, release or assign any material rights or claims thereunder, or enter into any other Contract which, if in existence on the date hereof, would be required to be set forth in Section 4.11(a) of the Disclosure Schedule (each, a "Subsequent Material Contract");

                                    (vii)    (A) create, incur, assume,
                  guarantee or become liable for any Indebtedness except pursuant to the Credit Facility, (B) incur any Liability relating to a documentary or standby letter of credit or (C) make any draws under the DVD Services Agreement;

                                    (viii)   (A) delay, postpone or accelerate
                  the payment of, any accounts payable and any other Liability,
                  (B) write down the value of any material properties or assets of the Company or its Subsidiaries, in each case either involving more than $250,000 in the aggregate or outside the Ordinary Course of Business;

                                    (ix)     take any action to change in any
                  material respect the accounting or collection policies or procedures of the Company or its Subsidiaries, including canceling, compromising, delaying, postponing, waiving, releasing or accelerating the collection of, or writing off as uncollectible, any accounts receivable or other asset outside the Ordinary Course of Business;

                                    (x)      (A) enter into any employment,
                  consulting, severance, salary continuation or deferred compensation or other similar agreement (or amend any such existing agreement) with any past, present or future director, officer, stockholder or employee of the Company or any of its Subsidiaries, (B) increase any benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements, or modify, renew or extend any of the terms thereof, with any employee of the Company or any of its Subsidiaries, or make or pay any bonus, other than as required under any Employment Agreement or as disclosed on
                  Section 6.1(a)(vii) of the Disclosure Schedule, (C) increase any compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of the Company or any of its Subsidiaries, other than as required (and then only to the extent required) under any Employment Agreement, or as disclosed on Section 6.1(a)(vii) of the Disclosure Schedule, (D) change the terms of any bonus, pension, insurance, health or other Employee Benefit Plan or Benefit Arrangement of the Company or any of its Subsidiaries or (E) establish, adopt, enter into, terminate, withdraw from or amend or take any action to accelerate any rights or benefits under any collective bargaining agreement or Employee Benefit Plan;

                                    (xi)     (A) declare or pay any dividend or
                  make any distribution in respect of the Capital Stock or other Equity Interests of the Company or any of its Subsidiaries,
                  (B) directly or indirectly, redeem, purchase or otherwise acquire any of the Capital Stock or Equity Interests of the Company or any of its Subsidiaries or of any of their respective Affiliates, or (C) except as contemplated in the consummation of the Merger, split, combine or reclassify any of the Capital Stock or other Equity Interests of the Company or any of its Subsidiaries;

                                    (xii)    merge or consolidate with any other
                  corporation, acquire Control of all or substantially all of the stock or assets of, or otherwise invest in, any other corporation, partnership, limited liability company, joint venture, association or other business entity (or any division thereof or any material amount of assets), or take any steps incident to, or in furtherance of, any such action, whether by entering into an agreement or otherwise;

                                    (xiii)   through merger, liquidation,
                  reorganization, restructuring or otherwise, alter the structure of ownership of the Company or any of its Subsidiaries;

                                    (xiv)    issue, deliver, sell, grant,
                  pledge, or otherwise dispose of or encumber or authorize or propose the issuance, delivery, sale, grant, pledge, disposal or encumbrance of, or purchase or propose to purchase, any shares of the Capital Stock of the Company or any of its Subsidiaries or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or any other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue any, shares of Capital Stock or other securities convertible into or exchangeable for shares of Capital Stock, other than the issuance of shares of Common Stock of the Company pursuant to the exercise of stock options outstanding on the date hereof and disclosed in Section 4.2(b) of the Disclosure Schedule;

                                    (xv)     make any loans, advances or capital
                  contributions to any other Person (except for wholly owned Subsidiaries of the Company);

                                    (xvi)    amend, restate, supplement or
                  otherwise change its Certificate of Incorporation or equivalent or its Bylaws or equivalent (except as required under or contemplated by this Agreement);

                                    (xvii)   authorize any capital commitment or
                  capital lease which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $300,000;

                                    (xviii)  make or revoke any material Tax
                  election, or settle or compromise any federal, state, local or foreign income material Tax liability in excess of $100,000, or change (or make a request to any Taxing authority to change) any material aspects of its method of accounting for Tax purposes;

                                    (xix)    settle or compromise any pending or
                  threatened Actions (other than the settlement or compromise of (a) the Cash Flow Insurance Claims in accordance with Section
                  8.5 or (b) Actions not material to the Company or its Subsidiaries in the Ordinary Course of Business);

                                    (xx)     pay, discharge or satisfy any
                  claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities (i) reflected or reserved against in the Balance Sheet included in the last audited financial statement provided to the Buyer or (ii) subsequently incurred in the Ordinary Course of Business in amounts not in excess of $100,000 in the aggregate;

                                    (xxi)    sell, assign, transfer, license or
                  sublicense (other than in the Ordinary Course of Business), pledge or otherwise encumber any of the Other Intellectual Property Rights and Library Films;

                                    (xxii)   enter into any Contract with any
                  Affiliate (including any of the Sellers) otherwise as contemplated hereby;

                                    (xxiii)  sell, assign, transfer, lease,
                  sublease, mortgage, or encumber (other than with Permitted Liens) any Real Property or Real Property Leases;

                                    (xxiv)   designate any of the Remaining
                  Films as Declared Qualifying Pictures under the AFI Agreements or become obliged in any way under any of the AFI Agreements; or

                                    (xxv)    carry out (or enter into a plan
                  for) its liquidation, dissolution or winding up.

                           (b) The Company shall, and shall cause its Subsidiaries to (unless otherwise contemplated by this Agreement) provide the Buyer and its representatives (including the Buyer's attorneys, accountants and financial advisors) with reasonable access to the Company (during normal business hours and upon reasonable prior notice to the Company in the presence of management of the Company designated by the Company, and only to the extent that such activities do not unreasonably disrupt the day-to-day operations of the Company and its Subsidiaries), each of its Subsidiaries and their respective officers, key employees (with the approval of Amir Malin, not to be unreasonably withheld; provided that any Person at the level of Senior Vice President or above of the Company or Artisan is deemed approved), records, facilities, properties, minute books, books and records (including without limitation Tax Returns and environmental records), and other documentation, additional financial and operating data and information as Buyer or its representatives shall from time to time require in order that the Buyer or its representatives may have the opportunity to make such investigations of the operations, properties, business, financial condition and prospects of the Company as it shall deem necessary, in connection with the Merger or any of the other transactions expressly contemplated by this Agreement or with respect to bank financing. Each of the Buyer and the Company will promptly furnish the other with copies of any notices, documents, requests, court papers, or other materials received from any Governmental Authority or any other third party with respect to the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, no information or knowledge obtained in any investigation pursuant to this Section 6.1(b) or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger and the other transactions contemplated hereby. In furtherance of and not in limitation of the foregoing and subject to the limitations set forth in Section 8.10, between the date of this Agreement and the Closing Date, the Company shall permit representatives of the Buyer to meet (during normal business hours and upon reasonable prior notice to the Company, and only to the extent that such activities do not unreasonably disrupt the day to day operations of the Company and its Subsidiaries) with the officers of the Company and any of its Subsidiaries responsible for the Financial Statements, the internal controls of the Company and any of its Subsidiaries, the disclosure controls and procedures of the Company and any of its Subsidiaries and the independent auditors of the Company to discuss such matters as the Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Applicable Law (including without limitation Sections 302 and 906 of the Sarbanes-Oxley Act of 2002).

         6.2 Deletion Policy. Promptly after the date that the existence of this Agreement and the transactions contemplated hereby is publicly announced, the Company shall instruct all of its officers, directors and employees not to delete, remove or destroy, from such date, any emails, computer or other records of the Company or any of its Subsidiaries without the prior written consent of the Buyer.

         6.3 Conversion of Class L Common. Immediately after the execution of this Agreement, the Company shall amend the Company's Amended and Restated Certificate of Incorporation to provide that by virtue of the Merger and without any further action on the part of the Company or the holders thereof, each share of the Company's Class L Common issued and outstanding immediately prior to the Effective Time (including any Class L Common held in the treasury of the Company) shall be converted into the right to receive the consideration provided for in Section 2.6(a).

                                  ARTICLE VII

               DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         The Buyer hereby agrees that:

                           (a) As of the Effective Time, the Certificate of Incorporation and the By-Laws of the Surviving Corporation and its Subsidiaries shall contain provisions with respect to indemnification and exculpation from liability of directors and officers of the Company and its Subsidiaries to the maximum extent permitted thereunder by Delaware Law. Such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers, of the Company or its Subsidiaries (the "Indemnified Individuals"), unless such modification is required by Applicable Law (and then only to the minimum extent required thereby).

                           (b) For a period of six years from the Effective Time, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering those Persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore made available to Buyer); provided, however, that in no event shall Buyer be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that the Surviving Corporation may substitute, for the Surviving Corporation policies, other policies with at least the same coverage containing terms and conditions which are not materially less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or, at Buyer's option, cause Buyer's directors' and officers' liability insurance then in effect to cover those Persons who are covered on the date of this Agreement by any such insurance policy with respect to those matters covered by such insurance policy.

                           (c) From and after the Effective Time, the Buyer shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent that the Company would have been permitted under Delaware Law, each Indemnified Individual against all Damages in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Closing Date; provided, however, that the Surviving Corporation shall not have any obligation to indemnify any Indemnified Individual who is also a Seller other than out of D&O Insurance (i) in connection with any Action brought or asserted by any Seller or other Indemnified Individual; or (ii) for any matter for which any Buyer Indemnitee is entitled to indemnification pursuant to Section 10.1, except to the extent that the Buyer Indemnitee has received indemnity (including indemnity for the payment of amounts under this Section) therefor. The Surviving Corporation shall not be obligated pursuant to this Article VII to pay the fees and disbursements of more than one counsel for all Indemnified Individuals in any single Action except to the extent that, in the opinion of counsel for the Indemnified Individuals, two or more such Indemnified Individuals have conflicting interests in the outcome of such action.

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

                                  ARTICLE VIII

                            COVENANTS OF ALL PARTIES

         The parties hereto mutually hereby agree that:

         8.1 Confidentiality. Each of the Buyer, the Acquisition Company and the Company acknowledge that they are subject to the Confidentiality Agreement dated April 20, 2003 by and among Artisan Entertainment, Inc. and the Buyer (the "Confidentiality Agreement"), which agreement shall, subject to the provisions of Section 8.4 hereof, remain in full force and effect from the date hereof until the Effective Time. In the event of a conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall supersede, govern and control. Notwithstanding anything to the contrary set forth in this Agreement or the Confidentiality Agreement, with respect to the Merger or any of the other transactions contemplated by this Agreement, (i) the obligations of confidentiality contained herein and therein shall not apply to the federal tax structure or federal tax treatment of the Merger or any of the other transactions contemplated by this Agreement, and each party to this Agreement (and any employee, representative or agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Merger or any of the other transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, and (ii) neither this Agreement nor the Confidentiality Agreement shall limit in any way at any time the ability of any party to this Agreement (or any employee, representative or agent of any party to this Agreement) to consult any tax advisor (including a tax advisor independent from all other entities involved in the Merger or any of the other transactions contemplated by this Agreement) regarding the federal tax treatment or federal tax structure of the Merger or any other transactions contemplated hereby. The immediately preceding sentence is intended to cause the Merger and all of the other transactions contemplated by this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) of the Treasury Regulations promulgated under
Section 6011 of the Internal Revenue Code of 1986, as amended as of the date hereof or after this date (or any successor provision and any similar provisions of state, local or foreign law now or hereafter in effect), and shall be construed in a manner consistent with such purpose; provided that (i) no party to this Agreement (nor any employee, representative or agent thereof) may disclose any information to the extent such disclosure could result in a violation of any federal or state securities law and (ii) no party to this Agreement (or any employee, representative or agent thereof) shall make a disclosure otherwise restricted by the Confidentiality Agreement or any provision of this Agreement other than this Section 8.1 earlier than the first to occur of (1) the date of the public announcement of discussions relating to the Merger, (2) the date of the public announcement of the Merger, or (3) the date of the execution of this Agreement or another agreement (with or without conditions) to carry out the Merger.

         8.2 Further Assurances. Each of the Company, the Buyer and the Acquisition Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties (including providing information relating to the financing of this transaction) in doing, all things necessary, proper or advisable (subject to, and to the extent consistent with, complying with all Applicable Laws) to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and to satisfy the closing conditions of the other party contained herein. If at any time after the Effective Time the Buyer or the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Company or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designated representatives shall be authorized to execute and deliver, in the name and on behalf of the Company and the Acquisition Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or the Acquisition Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or the Acquisition Company, as applicable, and otherwise to carry out the purposes of this Agreement.

         8.3      Certain Filings.

                           (a)      In furtherance and not in limitation of
         Section 8.2, the parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any action, consent, approval, license, permit, authorization, order or waiver from any party to any Contract is required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such consent, approval, license, permit, authorization, order or waiver.

                           (b)      In furtherance and not in limitation of
         Section 8.2 and upon the terms and subject to the conditions set forth in this Agreement, the Buyer and the Company agree to cooperate and to use their respective commercially reasonable efforts to obtain any consent, approval, license, permit, authorization, order or waiver that may be required under the HSR Act, the Competition Act (Canada), the Investment Canada Act (Canada) and any other United States (federal or state), Canadian or foreign antitrust, competition or similar laws (collectively, the "Antitrust Laws"), and to respond to requests for information under any Antitrust Laws from any Governmental Authority, and to contest and resolve objections, if any, as may be asserted with respect to the Merger or the other transactions contemplated hereby under any Antitrust Laws. Each party shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Merger or any of the other transactions contemplated hereby. If the Company, the Buyer, or any of their respective Affiliates, receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then the Company, the Buyer or such Affiliate will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other parties, an appropriate response in compliance with such request. In furtherance and not in limitation of the foregoing, each of the Buyer and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (and to make such other filings as are required under any Antitrust Laws) with respect to the Merger as promptly as reasonably practicable (but not later than five Business Days) after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act (or pursuant to any Antitrust Laws). Buyer shall be responsible for all filing fees in connection with filing a Notification and Report Form pursuant to the HSR Act and any other Antitrust Laws. Each of Buyer and the Company will meaningfully consult with the other party promptly in respect of any understandings, undertakings or agreements (oral or written) that such party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the Merger or the other transactions contemplated hereby.

                           (c)      In furtherance and not in limitation of
         Section 8.2, each of Buyer and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents in connection with the Merger and the other transactions contemplated hereby that are both (i) necessary to consummate the Merger and the other transactions contemplated hereby, and (ii) disclosed or required to be disclosed in the Disclosure Schedule; provided, however, that the failure to give such notices or obtain such consents shall not be deemed to have a Material Adverse Effect on the Company.

                           (d) Notwithstanding any provision of this Agreement to the contrary (including, without limitation, the requirements of commercially reasonable efforts as set forth in other paragraphs of this Section), in no event shall Buyer or the Company, or any of their respective Affiliates, in order to receive any approval under the Antitrust Laws or otherwise, be required to (i) sell, transfer, license, divest, place in trust or otherwise dispose of any material assets, (ii) agree or consent to (or otherwise become subject to) any material prohibition of, or limitation on, the acquisition, ownership, operation, effective control, or exercise of full rights of ownership of any of their respective material assets, (iii) terminate any of their existing material relationships or contract rights or agree to forego any such relationships or rights that may arise or become available in the future, (iv) effectuate any material change or restructuring of any of their respective organizations or ownership structures, or (v) consent to or become subject to any other material condition, restriction, prohibition or other requirement to which such Persons are not bound as of the date of this Agreement.

         8.4 Public Announcements. Prior to the Closing Date the Buyer and the Company agree to consult with each other before issuing any press release or making any public statement or filing with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law, neither will issue any such public statement without the prior written consent of the other parties hereto (and, if required by Applicable Law, shall provide the other parties hereto with as much notice and an opportunity to consult as is reasonably practicable). The Buyer shall take such actions as are necessary so that no public disclosure is made in contravention of Section 8.14. Notwithstanding the foregoing, and subject to the terms of Section 8.8, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby, subject to the confidentiality provisions contained herein, (i) to the Sellers and their respective Affiliates or any of their agents, accountants and attorneys in connection with or related to the transactions contemplated by this Agreement and (ii) to the Buyer's Affiliates, agents, accountants, attorneys, prospective lenders, key employees, financing sources, rating agencies and investors in connection with or related to the transactions contemplated by this Agreement.

         8.5 Cash Flow Insurance Claims (a) The Buyer, the Company and its Subsidiaries agree that the Cash Flow Insurance Claims will be managed and pursued exclusively by the Designated Stockholders, which shall have, subject to their indemnification obligations under Article X hereof with respect to such Cash Flow Insurance Claims, the power and authority to act on behalf of the Surviving Corporation and its Subsidiaries to manage, pursue and settle the Cash Flow Insurance Claims; provided however, that the Designated Stockholders shall not, without the Buyer's prior written consent, have the power to (i) add any Person as a party to any Action relating to the Cash Flow Insurance Claims other than Artisan Film Investors Trust (as an additional party plaintiff) and International Ins. Co. of Hanover, St. Paul International Ins. Co., Limited NRMA Ins., Ltd., GIO General, Ltd. and/or Monagasque de Reassurances, S.A.M., and its successors in liquidation (as additional party defendants), (ii) file any additional Actions relating to the Cash Flows Insurance Claims at any time after a release agreement has been entered into with respect to such Claims, (iii) change the jurisdiction or venue of any of the existing Actions relating to the Cash Flow Insurance Claims; or (iv) bind the Buyer, the Surviving Corporation or any of their respective Affiliates, including by settling the Cash Flow Insurance Claims, in any way that requires the Buyer, the Surviving Corporation or any of their respective Affiliates to make any payments not funded from the Cash Flow Insurance Escrow Account; provided, further, that the Company may settle the Cash Flow Insurance claims prior to the Closing Date, in which case the proceeds of which shall remain Excluded Assets (as defined) payable to the Sellers in accordance with Sections 2.6 and 3.4 hereof but paid at the Effective Time.

                  (b) Effective as of the Closing Date, the Buyer, the Surviving Corporation and its Subsidiaries shall execute a Designation Agreement substantially in the form attached hereto as Exhibit I, which, on the terms and subject to the conditions set forth therein, will irrevocably constitute and appoint the Designated Stockholders and any representative or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such parties and in the name of such parties or in its own name, from time to time in the Designated Stockholders' discretion, for the purpose of carrying out the terms of this Section 8.5, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 8.5.

                  (c) No settlement or other resolution of the Cash Flow Insurance Claims shall (i) require the payment of any amounts by the Buyer, the Surviving Corporation or any of their respective Affiliates not directly funded by the Cash Flow Insurance Escrow Account, or (ii) limit or restrict in any way the conduct of business of the Buyer, the Surviving Corporation

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

or any of their respective Affiliates, or any of their respective rights (other than confidentiality and other obligations customarily found in settlement agreements (if settled after the Closing Date), reasonably acceptable to the Buyer).

                  (d) If, at any time during the term of the Cash Flow Insurance Escrow Agreement, any release or distribution of funds from the Cash Flow Insurance Claim Escrow Account pursuant to the Cash Flow Insurance Claim Escrow Agreement will cause the funds held in the Cash Flow Insurance Claims Escrow Account to be less than $1,500,000, then the Designated Stockholders, on behalf of the Sellers, shall deliver, by wire transfer of immediately available funds into the Cash Flow Insurance Escrow Account, an amount equal to the difference between $1,500,000 and the amount that will be held in the Cash Flow Insurance Escrow Account after such release or distribution. If, at any time during the term of the Cash Flow Insurance Claims Escrow Agreement, the funds held in the Cash Flow Insurance Claims Escrow Account are less than $1,500,000 for a period of five or more Business Days, the Company shall have the right, in its sole discretion and irrespective of any adverse effects that such assignment may have on the Cash Flow Insurance Claims or any of the Sellers, to assign the Cash Flow Insurance Claims to a liquidating trust, which shall assume all liabilities and obligations in connection therewith, on the terms and subject to the conditions, set forth in the Liquidating Trust Agreement attached hereto as Exhibit D, and, from and after such assignment, neither the Buyer nor any of its Subsidiaries shall have any liability or obligation to the Sellers with respect to, or on account of, the Cash Flow Insurance Claims. Such assignment and assumption shall not limit in any way Sellers indemnification obligations in connection therewith, on the terms and subject to the conditions, set forth in the liquidating trust agreement

         8.6 Notification of Certain Matters. From the date of this Agreement until the Closing, each of the Company and the Buyer shall, promptly after becoming aware thereof, give written notice to the other of the occurrence, or non-occurrence, of any event or action which would be reasonably likely to cause (i) any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect or (iii) the Closing to not to be consummated.

         8.7 Tax Matters. The Company shall prepare and file (or cause to be prepared and filed) in a manner consistent with past practice and in accordance with Applicable Law with the applicable Governmental Authorities all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries on or before the Closing Date (taking into account extensions of time that are timely and properly requested) and shall pay all Taxes required to be paid by the Company and its Subsidiaries on or before the Closing Date; provided, however, that the Buyer shall have the reasonable opportunity to review and approve any such Tax Return (such approval not to be unreasonably withheld or delayed). An exact copy of the Tax Return for each such period shall be provided to the Buyer no later than 10 Business Days after such Tax Return is filed. The Company shall not change any position in any audit, examination, appeal, suit or other proceeding concerning Taxes, or make any tax election or take any other action with respect to Taxes (or permit any such election or action to be made or taken) that could adversely affect the Buyer or any of its Affiliates. If the Company or any Subsidiary receives any notice from any Tax authority proposing any adjustment to any Tax relating to the Company or any Subsidiary, the Company shall promptly forward such notice to the Buyer.

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

         8.8      No Solicitation.

                           (a) Except as contemplated by Section 8.8(b), from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 11.1 or the Effective Time, the Company shall not, and shall not permit its Subsidiaries or any of their respective representatives to, formally or informally, directly or indirectly, (i) solicit, initiate, or knowingly encourage any inquiry or the submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into any agreement, whether formal or informal, written or oral, binding or non-binding, with respect to any Acquisition Proposal or
         (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data for the purpose of facilitating the making of, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company's Subsidiaries or their respective representatives, whether or not such Subsidiary or representative was so authorized and whether or not such Subsidiary or representative was purporting to act on behalf of the Company or otherwise, shall be deemed a breach of this Agreement by the Company. The Company shall, and shall cause its Subsidiaries and their respective representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal and, to the extent within its power, to recover or cause to be destroyed all information or data concerning the Company in the possession of such Persons and their Affiliates and representatives.

                           (b) At any time on or prior to the date on which the Company receives the written consent of a majority of the Stockholders approving this Agreement and the Merger (after which, except as provided in Section 8.8(d), this Section 8.8(b) shall have no further force or effect), notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prevent the Company or its Board of Directors at any time prior to the date on which the Company receives the written consent of a majority of the Stockholders approving this Agreement and the Merger from engaging in discussions with a Person who has subsequent to the date of this Agreement delivered to the Board of Directors of the Company an unsolicited Acquisition Proposal; provided, that such discussions shall be strictly limited to allowing the Board of Directors to solicit such additional information regarding such Acquisition Proposal, if any, as is necessary to allow the Board of Directors and its financial advisors and outside legal counsel to make the determination as to whether such Acquisition Proposal constitutes a Superior Proposal according to the criteria set forth below in (v) through (z) inclusive of this Section 8.8(b); provided, further, that the Board of Directors of Company shall before engaging in such discussions have first received from the Person making such unsolicited Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (A) no less favorable to the Company and (B) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement. An Acquisition Proposal shall constitute a "Superior Proposal" for all purposes of this Agreement if, and only if, all of the following criteria are met with respect to such Acquisition Proposal: (v) such Acquisition Proposal does not include any financing condition and was not solicited by any of the Sellers or the

         Company or their respective Affiliates or any of their respective representatives, (w) such Acquisition Proposal is a bona fide written proposal or offer for any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company in a single transaction or series of transactions; or (iii) any Person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, eighty percent (80%) or more of the outstanding voting securities of the Company, (x) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is likely to be consummated without undue delay, (y) the Board of Directors of the Company determines in good faith, and after consultation with its financial advisor, receives an opinion from such financial advisor, that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Sellers solely in their capacity as holders of Capital Stock and other Equity Interests in the Company (taking into account all legal, financial, regulatory and other terms and conditions of the Acquisition Proposal, including the identity and nature of the Person making such Acquisition Proposal, while simultaneously taking into account the long-term value to the Sellers of the purchase price or total consideration and the strategic nature of the proposed Merger) from a financial point of view, and (z) the Board of Directors of the Company reasonably determines in good faith after consultation with and upon the recommendation of outside legal counsel, and receives an unqualified opinion from such outside legal counsel, that the failure to provide such information or enter into such discussions would constitute a breach of its fiduciary duties under applicable Law. The Company immediately shall advise the Buyer of any Acquisition Proposal (including the terms thereof and the identity of the Person making the Acquisition Proposal) and inquiries with respect to any Acquisition Proposal, and in addition immediately shall advise the Buyer if any Acquisition Proposal has been determined by the Board of Directors of the Company to be a Superior Proposal.

                           (c)      Except as expressly permitted by this
         Section 8.8, the Board of Directors of the Company shall not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Buyer or the Acquisition Company, the Board Recommendation, or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Merger and the Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement, commitment or similar Contract related to any Acquisition Proposal.

                           (d) Notwithstanding the provisions of Section 8.8(b), if the Board of Directors of the Company receives an Acquisition Proposal which it considers to be a Superior Proposal, it may request that Buyer waive the provisions of Section 8.8(b) that terminate the provisions thereof on the date on which the Company receives the written consent of a majority of the Stockholders approving this Agreement and the Merger; and

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         should the Buyer in its sole discretion grant such waiver, the provisions of Section 8.8(b) with respect to that Acquisition Proposal, but without the parenthetical phrase commencing in the third line thereof, shall apply to such Acquisition Proposal.

         8.9 Affiliated Transactions. On or prior to the Closing Date, except for those agreements, contracts or arrangements set forth on Section 8.9(a) of the Disclosure Schedule, the Company shall terminate, or cause to be terminated, all of the Company's rights and obligations under all of the agreements, contracts or arrangements between the Company or any of its Subsidiaries, on the one hand, and any of the Sellers (other than in their capacity as current or former employees, officers or directors) or any Affiliates of any Seller (other than the Company or its Subsidiaries and employees), on the other hand, relating to the provision of services, cost-sharing or any other similar intercompany Contract or arrangement, whether written or oral, including without limitation, such of the foregoing as are listed or described on Section 4.25 of the Disclosure Schedule, in each case without any cost or continuing obligation (other than those specific contingent indemnification obligations set forth on Section 8.9(b) of the Disclosure Schedule) to the Company, the Buyer or the Acquisition Company, and will deliver to the Buyer evidence of such terminations that is reasonably acceptable to the Buyer.

         8.10 Contact with Employees, Customers and Suppliers. Notwithstanding anything herein to the contrary, prior to the Closing, with the cooperation and assistance of the Company, the Buyer and the Buyer's representatives shall be entitled to contact and communicate with the employees, customers and suppliers, lenders and other business relations of the Company and its Subsidiaries, in connection with the Merger and the other transactions contemplated hereby only after prior consultation with and approval not to be unreasonably withheld, conditioned or delayed from, Ken Schapiro or Amir Malin, and the Company shall use commercially reasonable efforts to assist Buyer in obtaining lab access and/or lab pledge letters, as necessary, in connection with Buyer's financing arrangements.

         8.11 Lab Access. Prior to the Closing, with the cooperation and assistance of the Company, the Buyer and the Buyer's representatives shall be entitled to contact and communicate with any labs or such other Persons that maintain, hold, store, keep or otherwise possess or Control any of the Elements, in connection with the Merger and the other transactions contemplated hereby only after prior consultation with and approval not to be unreasonably withheld, conditioned or delayed from, Ken Schapiro or Amir Malin. The Company shall use commercially reasonable efforts promptly following the date of this Agreement to update its inventory tracking system, and provide copies of all reasonably requested reports thereunder.

         8.12     Production and Distribution of The Punisher and Havana Nights:
Dirty Dancing 2.

                           (a) No Representations. Neither the Buyer nor the Surviving Corporation has made any express or implied representation, warranty, guarantee or agreement that either The Punisher or Havana Nights: Dirty Dancing 2 will be released or distributed or, if released, that either The Punisher or Havana Nights:
         Dirty Dancing 2 will earn any minimum amount of box office gross receipts or any minimum amount of monies will be expended in connection therewith or the Box Office Contingent Payments will equal or exceed any minimum amount or that either The Punisher or Havana Nights: Dirty Dancing 2 will be distributed or exploited in any particular manner.

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                           (b)      Distribution and Exploitation. The Buyer and
         the Surviving Corporation shall have complete, exclusive and unqualified Control of the distribution, marketing, advertising, publicizing, exhibition, exploitation and other disposition of each The Punisher and Havana Nights: Dirty Dancing 2, directly or by any Subsidiary or Affiliate, or other Person, in all media throughout the world in perpetuity, in accordance with such sales methods, plans, patterns, programs, policies, terms and conditions as either the Buyer or the Surviving Corporation in its sole business judgment may determine proper or expedient. The enumeration of the following rights or distribution and exploitation shall in no way limit the generality or effect of the foregoing:

                                    (1)      Refrain from Distribution,
                  Exhibition or Exploitation: The Buyer or the Surviving Corporation may refrain from the release, distribution, re-issue or exhibition of each The Punisher and Havana Nights:
                  Dirty Dancing 2 at any time, in any location or territory, in any media, or in any form as the Buyer or the Surviving Corporation in its sole business judgment may determine.

                                    (2)      Contracts and Settlements: The
                  Buyer or the Surviving Corporation may, in the exercise of its sole business judgment, make, alter or cancel contracts with exhibitors, subdistributors and other licensees and adjust and settle disputes, make allowances and adjustments and give credits with respect thereto.

                                    (3)      Collections: The Buyer or the
                  Surviving Corporation shall be entitled to, in the exercise of its sole business judgment, determine the extent to audit, check or verify the computation of any payments or to press for the collection of any monies which, if collected, would constitute box office gross receipts. There shall be no responsibility or liability to the Sellers for failure to audit, check, or verify or to collect any monies payable.

                                    (4)      Advertising: Neither the Buyer nor
                  the Surviving Corporation shall be obligated to expend any minimum or maximum amount with respect to the advertising and publicizing of either The Punisher or Havana Nights: Dirty Dancing 2, and the Buyer and/or the Surviving Corporation, in the exercise of its sole business judgment, shall determine the amount of the advertising and publicizing budget and the extent of the advertising and publicizing campaign for each The Punisher and Havana Nights: Dirty Dancing 2.

                                    (5)      Expenses: Either the Buyer or the
                  Surviving Corporation may incur any expenses which the Buyer or the Surviving Corporation, in the exercise of its sole business judgment, deems appropriate with respect to the either The Punisher or Havana Nights: Dirty Dancing 2 or the exercise of its rights therein, including the number of prints ordered.

         8.13 Box Office Contingent Payments. "Box Office Contingent Payments" means the following amounts, which shall not be subject to any offset or counterclaim, other than as specified below, payable by Buyer and the Surviving Corporation jointly and severally in

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connection with the Films Dirty Dancing: Havana Nights ("DD2") and The Punisher
("Punisher"). The Punisher and DD2 shall be collectively referred to as the "Pictures".

                           (a) In connection with Punisher, Sellers shall be entitled to receive $3,750,000 ("Punisher Initial Payment") when, if ever, actual domestic box office gross receipts from the initial theatrical release of Punisher equals $35,000,000 ("Base Threshold").

                                    (1)      Thereafter, Buyer shall be entitled
                  to receive an additional $375,000 ("Punisher Subsequent Payments") when, if ever, actual domestic box office gross receipts equals each of the following thresholds: $38,250,000, $41,500,000, $44,750,000, $48,000,000, $51,250,000,
                  $54,500,000, $57,750,000, $61,000,000, $64,250,000,
                  $68,500,000. For greater certainty, regardless of the actual box office gross receipts attained, the total potential payments payable to Sellers under this Section 8.13 as related to Punisher is $7,500,000.

                                    (2)      The Punisher Initial Payment and
                  each Punisher Subsequent Payments, if any, shall be paid within 120 days of the respective domestic box office thresholds set forth above.

                           (b) In connection with DD2, Seller shall be entitled to receive $3,750,000 ("DD2 Initial Payment") when, if ever, actual domestic box office gross receipts as reported in the Publications from the initial theatrical release of DD2 equals $44,000,000 ("Base Threshold").

                                    (1)      Thereafter, Buyer shall be entitled
                  to receive an additional $375,000 ("DD2 Subsequent Payments") when, if ever, actual domestic box office gross receipts equals each of the following thresholds: $46,000,000, $48,000,000, $50,000,000, $52,000,000, $54,000,000,
                  $56,000,000, $58,000,000, $58,000,000, $60,000,000,
                  $62,000,000. For greater certainty, regardless of the actual box office gross receipts attained, the total potential payments payable to Sellers hereunder as related to DD2 is $7,500,000.

                                    (2)      The DD2 Initial Payment and each
                  DD2 Subsequent Payments, if any, shall be paid within 120 days of the respective domestic box office threshold set forth above.

                           (c) In connection with each of DD and the Punisher, a representative of the Designated Stockholders shall be entitled to audit one time each Lions Gate's books and records for the sole purpose of verifying Lions Gates report of the actual domestic box office gross receipts. Such audit shall be conducted on not less than 10 Business Days written notice at Lions Gate's principal place of business in Los Angeles, California. The person conducting the audit shall be a qualified CPA.

         8.14 Public Offering, etc. Prior to the Closing, the Buyer shall not announce or commence a public offering of any equity or debt securities if such offering would require the use, review, disclosure or filing of any of the Company's financial statements with or by any third party, including any Governmental Authority.

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                                   ARTICLE IX

                              CONDITIONS TO CLOSING

         9.1 Conditions to Obligation of the Buyer and the Acquisition Company. The obligations of the Buyer and the Acquisition Company to consummate the Closing are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively, by the Buyer and the Acquisition Company:

                           (a) Each of the representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such particular date, unless in each case any such failure to be true and correct has not had or will not have a Material Adverse Effect on the Company. The Company shall have performed and complied, in all respects, with all agreements and covenants required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date, unless in each case any such failure to perform or comply has not had or will not have a Material Adverse Effect on the Company.

                           (b) All applicable waiting periods under the HSR Act shall have expired or otherwise been terminated.

                           (c) No statute, rule, regulation, executive order, decree, ruling, injunction or other order ("Order") shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

                           (d) There shall have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, has had or will have a Material Adverse Effect on the Company since the date of this Agreement.

                           (e) Dissenting Shareholders shall not hold, as Dissenting Shares, more than 18% of the outstanding Capital Stock of the Company.

                           (f) The Company shall deliver to the Buyer an Officers Certificate, in the form attached hereto as Exhibit J, dated as of the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of the Company stating that (A) each of the conditions set forth in Sections 9.1(a), (d), (e) and (h) have been satisfied and (B) the amount of the Closing Deduct Amount is true and accurate. The representations and warranties made in such Officers Certificate shall be deemed to be additional representations and warranties of the Company under this Agreement.

                           (g) The Company and the Escrow Agent shall have executed and delivered to the Buyer the Escrow Agreement and the Cash Flow Insurance Claims Escrow Agreement, which shall be in full force and effect; and there shall be no breach or default thereunder.

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

                           (h) At least seventy-five percent (75%) of the holders of the Common Stock shall have approved the written consent of stockholders substantially in the form attached hereto as Exhibit K.

                           (i) The Buyer shall have received an opinion of special Delaware counsel to the Company, dated as of the Closing Date and addressed to the Buyer, with respect to the matters set forth on Exhibit L.

         9.2 Conditions to Obligation of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in writing exclusively by the Company:

                           (a) Each of the representations and warranties of the Buyer (other than Section 5.9) and the Acquisition Company contained in Article V of this Agreement shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such particular date, unless any such failure to be true and correct has not had or will not have a Material Adverse Effect on the Buyer. Each of the Buyer and the Acquisition Company shall have performed and complied, in all respects, with all agreements and covenants required by this Agreement to be performed or complied with by the Buyer and the Acquisition Company prior to or on the Closing Date, unless any such failure to perform or comply has not had or will not have a Material Adverse Effect on the Company.

                           (b) All applicable waiting periods under the HSR Act shall have expired or otherwise been terminated.

                           (c) No Order shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

                           (d) The Buyer shall deliver to the Company an Officers Certificate in the form attached hereto as Exhibit M dated as of the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of the Buyer stating that each of the conditions set forth in Section 9.2(a) have been satisfied. The representations and warranties made in such Officers Certificate shall be deemed to be additional representations and warranties of the Buyer under this Agreement.

                           (e) The Acquisition Company shall deliver to the Company an Officer Certificate in the form attached hereto as Exhibit N dated as of the Closing Date and executed by a duly authorized officer of the Company stating that each of the conditions set forth in Section 9.2(a) have been satisfied. The representations and warranties made in such Officer Certificate shall be deemed to be additional representations and warranties of the Acquisition Company under this Agreement.

                           (f) The Buyer and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement and the Cash Flow Insurance Claims Escrow Agreement.

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                           (g)      At least a majority of the holders of Common
         Stock shall have voted to adopt this Agreement in accordance with Delaware Law and Company's Amended and Restated Certificate of Incorporation.

                           (h) Buyer shall have made all payments to the Paying Agent required to be paid on the Closing Date pursuant to
         Article II and Section 3.2 hereof.

                           (i) The Company shall have received from the Buyer an acknowledgement from its senior lenders (the "Bank"), prepared by the Company and in form and substance reasonably acceptable to the Bank, to the effect that the payment of each of the Box Office Contingent Payments and the Excluded Assets will not be subject to any setoff, deduction, restriction, compromise or condition imposed by the senior lenders.

                           (j) The Company shall have received an opinion of special Delaware counsel to the Buyer, dated as of the Closing Date and addressed to the Designated Stockholders on behalf of the Sellers, with respect to the matters set forth on Exhibit L.

                                   ARTICLE X

                                 INDEMNIFICATION

         10.1     Agreement to Indemnify.

                           (a) From and after the Effective Time and subject to the terms and conditions of this Article X, the Sellers shall except to the extent set forth in proviso B of Section 10.1(c) (exclusively out of the Escrow Account, and only to the extent funds are available in the Escrow Account) defend, indemnify and hold harmless ("Indemnify" or "Indemnification") the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for, any and all Damages resulting from, arising out of or in connection with any of the following (collectively, the "Buyer Indemnified Matters"):

                                    (i)      any breach or inaccuracy of any
                  representation or warranty made by the Company in this Agreement or any certificate delivered by the Company in connection herewith;

                                    (ii)     any breach by the Company of any of
                  its covenants or agreements made or contained herein or in any instrument, certificate or agreement delivered by the Company in connection herewith;

                                    (iii)    any breach by any one or more of
                  the Sellers of its or their covenants or agreements made or contained the Escrow Agreement or the Cash Flow Insurance Claims Escrow Agreement;

                                    (iv)     [intentionally omitted]

                                    (v)      with respect to the litigation set
                  forth on Schedule 10.1(a)(v) (the "Specified Litigation"), if and to the extent that the aggregate

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

                  Damages incurred by the Buyer Indemnitees (including the Surviving Corporation) from and after the Closing Date with respect to the Specified Litigation exceeds 100% of $5.30 million relating thereto, 100% of any Damages incurred by the Buyer Indemnitees exceeding such amount;

                                    (vi)     the Dissenting Shares, during the
                  period that they constitute Dissenting Shares (including, without limitation, the portion of the Closing Date Merger Consideration owed to the dissenting stockholders and the fees, costs and expenses of any litigation relating thereto)(such claims and Damages, the "Dissenting Share Damages");

                                    (vii)    the Cash Flow Insurance Claims to
                  the extent (a) payable to a third party (including any party or parties defendant in any Action relating to the Cash Flow Insurance Claims, and counsel for the Sellers) (it being understood that there shall be no indemnification for Damages relating to overhead of any Buyer Indemnitee or for the cost of employee time) and (b) relating to (x) any expense incurred by the Company after the Closing Date relating to such Cash Flow Insurance Claims or (y) the prosecution of any claim by a third party (other than those described in (x) above) with respect to the Cash Flow Insurance Claims; and

                                    (viii)   any error, inaccuracy, omission or
                  misstatement in any of the amounts comprising the Closing Deduct Amount;

         provided, however, that

         any Indemnification of the Buyer Indemnitees pursuant to Section 10.1(a)(vi) shall be satisfied (including without limitation the payment of fees and expenses incurred in connection with the defense of a Third Party Claim relating thereto as set forth in Section 10.4) solely and exclusively (A) first, out of and by setoff against the Dissenting Shares Escrow Amount and (B) second, out of and by setoff against the Basic Escrow Amount, pursuant to the terms hereof and the Escrow Agreement;

         provided, further that any Indemnification of the Buyer Indemnitees pursuant to Section 10.1(a)(vii) shall be satisfied (including without limitation the payment of fees and expenses incurred in connection with the defense of a Third Party Claim relating thereto as set forth in
         Section 10.4), (A) first, out of and by setoff against any amounts that the Sellers are entitled to with respect to the Excluded Assets, prior to such time as the Excluded Assets, or any portion thereof, are distributed to the Sellers, (B) second, out of and by setoff against the Cash Flow Insurance Claims Escrow Amount, and (C) third, at the sole option of Buyer, either or both (i) out of and by setoff against the Basic Escrow Amount, or (ii) severally and not jointly, by the Sellers pro rata according to their proportionate share of the cash distributions made pursuant to Sections 2.6 and 3.4, subject to the provisions of clause (C) of paragraph 4 of this Section 10.1(a);

         provided, further that the parties expressly acknowledge and agree that from and after the Effective Date, the Surviving Corporation shall not have any liability to the Buyer

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         Indemnitees in connection with the Indemnification of any Buyer
         Indemnitees hereunder and that, notwithstanding the fact that the Surviving Corporation, as a party to this Agreement (as the Company) made representations and warranties to, and covenants to, the Buyer hereunder, none of the Sellers shall have any right of contribution or reimbursement whatsoever from the Surviving Corporation with respect to such representations, warranties or covenants;

         For the avoidance of doubt, (A) the maximum aggregate amount of Indemnification that the Buyer Indemnitees may recover under this
         Section 10.1 (other than pursuant to Section 10.1(a)(vi) or Section 10.1(a)(vii)) shall not exceed the Basic Escrow Amount, (B) the maximum aggregate amount of Indemnification that the Buyer Indemnitees may recover under Section 10.1(a)(vi) shall not exceed the aggregate of the Dissenting Shares Escrow Amount and the Basic Escrow Amount, and (C) the maximum aggregate amount of Indemnification that the Buyer Indemnitees may recover under Section 10.1(a)(vii) shall not exceed the net after-tax proceeds of Closing Date Merger Consideration that have been received in cash by any Seller as of the date of such Indemnification claim.

         The Buyer Indemnitees shall not be Indemnified under Section 10.1(a)(i) unless and until the aggregate amount of Damages so incurred by the Buyer Indemnitees exceeds $1,500,000 (the "Deductible Amount"), whereupon the Buyer Indemnitees shall be entitled to Indemnification for all Damages incurred by them in excess of the Deductible Amount; provided, however, that there shall be no Deductible Amount applicable to the Indemnification set forth in Section 10.1(a)(ii) - Section 10.1(a)(viii); provided, further, however, that the Deductible Amount shall apply to Section 10.1(a)(ii) to the extent that a breach of any of the Company's covenants or agreement is also a breach or inaccuracy of a representation or warranty made by the Company, excluding, however, representations and warranties of the Company contained in the Officers Certificate to be delivered pursuant to Section 9.1(a), to the extent (and only to the extent) that such representation and warranties relate to the second sentence of Section 9.1.

         The Buyer Indemnitees shall not be Indemnified under Sections 10.1(a)(i) or 10.1(a)(ii) if, as of the Closing Date, the Buyer had Actual Knowledge, as of the Closing Date, of that Post-Signing Breach.

         If, as of the Closing Date, the Buyer had Actual Knowledge of the existence of a Pre-Signing MAE Breach without Knowledge or a Pre-Signing Non-MAE Breach without Knowledge and, if such breach is capable of being cured, complied with Section 8.6, then the Buyer Indemnitee shall be entitled to Indemnification hereunder with respect to such Pre-Signing MAE Breach without Knowledge or such Pre-Signing Non-MAE Breach without Knowledge, but only to the extent of 50% of the Damages resulting from, arising out of or in connection with such Pre-Signing MAE Breach without Knowledge or Pre-Signing Non-MAE Breach without Knowledge (measured from the first dollar of such Damages without regard to the Deductible Amount but subject to all of the other limitations set forth in this Article X).

         If, as of the Closing Date, the Buyer had Actual Knowledge of the existence of a Pre-Signing MAE Breach with Knowledge or a Pre-Signing Non-MAE Breach with

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

         Knowledge, then the Buyer Indemnitees shall be entitled to Indemnification hereunder without any of the limitations set forth in Sections 10.1(a)(F) or (G) above, but subject to all of the other limitations set forth in this Article X.

         For purposes of Sections 10.1(a)(F), (G) and (H) above, "Actual Knowledge" of the Buyer shall be deemed to mean (i) the actual knowledge of Wayne Levin, Buyer's General Counsel, and Michael Burns, and Laurie May without any duty or inquiry or investigation and, without limiting the foregoing, shall not include any constructive, imputed or implied knowledge resulting from Buyer's due diligence investigation of the Company unless such Persons had actual knowledge resulting from such investigations, and (ii) the Buyer Indemnitees shall be deemed to have Actual Knowledge of the breaches described in such sections if disclosed to the Buyer by the Company pursuant to
         Section 8.6 hereof.

                           (b) No Buyer Indemnitee shall be entitled to Indemnification under Section 10.1(a) to the extent the Damages relate to any inaccuracy or misrepresentation in, or breach of, or failure to perform, any representation, warranty, covenant or agreement made in this Agreement by the Buyer or the Acquisition Company.

                           (c) From and after the Effective Time and subject to the terms of this Article X, the Buyer shall defend, indemnify and hold harmless the Seller Indemnitees from and against, and pay or reimburse the Seller Indemnitees for, any and all Damages incurred by any Seller Indemnitee as a result of (i) any inaccuracy or misrepresentation in, or breach of, or failure to perform, any representation, warranty, covenant or agreement made or required to be performed by the Buyer or the Surviving Corporation (with respect to the Surviving Corporation, after the Effective Time) in this Agreement, the Escrow Agreement, the Cash Flow Insurance Escrow Agreement or any certificate delivered hereunder or thereunder, (ii) events that relate to the business, properties, assets, operations, activities, liabilities, ownership, management, use or Control of the Company which occur after the Closing Date and (iii) any breach of the fiduciary duty of the board of directors of the Company (after receipt by the Company of the written consent of a majority of the Stockholders approving this Agreement and the Merger) following receipt of a Superior Proposal and notice to Buyer of same, based solely on the Buyer's determination not to waive the provisions of Section 8.8(b) that terminate the provisions thereof on the date on which the Company receives the written consent of a majority of the Stockholders approving this Agreement and the Merger, which would otherwise allow the board of directors to accept the Superior Proposal; provided that no Seller Indemnitee shall be entitled to indemnification under this Section 10.1(c) to the extent the Damages relate to any Buyer Indemnified Matters; and provided, further that no current or former directors or officers of the Company shall be entitled to any indemnification from the Buyer (or the Surviving Corporation) as a result their status as such except as expressly set forth in Article VII and provided, further, that notwithstanding the foregoing, Buyer's indemnity in (iii) shall be effective from the date of this Agreement. Additionally, the Seller Indemnitees shall not be indemnified under Section 10.1(c)(i) for any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement unless and until the aggregate amount of Damages so incurred by the Seller Indemnitees exceeds the Deductible Amount, whereupon the Seller

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

         Indemnitees shall be entitled to indemnification for all Damages incurred by them in excess of the Deductible Amount. In the absence of fraud, except with respect to payment of the Merger Consideration as required by this Agreement (including but not limited to those payments required to be made after the Closing Date pursuant to Sections 3.3(b) and 3.4 hereof)or a breach of Section 10(d) below, the Seller Indemnitees shall not be entitled to recover from Buyer pursuant to this Section 10.1(c)(i) an aggregate amount that is greater than the Basic Escrow Amount;

                           (d) From and after the Effective Time, the rights and remedies set forth in this Article X are the sole and exclusive remedies of the Buyer Indemnitees, except for fraud, in which case the Buyer Indemnitees may pursue all remedies available to them against the Person committing such fraud (but only with respect to such fraud). Without limiting the foregoing, in the absence of fraud and except as set forth and subject to the limitations in this Section 10.1, no claim or Action shall be brought or maintained, and no rights or remedies may be exercised, by the Buyer or its Affiliates (including the Surviving Corporation and its Subsidiaries), or their respective successors or permitted assigns(a "Releasing Party"), and each Releasing Party hereby releases and discharges any claim or Action it may have, directly against any of the Seller Indemnitees (and no recourse shall be brought or granted against any of them) to the extent based upon, arising out of, relating to or in connection with (i) any alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties of the Company set forth or contained in this Agreement or any certificate delivered hereunder, (ii) any information, document or material furnished or made available to the Buyer in certain "data rooms," management presentations or in any other form in anticipation of or in connection with the transactions contemplated by this Agreement, (iii) the ownership, operation, management, use, Control of, and other actions or omissions with respect to the Company and its Subsidiaries prior to the Effective Time or (iii) any of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, each Releasing Party is not releasing or discharging any claim or Action it may have against any of the Seller Indemnitees other than in their capacity as Sellers except to the extent that a Seller Indemnitee is releasing the Buyer and the Surviving Corporation for any action it may have in its capacity other than as a Seller. The Buyer acknowledges that there is possibility that subsequent to the execution of this Agreement, the Buyer will discover facts or claims which were unknown or unsuspected at the time this Agreement was executed, and which if known by the Buyer at that time may have materially affected the Buyer's decision to execute this Agreement. The Buyer acknowledges and agrees that, except in the case of fraud (and then only with respect to the Person committing such fraud) and except as set forth and subject to the limitations in this Section 10.1 with respect to its ability to bring an Action or exercise rights or remedies, the Buyer is assuming any risk of such unknown facts and such unknown and unsuspected claims. The undersigned has been advised of the existence of Section 1542 of the California Civil Code ("Section 1542"), which provides:

                  A GENERAL RELEASE DOES NOT EXTENT TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE

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                  MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                  Notwithstanding such provision, release set forth in Section 10(d) shall constitute a full release in accordance wit its terms. The Buyer knowingly and voluntarily WAIVES the provisions of Section 1542, as well as any other statute, law, or rule of similar effect, and acknowledges and agrees that this waiver is an essential and material term of this release and the agreement which leads to it, and without such waiver the agreement would not have been accepted.

                           (e) The amount of any Damages for which the Indemnification is provided hereunder shall be net of any amounts recovered by any Buyer Indemnitee from third parties or under insurance policies of the Buyer, the Company or any of their Subsidiaries with respect to such Damages; provided, however, that any such amount received from insurance policies shall themselves be determined net of Buyer's good faith estimate of any potential increase in insurance premiums that may result from making a claim against such insurance policies; provided further, that, in the event that Buyer's good faith estimate was greater than the actual increase in premium when realized (a "Estimated Premium Excess"), Buyer shall pay such Estimated Premium Excess in accordance with the last sentence of this Section 10.1(e). Buyer shall, and shall cause each Buyer Indemnitee to, use commercially reasonable efforts to, make a claim and seek to recover against any such insurance policy which in Buyer's judgment is available to cover such Damages. To the extent that any Buyer Indemnitee recovers any amounts pursuant to this Section 10.1(e) after it has received an Indemnification payment with respect to such Damages or if there is an Estimated Premium Excess, Buyer shall promptly deposit such amount in the source of the applicable Indemnification payment (i.e., the Escrow Account or the Cash Flow Insurance Claim Escrow Account) or, if such accounts no longer exist, Buyer shall make such payment in accordance with Section 3.4(b) and instructions it receives from the Designated Stockholders.

         10.2 Survival of Representations, Warranties and Covenants. All representations and warranties of each Indemnifying Party contained herein shall survive the Closing and shall expire on the date that is 15 months from the Closing Date (the "Expiration Date"). All covenants and agreements set forth in this Agreement shall survive for so long as performance is required thereunder; provided that nothing herein shall limit Buyer's rights after the Effective Time to make a claim for indemnification under Section 10.1(a)(ii) for a breach of any covenant (no matter when the covenant is required to be performed, except with respect to the following covenants (which will expire immediately following the Closing: Sections 3.1, 6.1(b), 8.2, 8.3, 8.4, 8.6, 8.8, 8.10 and 8.11). All
representations, warranties and covenants of the Company shall expire (if they had not previously expired), and all existing claims for Indemnification shall expire (except for claims made pursuant to Section 10.1(a)(vii), which do not expire) (and no further claims can be made with respect thereto) on the date that funds are no longer available in the Escrow Account or the Cash Flow Escrow Account. So long as any Buyer Indemnitee asserts a valid claim for indemnification before the expiration of any applicable survival period, such Buyer Indemnitee shall be deemed to have preserved its rights to indemnification pursuant

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to this Article X regardless of when such claim is ultimately liquidated or an arbitration has commenced with respect thereto.

         10.3 Claims for Indemnification. If any Buyer Indemnitee or Seller Indemnitee (each an "Indemnitee") shall believe in good faith that such Indemnitee is entitled to Indemnification pursuant to this Article X, such Indemnitee shall promptly give the appropriate Indemnifying Party (which, in the case of a Buyer Indemnitee, shall be the Designated Stockholders and, in the case of a Seller Indemnitee, shall be the Buyer) notice of such claim (a "Notice of Claim") before the expiration of the relevant time period specified in
Section 10.2, and no notice of a claim for Indemnification may be made thereafter. Any such Notice of Claim shall set forth in reasonable detail and to the extent then known the basis for such claim for Indemnification and the amount of the claim, to the extent specified or otherwise known. As long as the Notice of Claim is delivered within the time period specified in Section 10.2, the failure of such Indemnitee to give the Notice of Claim for Indemnification promptly shall not adversely affect such Indemnitee's right to Indemnity hereunder, except to the extent that the rights of the Indemnifying Party or its defense of any claim are actually prejudiced by such failure.

         10.4 Defense of Claims. In connection with any claim that may give rise to indemnity under this Article X resulting from or arising out of any claim against an Indemnitee by a Person that is not a party hereto (a "Third Party Claim"), and subject to the terms and conditions of Section 10.1 hereof, the Indemnifying Party will have the right, but not the obligation, to assume the defense, compromise and settlement of such claim through counsel of its own choosing, by notifying the Indemnitee within 15 Business Days after the Indemnifying Party's receipt of the applicable Notice of Claim; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense, compromise and settlement of such claims shall be reasonably satisfactory to the Indemnitee, (ii) the Indemnitee shall have the right, at its own expense, to participate in the defense of such claim and to employ counsel, separate from the counsel employed by the Indemnifying Party, (iii) the Indemnitee shall cooperate in all reasonable respects with the Indemnifying Party in connection with the defense, compromise and settlement of such claim,
(iv) the Indemnifying Party shall not consent to the entry of a judgment or enter into a compromise or settlement of any such claim which is subject to indemnification by the Indemnifying Party hereunder, except with the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) and (v) if the named parties to any Action (including any impleaded parties) include both the Indemnifying Party and the Indemnitee, and the Indemnitee has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnifying Party, the Indemnitee shall be entitled, at the expense of the Indemnifying Party, to separate counsel of its own choosing (provided further that the Indemnitee shall not consent to the entry of a judgment or enter into a compromise or settlement of any such claim, except with the prior written consent of the Indemnifying Party, which Consent shall not be unreasonably withheld). If the Indemnifying Party fails to assume the defense, compromise and settlement of such claim within 15 Business Days after the Indemnifying Party's receipt of the applicable Notice of Claim, the Indemnitee (upon delivering written notice to the Indemnifying Party to such effect) shall have the right to undertake, at the Indemnifying Party's expense, the defense, compromise or settlement of such claim on behalf of the Indemnifying Party; provided, however, that the Indemnitee shall not consent to the entry of a judgment or enter into a compromise or settlement of any such claim, except with the prior written consent of the Indemnifying Party

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(which shall not be unreasonably withheld). In the event that the Indemnitee assumes that defense, compromise and settlement of such claim, the Indemnitee shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any compromise or settlement of any claim effected pursuant to and in accordance with this Article X and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless (subject to the terms and conditions of Section 10.1 above) the Indemnitee from and against any Damages by reason of such compromise, settlement or judgment. Notwithstanding the foregoing, if a Buyer Indemnitee reasonably believes that the costs, expenses and/or Damages associated with any Third Party Claim, the defense, compromise and settlement of which has previously been assumed by any of the Sellers (in their capacity as the Indemnifying Party) pursuant to this
Section 10.4 and subject to the terms and conditions of this Article X, will substantially exceed the Basic Escrow Amount or Dissenting Shares Escrow Amount, as appropriate (or such portion thereof remaining in the Escrow Account at such time), then such Buyer Indemnitee shall be entitled, upon written notice at any time thereafter, to take over the defense, compromise and settlement thereof; provided that the foregoing shall not limit, expand or otherwise modify such Buyer Indemnitee's right to indemnification pursuant to this Article X. Nothing contained in this Section 10.4 shall affect or otherwise modify the terms and conditions of Section 10.1.

         10.5     Tax Indemnity.

                           (a)      Subject to the terms and conditions of this
         Article X, the Sellers shall, (exclusively out of the Basic Escrow Amount, and only to the extent such funds are available in the Escrow Account) defend, indemnify and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for, any and all Damages resulting from, arising out of or in connection with (i) any and all Taxes (or the non-payment thereof) of the Company and any of its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and
         (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes related to an event or transaction occurring before the Closing; provided, however, that, after the Effective Time any indemnification of the Buyer Indemnitees pursuant to this Section
         10.5 shall be satisfied solely and exclusively out of and by setoff against the Escrow Account pursuant to the terms hereof and the Escrow Agreement, including without limitation the payment of fees and expenses incurred in connection with the defense of a Tax Claim; provided further that in the case of clauses (i), (ii) and (iii) above, the Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

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                           (b)      Notwithstanding anything to the contrary in
         Section 10.4 or any other provision of this Agreement, the conduct of any audit, examination, appeal, suit or other proceeding relating to any Tax (a "Tax Claim"), including the conduct, defense, compromise, settlement or other disposition thereof, shall be controlled exclusively by the Buyer, provided only that the Designated Stockholders shall be entitled, at the sole expense of the Designated Stockholders, to designate a representative (the "Tax Representative") who, subject to the execution of a confidentiality agreement by the Tax Representative and the Designated Stockholders, in form and substance satisfactory to the Buyer, for the purpose of protecting the confidentiality and use of information of the Buyer and its Affiliates (including the Surviving Corporation) for so long as there are any funds remaining in the Escrow Account, shall be entitled (at the sole expense of the Designated Stockholders), to participate, at Designated Stockholders' expense, in any meetings, conferences, hearings, trials or other proceedings before or with any Tax authority or court. For so long as there are any funds remaining in the Escrow Account, Buyer shall (i) provide Tax Representative with copies of all notices and other communications received from any Tax authority or court, (ii) keep Tax Representative reasonably informed and consult with Tax Representative with respect to any issue relating to such audit or proceeding, (iii) provide Tax Representative, on a timely basis, with drafts of all memoranda, briefs and other communications to be filed with any Tax authority or court, permit Tax Representative to comment on those drafts and make any changes to those drafts reasonably requested by Tax Representative, (iv) permit Buyer's representative to participate, at Buyer's expense, in any meetings, and (v) provided that the Basic Escrow Amount remaining in the Escrow Account exceeds the sum of all claims made against the Basic Escrow Amount in accordance with the Escrow Agreement (including without limitation claims except as required by Applicable Law, under this Section 10.5), file no amendment to a Tax Return for a period ending on or before the Effective Time that could have a Material Adverse Effect on the Tax liability of Company or its Subsidiaries for any period ending on or before the Closing Date without the prior written consent of Tax Representative, which consent will not be unreasonably withheld. In the event of a disagreement between the Buyer and Tax Representative with respect to any Tax Claim, Tax Representative and Buyer shall submit to a "big-four" accounting firm for review and resolution of any and all matters (but only such matters) which remain in dispute. If Buyer and Tax Representative are unable to mutually agree upon an accounting firm, Buyer and Tax Representative shall select by lot a "big-four" accounting firm. Buyer and Tax Representative shall instruct the accounting firm ultimately agreed upon or selected by lot under this
         Section 10.5(b) (the "Tax Accounting Firm") to make a final determination of the item in dispute with respect to the Tax Claim. Buyer and Tax Representative will cooperate with the Tax Accounting Firm during the term of its engagement. Such determination shall become final and binding on Buyer and Tax Representative on the date the Tax Accounting Firm delivers its final resolution in writing to Buyer and Tax Representative (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters). The fees and expenses of the Accounting Firm incurred pursuant to this Section 10.5(b) shall be paid one-half by the Designated Stockholders from the Cash Flow Insurance Amount and one-half by Buyer.

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         10.6     Nature of Payments. Any indemnity payments made under Article
X of this Agreement shall be treated for Tax purposes as an adjustment of the Merger Consideration paid for the shares of Capital Stock under this Agreement to the extent such characterization is proper and permissible under relevant Tax authorities.

                                   ARTICLE IX

                                   TERMINATION

         11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                           (a) by the mutual consent of the Buyer and the Company;

                           (b) by the Buyer, if a MAE Breach shall have occurred and such MAE Breach has not been waived in writing by the Buyer or cured by the Company within 15 Business Days after written notice thereof from the Buyer; provided that if the Buyer delivers such notice, the Outside Date shall be extended by 15 Business Days;

                           (c) by the Company, if a Buyer MAE Breach shall have occurred and such Buyer MAE Breach has not been waived in writing by the Company or cured by Buyer within 15 Business Days after written notice thereof from the Company; provided that if the Buyer delivers such notice, the Outside Date shall be extended by 15 Business Days;

                           (d) by the Company, prior to such time as the holders of Common Stock vote to adopt this Agreement (or, if with respect to any Acquisition Proposal with respect to which Buyer has given its consent under Section 8.8(d), prior the Closing) if (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Buyer in writing that it intends to enter into such an agreement, specifying the material terms and conditions of such Superior Proposal and identifying the Person making the Superior Proposal; (B) the Buyer does not make, within 10 Business Days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisors is at least as favorable to the Sellers as the Superior Proposal with respect to financial and other terms from a financial point of view; (C) the Company is not then in breach of, and has not previously breached, Section 8.8; and (D) the Company has paid to the Buyer the amount of liquidated damages set forth in Section 11.2(b)(1) and has reimbursed the Buyer for its expenses in accordance with
         Section 11.2(b)(2) (or has executed a written undertaking, in form and substance satisfactory to the Buyer, to so reimburse the Buyer upon receipt of reasonable documentation from the Buyer of such expenses). The Company agrees (1) that it will not enter into a binding agreement referred to in clause (A) above until at least 11 Business Days after it has provided the notice to the Buyer required by clause (B) above and (2) to notify the Buyer promptly if

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         its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

                           (e) by the Company, if a majority of the holders of Common Stock do not adopt this Agreement in accordance with Delaware Law and the Company's Amended and Restated Certificate of Incorporation; provided that the Company has paid to the Buyer the amount of liquidated damages set forth in Section 11.2(b)(1) and has reimbursed the Buyer for its expenses in accordance with Section 11.2(b)(2) (or has executed a written undertaking, in form and substance satisfactory to the Buyer, to so reimburse the Buyer upon receipt of reasonable documentation from the Buyer of such expenses);

                           (f) by the Buyer, if any of the Principal Stockholders, in its capacity as a holder of Common Stock, fails to adopt this Agreement and approve the Merger in accordance with Delaware Law and the Company's Amended and Restated Certificate of Incorporation (or withdraws such adoption and approval) immediately after the execution of this Agreement; in which case the Company shall pay to the Buyer the amount of liquidated damages set forth in Section 11.2(b)(1) and shall reimburse the Buyer for its expenses in accordance with
         Section 11.2(b)(2) (or shall execute a written undertaking, in form and substance satisfactory to the Buyer, to so reimburse the Buyer upon receipt of reasonable documentation from the Buyer of such expenses);

                           (g) by the Buyer or the Company, if the Closing shall not have been consummated by the Outside Date; provided, however, that neither the Buyer nor the Company may terminate this Agreement pursuant to this clause (g) if the Closing shall not have been consummated within such time period by reason of any breach by the party attempting to so terminate this Agreement that would result in the non-satisfaction of the other party's closing conditions;

                           (h) by the Buyer or the Company if any decree, judgment, executive order, permanent injunction or other order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated hereby shall become final and non-appealable; and

                           (i) the party desiring to terminate this Agreement pursuant to Clauses (b) through (h), above, shall have given written notice of such termination to the other party.

         11.2     Effect of Termination

                           (a) Except as otherwise provided in this Agreement, if this Agreement is terminated as permitted by Section 11.1, this Agreement shall become void and of no effect with no Liability on the part of any party hereto (or of any of its representatives); provided, further, that the provisions of Article XI (Termination) and Sections 8.1 (Confidentiality), 8.4 (Public Announcements), 12.1 (Governing Law; Forum), 12.2 (Litigation Support; Records), 12.8 (Fees and Expenses), 12.14 (Waiver of Trial By Jury),
         12.15 (Further Assurances) and 12.16 (Dispute Resolution) shall survive any

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         termination of this Agreement pursuant to Article XI as well as any other provision which by its terms is intended to survive any termination, and each party hereto shall be fully responsible for any breach of any such provision, whether or not such breach occurs prior to the termination of this Agreement.

                           (b) If this Agreement is terminated (i) by the Company pursuant to Section 11.1(d) or Section 11.1(e) or (ii) by the Buyer pursuant to Section 11.1(f), the Company shall, upon such termination of this Agreement (and, with respect to a termination by the Company pursuant to Section 11.1(d) or Section 11.1(e), as a condition to such termination), pay (which for clarity shall be the sole and exclusive remedy of the Buyer for such a termination) to the Buyer (1) $8,000,000, as liquidated damages and not as a penalty, the parties hereto acknowledging and agreeing the impracticability and extreme difficulty in estimating the damages suffered by the Buyer as a result of such termination, and that under the circumstances existing as of the date hereof, the liquidated damages provided for in this
         Section 11.2(b) represent a reasonable estimate of the damages which the Buyer would incur as a result of such termination and (2) the documented out-of-pocket expenses actually incurred by the Buyer, the Acquisition Company and their respective Affiliates in connection with this Agreement, the Merger and any other transactions contemplated by this Agreement (including, without limitation, attorney's fees and expenses and fees and expenses of the Buyer's advisors) promptly following the submission by the Buyer of the documentation therefor, and in no event later than three (3) Business Days after the submission of such documentation. If this Agreement is terminated by the Buyer pursuant to Section 11.1(b) the Company shall pay to the Buyer the expenses described in clause (2) in the previous sentence, in an amount not to exceed $2,500,000. The Company acknowledges that the agreements contained in this Section 11.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer and the Acquisition Company would not enter into this Agreement. In the event that the Company fails to promptly pay the amounts due pursuant to and as set forth in this Section 11.2(b) and, in order to obtain the payment of such amounts, the Buyer commences an Action which results in a judgment against the Company for the fees set forth in this Section 11.2(b), the Company also shall pay to the Buyer its costs and expenses (including attorneys' fees) in connection with such Action, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate as reported in the Wall Street Journal from time to time during such period.

                           (c) If this Agreement is terminated by the Company pursuant to Section 11.1(c) or Section 11.1(g) (other than for a failure of the conditions set forth in Sections 9.1(a)(ii) or 9.1(a)(iii) or if Buyer fails to close for any reason (other than as permitted under this Agreement), then (which for clarity shall be the sole and exclusive remedy of the Company for such a termination) (i) as liquidated damages and not as a penalty, the Escrow Agent shall immediately pay to the Company and all Parties will instruct the Company to compel the Escrow Agent to pay the Deposit Amount (not including any interest earned thereon as of the date of the payment, which interest shall be paid to the Buyer) in accordance with the terms of the Deposit Agreement, and (ii) the Buyer shall pay to the Company an amount equal to the documented out-of-pocket expenses actually incurred by the Company, its Subsidiaries and their respective

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

         Affiliates in connection with this Agreement, the Merger and any other transactions contemplated by this Agreement (including, without limitation, attorney's fees and expenses and fees and expenses of the Company's advisors) in an amount not to exceed $2,500,000 promptly following the submission by the Company of the documentation therefor, and in no event later than three (3) Business Days after the submission of such documentation. If this Agreement terminates or is terminated for any reason other than as set forth in the preceding sentence, then the Escrow Agent shall immediately pay to the Buyer the Deposit Amount (plus all interest earned thereon as of the date of the payment) in accordance with the terms of the Deposit Agreement. The Buyer acknowledges that the agreements contained in this Section 11.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. In the event that the Buyer fails to promptly pay the amounts due pursuant to and as set forth in this Section 11.2(c) and, in order to obtain the payment of such amounts, the Company commences an Action which results in a judgment against the Buyer for the amounts set forth in this Section 11.2(c), the Buyer shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such Action, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate as reported in the Wall Street Journal from time to time during such period.

                                  ARTICLE XII

                                  MISCELLANEOUS

         12.1 Governing Law; Forum. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to provisions regarding choice of laws of other states.

         12.2 Litigation Support; Records. In the event and for so long as any party (including the Designated Stockholders and any other Seller) actively is contesting or defending against any Action in connection with (i) the Merger or any other transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries each of the other parties will cooperate with such party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense. The Buyer shall retain all of the books and records of the Company for a period of seven (7) years after the Closing Date or such longer time as may be required by Applicable Law.

         12.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected thereby. Neither this Agreement nor any such document nor the rights and obligations of the Buyer contained herein or therein may be assigned by the Buyer without the written consent of the Company and by the Designated Stockholders thereafter, except that the Buyer may assign its rights and obligations under this Agreement to any direct or indirect Subsidiary of

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the Buyer upon written notice to the Company or the Designated Stockholders thereafter; provided that no such assignment by the Buyer shall release the Buyer from its obligations hereunder. Neither this Agreement nor any document executed in connection with the consummation of the transactions contemplated hereby, nor the rights and obligations of the Company contained herein or therein may be assigned by the Company without the written consent of the Buyer.

         12.4 Entire Agreement. This Agreement, the Exhibits (including the Disclosure Schedules and the Buyer Disclosure Schedules) and the Schedules hereto (which are hereby expressly incorporated herein by this reference) hereby constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         12.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, (b) when received when sent by facsimile at the address and number set forth below, (c) three Business Days after deposit in the U.S. mail with first class certified mail receipt requested postage prepaid and addressed to the other party as set forth below or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

                  If to the Buyer:

                           Lions Gate Entertainment Corp.
                           4553 Glencoe Avenue, Suite 200
                           Marina Del Rey, CA 90292
                           Attention: Wayne Levin, General Counsel
                           Telephone Number: (310) 314-2000
                           Telecopier Number: (310) 392-0252

                  With copies to:

                           Sheppard, Mullin, Richter and Hampton LLP
                           333 South Hope Street, Forty-Eighth Floor
                           Los Angeles, CA 90071
                           Attention: Richard Troop and Linda Michaelson Telephone Number: (213) 620-1780
                           Telecopier Number: (213) 620-1398

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                  If to the Company (prior to Closing):

                           ____________________________
                           ____________________________
                           ____________________________
                           2700 Colorado Avenue
                           Santa Monica, CA 90404
                           Attention: Amir Malin & Ken Schapiro
                           Telephone Number: (310) 255-3824
                           Telecopier Number: (310) 255-3840

                  With a copy to:
                           ____________________________
                           ____________________________
                           Attention: _________________
                           Telephone Number: __________
                           Telecopier Number: _________

                           and

                           Kirkland & Ellis
                           Aon Center
                           200 E. Randolph Dr.
                           Chicago, IL 60601
                           Attention: William S. Kirsch P.C. and Jeffrey Seifman Telephone Number: (312) 861-2000
                           Telecopier Number: (312) 861-2200

                  If to the Designated Stockholders:
                           ____________________________
                           ____________________________
                           Attention: _________________
                           Telephone Number: __________
                           Telecopier Number: _________

         Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 12.5 by giving the other party notice of the new address in the manner set forth above.

         12.6 Amendments. Any term of this Agreement may be amended only with the written consent of (a) prior to the Closing, the Company and the Buyer and (b) after the Closing, the Designated Stockholders and the Buyer.

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         12.7     Waivers. Any waiver, permit, consent or approval of any kind or character on the part of the Sellers, the Company, the Acquisition Company or the Buyer of any breach or default under this Agreement or any waiver on the part of the Sellers, the Company, the Acquisition Company or the Buyer of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

         12.8 Fees and Expenses. Except as otherwise provided herein, each party hereto shall bear its own legal, accounting and other fees and expenses in the drafting and negotiation of this Agreement, each of the documents related to the consummation of the transactions contemplated hereby and each of the other Exhibits hereto and the pursuit and consummation of the transactions contemplated hereby (whether or not such transactions are actually consummated).

         12.9 Titles and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         12.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.12    Construction.

                           (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

                           (b) If and to the extent any information is required to be furnished on more than one Section of the Disclosure Schedule to this Agreement, such information shall be deemed to be included in all other Sections of the Disclosure Schedules so long as the relationship between the information and the required disclosure is reasonably apparent. In the event a subject matter is addressed in more than one representation and warranty herein, the party relying on such representation and warranty shall be entitled to rely on each and every representation and warranty addressing the matter without

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

         reference to any other representation and warranty set forth in the Agreement. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Terms used, but not otherwise defined, in the Disclosure Schedule shall have the meanings set forth in this Agreement.

         12.13 Third Party Beneficiaries. Other than with respect to any Section that specifically refers to or identifies another Person as an intended beneficiary (including Article VII and Article X hereof) or otherwise by name (in which case, such Person(s) shall have all of the rights of third party beneficiaries and be able to enforce their rights directly as if a party hereto), no provision of this Agreement shall create any third party beneficiary rights in any Person, any employee of the Buyer or any employee or former employee of the Company or any Affiliate thereof (including any beneficiary or dependent thereof).

         12.14    Waiver of Trial By Jury; Equitable Relief. (a) SUBJECT TO
SECTION 12.16, THE COMPANY AND THE BUYER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES ANY SUCH ACTION OR PROCEEDING.

                  (b) The Company acknowledges that any breach or threatened breach by the Company or the Sellers of any covenant or agreement contained in this Agreement or any of the other agreements contemplated hereby will cause the Buyer irreparable injury and that notwithstanding any other provision of this Agreement (including Section 11.2) money damages alone will not provide an adequate remedy to the Buyer. The Company agrees that this Agreement is sufficient basis for obtaining injunctive relief should the Buyer have a reasonable basis for believing that the Company or any of the Sellers has breached any of their respective covenants or agreements. Accordingly, the Company hereby acknowledges and agrees that the Buyer shall be entitled to injunctions, specific performance and other equitable relief hereunder (which relief may be awarded by the Arbitrator ), including as may be necessary (i) to require and compel compliance with the provisions of this Agreement or any of the other agreements contemplated hereby; (ii) to prevent or stop a breach of such provisions; and (iii) to require and compel the Closing and the consummation of the Merger and the other transactions contemplated hereby. The Company acknowledges that the agreements contained in this Section 12.14 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement. This
Section 12.14 shall not be construed as a waiver of any other rights or remedies which the Buyer may have for damages or otherwise.

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

         12.15 Further Assurances. At any time and from time to time after the Closing, at the request of the Designated Stockholders or the Buyer, as applicable and without further consideration, the Buyer, the Surviving Corporation or the Designated Stockholders, or any of their respective Affiliates will execute and deliver, or cause to be executed and delivered, such other instruments and documents and take such action as the Designated Stockholders may reasonably request in order to confirm, complete or better consummate the Merger or any other transactions contemplated by this Agreement.

         12.16    Dispute Resolution.

                           (a) Any dispute or controversy, including any claim for indemnification pursuant to Article X of this Agreement, will be resolved through binding arbitration administered by the Judicial Arbitration and Mediation Association ("JAMS"), under JAMS Comprehensive Rules and Procedures (except as otherwise provided herein) before a single neutral arbitrator ("Arbitrator") located in the of County of Los Angeles, the State of California. Discovery in the arbitration will be pursuant to the applicable provisions of the California Rules of Civil Procedure. The Arbitrator will be a retired judge mutually selected from a panel of persons provided by JAMS having significant and demonstrable experience with the resolution of the types of business disputes and issues to be resolved in arbitration. If the parties are unable to agree on an Arbitrator within 30 days, a single neutral Arbitrator shall be appointed by JAMS. There will be a record of the proceedings at the arbitration hearing and the Arbitrator will issue a Statement of Decision setting forth the factual and legal basis for the Arbitrator's decision. In addition to the power to award money damages, the Arbitrator shall be permitted to award equitable relief or injunctive relief; provided that, with respect to any claim for indemnification pursuant to Sections 10.1 or 10.5 of this Agreement, the Arbitrator may only award such relief as may be permitted by the terms of Article X; provided further that Buyer may seek specific performance to force the Company to close the transactions contemplated hereby and the Arbitrator shall have the ability to grant the remedy of specific performance. The Arbitrator shall be required to follow the terms of this Agreement and the Applicable Law as set forth in Section 12.1 of this Agreement; provided, however, that Federal Arbitration Act and California law shall govern with respect to the enforceability of this arbitration provision. The parties hereto consent to the personal jurisdiction of the Superior Court, or the Federal District Court, in the County of Los Angeles, State of California, for the enforcement of this Agreement to arbitrate and any award or relief granted pursuant to said arbitration.

                           (b) If neither party gives written notice requesting an appeal within ten (10) Business Days after the issuance of the Statement of Decision, the Arbitrator's decision will be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Superior Court, or the Federal District Court, in the County of Los Angeles, State of California, for the enforcement of this Agreement to arbitrate or for confirmation and enforcement of any award granted pursuant to said arbitration, including, but not limited to, any award for equitable relief.

                           (c) If either party gives written notice requesting an appeal within ten (10) Business Days after the issuance of the Statement of Decision, the award of the

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

         Arbitrator will be appealed to three (3) neutral arbitrators (the "Appellate Arbitrators"), each of whom will have the same qualifications and be selected through the same procedure as the Arbitrator. The appealing party must file its appellate brief within thirty (30) days after its written notice requesting the appeal and the other party must file its brief within thirty (30) days thereafter. The Appellate Arbitrators will thereupon review the Statement of Decision of the Arbitrator applying the same standards of review (and all of the same presumptions) as if the Appellate Arbitrators were a California Court of Appeal reviewing a judgment of the Superior Court, except that the Appellate Arbitrators will in all cases issue a final award and may not remand the matter to the Arbitrator. All arbitration proceedings will be closed to the public and confidential and all records relating thereto will be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The decision of the Appellate Arbitrators will be final and binding as to all matters of substance and procedure, and may be enforced by a petition to Superior Court, or the Federal District Court, in the County of Los Angeles, State of California, for confirmation and enforcement of the award.

                           (d) The prevailing party in any arbitration provided for by this Section 12.16 shall be entitled to all attorneys fees and expenses (subject to reversal in whole or in part by the Appellate Arbitrators), including fees and expenses incurred in any action to enforce an arbitration award, the fees and expenses incurred in the administration of any arbitration proceeding, the fees and expenses of the arbitrator and the costs of the reporters' transcript of the proceedings. In the event that the decision of the Arbitrator is reversed, affirmed in part or reversed in part, the Appellate Arbitrators shall determine which party is the prevailing party for the overall proceedings and award reasonable outside attorneys' fees and costs and expenses (including, but not limited to, attorney and expert fees and expenses incurred to enforce the terms of this Agreement), including the costs of arbitration and appeal, to the prevailing party.

                           (e) Subject to this Section 12.16, to the extent an Action may be brought or instituted in a State or Federal Court, any such Action arising out of or relating to this Agreement, the Merger or any other transactions contemplated by the Agreement may be instituted in any state or federal court located in County of Los Angeles, State of California, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Action any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit of proceeding is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party further irrevocably submits to the jurisdiction of any such court in any such Action. Any and all service of process and any other notice in any such Action shall be effective against any party if given in accordance with
         Section 12.5 hereof.

                           (f)      Whenever possible, each provision of this
         Section 12.16 shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision (or portion thereof) of this Section 12.16 shall be or become invalid or unenforceable under applicable law, such provision (or portion thereof) shall be ineffective without invalidating the remainder of such provisions of this Section 12.16, it

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         being the intent of the parties that the agreement to resolve any dispute or controversy, including any Action for indemnification under this Agreement through arbitration, rather than litigation, survive.

                                     *   *   *   *

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

BUYER                                               COMPANY

LIONS GATE ENTERTAINMENT CORP.                      FILM HOLDINGS CO.

________________________________                    ____________________________
Signature                                           Signature

________________________________                    ____________________________
Printed Name                                        Printed Name

________________________________                    ____________________________
Title                                               Title

ACQUISITION COMPANY

LGF ACQUISITION CORPORATION

________________________________
Signature

________________________________
Printed Name

________________________________
Title

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